EXHIBIT 2

CONSOLIDATED

FINANCIAL STATEMENTS

AND NOTES

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 91

Financial Reporting Responsibilities

Management is responsible for preparing the Consolidated Financial Statements. This responsibility includes selecting appropriate accounting policies and making estimates and other judgments consistent with International Financial Reporting Standards. The financial information presented elsewhere in the annual report to shareholders is consistent with these statements.

The Board of Directors (“Board”) oversees management’s responsibilities for financial reporting. An Audit & Conduct Review Committee of non-management directors is appointed by the Board to review the Consolidated Financial Statements and report to the Board prior to their approval of the Consolidated Financial Statements for issuance to shareholders. Other key responsibilities of the Audit & Conduct Review Committee include reviewing the Company’s existing internal control procedures and planned revisions to those procedures, and advising the Board on auditing matters and financial reporting issues.

Management is also responsible for maintaining systems of internal control that provide reasonable assurance that financial information is reliable, that all financial transactions are properly authorized, that assets are safeguarded, and that Sun Life Financial Inc. and its subsidiaries, collectively referred to as “the Company”, adhere to legislative and regulatory requirements. These systems include the communication of policies and the Company’s Code of Business Conduct throughout the organization. Internal controls are reviewed and evaluated by the Company’s internal auditors.

Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2013, based on the framework and criteria established in Internal Control — Integrated Framework (1992), issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that assessment, management has concluded that internal control over financial reporting was effective as of December 31, 2013.

The Audit & Conduct Review Committee also conducts such review and inquiry of management and the internal and external auditors as it deems necessary towards establishing that the Company is employing appropriate systems of internal control, is adhering to legislative and regulatory requirements and is applying the Company’s Code of Business Conduct. Both the internal and external auditors and the Appointed Actuary have full and unrestricted access to the Audit & Conduct Review Committee with and without the presence of management.

The Office of the Superintendent of Financial Institutions, Canada conducts periodic examinations of the Company. These examinations are designed to evaluate compliance with provisions of the Insurance Companies Act (Canada) and to ensure that the interests of policyholders, depositors and the public are safeguarded. The Company’s foreign operations and foreign subsidiaries are examined by regulators in their local jurisdictions.

The Appointed Actuary, who is a member of management, is appointed by the Board to discharge the various actuarial responsibilities required under the Insurance Companies Act (Canada), and conducts the valuation of the Company’s actuarial liabilities. The role of the Appointed Actuary is described in more detail in Note 11. The report of the Appointed Actuary accompanies these Consolidated Financial Statements.

The Company’s external auditor, Deloitte LLP, Independent Registered Public Accounting Firm, has audited the Company’s internal control over financial reporting as of December 31, 2013 in addition to auditing the Company’s Consolidated Financial Statements for the years ended December 31, 2013 and December 31, 2012. Its reports to the Board and Shareholders express unqualified opinions and accompany these Consolidated Financial Statements. Deloitte LLP meets separately with both management and the Audit & Conduct Review Committee to discuss the results of its audit.

Dean A. Connor	Colm J. Freyne
President and Chief Executive Officer	Executive Vice-President and Chief Financial Officer

Toronto, February 12, 2014

92 Sun Life Financial Inc. Annual Report 2013	Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, (in millions of Canadian dollars except for per share amounts)	2013	2012
Revenue
Premiums
Gross	$15,072	$13,415
Less: Ceded	5,433	5,168
Net	9,639	8,247
Net investment income (loss):
Interest and other investment income (Note 5)	4,929	4,430
Change in fair value through profit or loss assets and liabilities (Note 5)	(4,555)	1,728
Net gains (losses) on available-for-sale assets	145	126
Net investment income (loss)	519	6,284
Fee income (Note 18)	3,716	3,028
Total revenue	13,874	17,559
Benefits and expenses
Gross claims and benefits paid (Note 11)	11,876	11,347
Increase (decrease) in insurance contract liabilities (Note 11)	(1,204)	3,718
Decrease (increase) in reinsurance assets (Note 11)	(254)	134
Increase (decrease) in investment contract liabilities (Note 11)	85	51
Reinsurance expenses (recoveries) (Note 12)	(5,098)	(4,832)
Commissions	1,669	1,399
Net transfer to (from) segregated funds (Note 23)	(19)	(79)
Operating expenses (Note 19)	4,139	3,507
Premium taxes	235	236
Interest expense	353	367
Total benefits and expenses	11,782	15,848
Income (loss) before income taxes	2,092	1,711
Less: Income tax expense (benefit) (Note 21)	283	210
Total net income (loss) from continuing operations	1,809	1,501
Less: Net income (loss) attributable to participating policyholders	(5)	7
Shareholders’ net income (loss) from continuing operations	1,814	1,494
Less: Preferred shareholders’ dividends	118	120
Common shareholders’ net income (loss) from continuing operations	$1,696	$1,374
Common shareholders’ net income (loss) from discontinued operation (Note 3)	$(754)	$180
Common shareholders’ net income (loss)	$942	$1,554

Average exchange rates during the reporting periods: U.S. dollars	1.03	1.00
U.K. pounds	1.61	1.58

Earnings (loss) per share (Note 27)
Basic earnings (loss) per share from continuing operations	$2.81	$2.32
Basic earnings (loss) per share from discontinued operation	$(1.25)	$0.30
Basic earnings (loss) per share	$1.56	$2.62

Diluted earnings (loss) per share from continuing operations	$2.78	$2.29
Diluted earnings (loss) per share from discontinued operation	$(1.23)	$0.30
Diluted earnings (loss) per share	$1.55	$2.59

Dividends per common share	$1.44	$1.44

The attached notes form part of these Consolidated Financial Statements.

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 93

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, (in millions of Canadian dollars)	2013	2012
Total net income (loss)	$1,055	$1,681
Other comprehensive income (loss), net of taxes:
Items that may be reclassified subsequently to income:
Change in unrealized foreign currency translation gains (losses):
Unrealized gains (losses) before net investment hedges	701	(212)
Unrealized gains (losses) on net investment hedges	(93)	33
Reclassifications to net income (loss)	(30)	–
Change in unrealized gains (losses) on available-for-sale assets:
Unrealized gains (losses)	(116)	431
Reclassifications to net income (loss)	(159)	(147)
Change in unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses)	24	15
Reclassifications to net income (loss)	(24)	(11)
Total items that may be reclassified subsequently to income	303	109
Items that will not be reclassified subsequently to income:
Remeasurement of defined benefit plans	147	–
Total items that will not be reclassified subsequently to income	147	–
Total other comprehensive income (loss)	450	109
Total comprehensive income (loss)	1,505	1,790
Less: Participating policyholders’ comprehensive income (loss)	(1)	5
Shareholders’ comprehensive income (loss)	$1,506	$1,785

INCOME TAXES INCLUDED IN OTHER COMPREHENSIVE INCOME (LOSS)

For the years ended December 31, (in millions of Canadian dollars)	2013	2012
Income tax benefit (expense):
Items that may be reclassified subsequently to income:
Unrealized foreign currency translation gains / losses, including net investment hedges	$(2)	$3
Reclassifications to net income of foreign currency translation gains / losses	(11)	–
Unrealized gains / losses on available-for-sale assets	(11)	(93)
Reclassifications to net income for available-for-sale assets	37	34
Unrealized gains / losses on cash flow hedges	(21)	(17)
Reclassifications to net income for cash flow hedges	9	4
Total items that may be reclassified subsequently to income	1	(69)
Items that will not be reclassified subsequently to income:
Remeasurement of defined benefit plans	(69)	–
Total items that will not be reclassified subsequently to income	(69)	–
Total income tax benefit (expense) included in other comprehensive income (loss)	$(68)	$(69)

The attached notes form part of these Consolidated Financial Statements.

94 Sun Life Financial Inc. Annual Report 2013	Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at December 31, (in millions of Canadian dollars)	2013	2012(1)
Assets
Cash, cash equivalents and short-term securities (Note 5)	$7,636	$7,026
Debt securities (Notes 5 and 6)	54,813	54,362
Equity securities (Notes 5 and 6)	5,194	5,026
Mortgages and loans (Notes 5 and 6)	30,313	27,248
Derivative assets (Notes 5 and 6)	948	2,113
Other invested assets (Note 5)	1,855	1,272
Policy loans	2,792	2,681
Investment properties (Note 5)	6,092	5,942
Invested assets	109,643	105,670
Other assets (Note 8)	3,270	2,657
Reinsurance assets (Note 12)	3,648	3,240
Deferred tax assets (Note 21)	1,303	1,099
Property and equipment (Note 9)	658	665
Intangible assets (Note 10)	866	862
Goodwill (Note 10)	4,002	3,911
Assets of disposal group classified as held for sale (Note 3)	–	15,067
Total general fund assets	123,390	133,171
Investments for account of segregated fund holders from continuing operations (Note 23)	76,141	64,987
Investments for account of segregated fund holders classified as held for sale (Note 3)	–	27,668
Total assets	$199,531	$225,826
Liabilities and equity
Liabilities
Insurance contract liabilities (Note 11)	$88,903	$87,275
Investment contract liabilities (Note 11)	2,602	2,303
Derivative liabilities (Notes 5 and 6)	939	594
Deferred tax liabilities (Note 21)	122	6
Other liabilities (Note 13)	8,218	8,169
Senior debentures (Note 14)	2,849	2,849
Subordinated debt (Note 15)	2,403	2,740
Liabilities of disposal group classified as held for sale (Note 3)	–	12,689
Total general fund liabilities	106,036	116,625
Insurance contracts for account of segregated fund holders from continuing operations (Note 23)	69,088	59,025
Investment contracts for account of segregated fund holders from continuing operations (Note 23)	7,053	5,962
Insurance contracts for account of segregated fund holders classified as held for sale (Note 3)	–	27,668
Total liabilities	$182,177	$209,280
Equity
Issued share capital and contributed surplus	$10,902	$10,621
Retained earnings and accumulated other comprehensive income	6,452	5,925
Total equity	$17,354	$16,546
Total liabilities and equity	$199,531	$225,826

(1) Balances have been restated. Refer to Note 2.

Exchange rates at the end of the reporting periods:
U.S. dollars	1.06	0.99
U.K. pounds	1.76	1.61

The attached notes form part of these Consolidated Financial Statements.

Approved on behalf of the Board of Directors on February 12, 2014.

Dean A. Connor	William D. Anderson
President and Chief Executive Officer	Director

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 95

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the years ended December 31, (in millions of Canadian dollars)	2013	2012(1)
Shareholders:
Preferred shares (Note 16)
Balance, beginning and end of year	$2,503	$2,503
Common shares
Balance, beginning of year	8,008	7,735
Stock options exercised (Notes 16 and 20)	120	12
Issued under dividend reinvestment and share purchase plan (Note 16)	176	261
Balance, end of year	8,304	8,008
Contributed surplus (Note 20)
Balance, beginning of year	110	102
Share-based payments	8	10
Stock options exercised	(23)	(2)
Balance, end of year	95	110
Retained earnings
Balance, beginning of year	5,817	5,107
Net Income (loss)	1,060	1,674
Dividends on common shares	(860)	(844)
Dividends on preferred shares	(118)	(120)
Balance, end of year	5,899	5,817
Accumulated other comprehensive income (loss), net of taxes
Unrealized gains (losses) on available-for-sale assets	604	320
Unrealized cumulative translation differences, net of hedging activities	(464)	(287)
Unrealized gains (losses) on transfers to investment properties	6	6
Unrealized gains (losses) on derivatives designated as cash flow hedges	13	9
Cumulative changes in liabilities for defined benefit plans (Note 2)	(179)	(179)
Balance, beginning of year	(20)	(131)
Total other comprehensive income (loss) for the year	446	111
Balance, end of year	426	(20)
Total shareholders’ equity, end of year	$17,227	$16,418
Participating policyholders:
Retained earnings
Balance, beginning of year	$131	$124
Net income (loss)	(5)	7
Balance, end of year	126	131
Accumulated other comprehensive income (loss), net of taxes
Unrealized cumulative translation differences, net of hedging activities	(3)	(1)
Balance, beginning of year	(3)	(1)
Total other comprehensive income (loss) for the year	4	(2)
Balance, end of year	1	(3)
Total participating policyholders’ equity, end of year	$127	$128
Total equity	$17,354	$16,546

(1)	Balances have been restated. Refer to Note 2.

The attached notes form part of these Consolidated Financial Statements.

96 Sun Life Financial Inc. Annual Report 2013	Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, (in millions of Canadian dollars)	2013	2012(1)
Cash flows provided by (used in) operating activities
Total income (loss) before income taxes	$1,299	$1,958
Add: interest expense related to financing activities	340	367
Loss on sale of discontinued operation (Note 3)	695	–
Operating items not affecting cash:
Increase (decrease) in contract liabilities	(2,013)	2,859
(Increase) decrease in reinsurance assets	(292)	4
Unrealized (gains) losses on investments	5,034	(1,176)
Other non-cash items	(7)	239
Operating cash items:
Deferred acquisition costs	(44)	(48)
Realized (gains) losses on investments	323	(471)
Sales, maturities and repayments of investments	68,257	86,202
Purchases of investments	(71,588)	(89,310)
Change in policy loans	(35)	7
Income taxes received (paid)	(345)	(36)
Other cash items	(997)	158
Net cash provided by (used in) operating activities	627	753
Cash flows provided by (used in) investing activities
(Purchase) sale of property and equipment	(67)	(181)
Investment in and transactions with associates and joint ventures	(315)	34
Dividends received from associates and joint ventures	15	14
Cash proceeds from sale of discontinued operation, net of cash and cash equivalents of discontinued operations(2)	165	–
Other investing activities	(37)	(43)
Net cash provided by (used in) investing activities	(239)	(176)
Cash flows provided by (used in) financing activities
Borrowed funds	198	36
Issuance of senior financing and subordinated debt	131	796
Collateral on senior financing	13	(2)
Redemption of subordinated debt (Note 15)	(350)	(800)
Issuance of common shares on exercise of stock options	97	10
Dividends paid on common and preferred shares	(799)	(699)
Interest expense paid	(336)	(401)
Net cash provided by (used in) financing activities	(1,046)	(1,060)
Changes due to fluctuations in exchange rates	151	(31)
Increase (decrease) in cash and cash equivalents	(507)	(514)
Net cash and cash equivalents, beginning of year	3,831	4,345
Net cash and cash equivalents, end of year	3,324	3,831
Short-term securities, end of year	4,266	3,766
Net cash and cash equivalents and short-term securities, end of year (Note 5)	$7,590	$7,597
Less: Net cash and cash equivalents and short-term securities, classified as held for sale (Note 3)		$574
Net cash, cash equivalents and short-term securities, continuing operations		$7,023

(1)	Balances have been restated. Refer to Note 2.
(2)	Consists of cash proceeds on sale of discontinued operation of $1,580, net of cash and cash equivalents of discontinued operation of $1,415.

The attached notes form part of these Consolidated Financial Statements.

Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 97

Notes to the Consolidated Financial Statements

(Amounts in millions of Canadian dollars except for per share amounts and where otherwise stated. All amounts stated in US dollars are in millions.)

1. Significant Accounting Policies

Description of Business

Sun Life Financial Inc. (“SLF Inc.”) is a publicly traded company domiciled in Canada and is the holding company of Sun Life Assurance Company of Canada (“Sun Life Assurance”). Both companies are incorporated under the Insurance Companies Act (Canada), and are regulated by the Office of the Superintendent of Financial Institutions, Canada (“OSFI”). SLF Inc. and its subsidiaries are collectively referred to as “us”, “our”, “ours”, “we”, “the Enterprise” or “the Company”. We are an internationally diversified financial services organization providing savings, retirement and pension products, and life and health insurance to individuals and groups through our operations in Canada, the United States (“U.S.”), the United Kingdom (“U.K.”) and Asia. We also operate mutual fund and investment management businesses, primarily in Canada, the United States and Asia.

Statement of Compliance

We prepared our Consolidated Financial Statements in accordance with International Financial Reporting Standards (“IFRS”) as issued and adopted by the International Accounting Standards Board (“IASB”). Our accounting policies have been applied consistently within our Consolidated Financial Statements.

Basis of Presentation

Our Consolidated Statements of Financial Position are presented in the order of liquidity and each statement of financial position line item includes both current and non-current balances, as applicable.

We have defined our reportable segments and the amounts disclosed for those segments based on our management structure and the manner in which our internal financial reporting is conducted. Transactions between segments are executed and priced on an arm’s-length basis in a manner similar to transactions with third parties.

The significant accounting policies used in the preparation of our Consolidated Financial Statements are summarized below and are applied consistently by us.

Estimates, Assumptions and Judgments

Some of our accounting policies require estimates, assumptions and judgments as they relate to matters that are inherently uncertain. We have established procedures to ensure that accounting policies are applied consistently and that the processes for changing methodologies for determining estimates are controlled and occur in an appropriate and systematic manner.

Use of Estimates and Assumptions

The preparation of our Consolidated Financial Statements requires us to make estimates and assumptions that affect the application of policies and the reported amounts of assets, liabilities, revenue and expenses. Key sources of estimation uncertainty include the measurement of insurance contract liabilities and investment contract liabilities, determination of fair value, impairment of financial instruments, impairment of goodwill and intangible assets, and determination of provisions and liabilities for pension plans, other post-retirement benefits, and income taxes. Actual results may differ from our estimates thereby impacting our Consolidated Financial Statements. Refer to this Note for details on our use of estimates and assumptions.

Judgments

In preparation of these Consolidated Financial Statements, we use judgments to select assumptions and determine estimates as described above. We also use judgment when applying accounting policies and when determining the classification of insurance contracts, investment contracts and service contracts; the substance of whether our relationship with a structured entity, subsidiary, joint venture or associate constitutes control, joint control or significant influence; functional currencies; contingencies; non-current assets and disposal groups classified as held for sale and discontinued operations; and the determination of fair value of share-based payments. Details on the judgments are further described in this Note.

Basis of Consolidation

Our Consolidated Financial Statements include the results of operations and the financial position of subsidiaries, which includes structured entities controlled by us, after intercompany balances and transactions have been eliminated. Subsidiaries are fully consolidated from the date we obtain control, and deconsolidated on the date control ceases. The acquisition method is used to account for the acquisition of a subsidiary from an unrelated party at the date that control is obtained, with the difference between the acquisition cost of the subsidiary and the fair value of the subsidiary’s net identifiable assets acquired recorded as goodwill. Interests held by external parties are shown as non-controlling interests.

We control an entity when we have power over an entity, exposure to or rights to variable returns from our involvement with an entity, and the ability to affect our returns through our power over an entity. Power exists when we have rights that give us the ability to direct the relevant activities, which are those activities that could significantly affect the entity’s returns. Power can be obtained through voting rights or other contractual arrangements. Judgment is required to determine the relevant activities and which party has power over these activities. When we have power over and variable returns from an entity, including an investment fund that we manage, we also apply significant judgment in determining whether we are acting as a principal or agent. To make this determination, we consider factors such as how much discretion we have regarding the management of the investment fund and the magnitude and extent of variability associated with our interests in the fund. If we determine we are the principal rather than the agent, we would consolidate the assets and liabilities of the fund.

98 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

A joint venture exists when SLF Inc., or one of its subsidiaries, has joint control of a joint arrangement and has rights to the net assets of the arrangement. Joint control is the contractually agreed sharing of control and exists only when the decisions about the relevant activities require the unanimous consent of the parties sharing control. Associates are entities over which SLF Inc. or its subsidiaries are able to exercise significant influence. Significant influence is the power to participate in the financial and operating policy decisions of an investee but not have control or joint control over those decisions. Significant influence is generally presumed to exist when SLF Inc. or its subsidiaries holds greater than 20% of the voting power of the investee but does not have control or joint control. The equity method is used to account for our interests in joint ventures and associates. A joint operation exists when SLF Inc., or one of its subsidiaries, has joint control of an arrangement that gives it rights to the assets and obligations for the liabilities of the operation, rather than the net assets of the arrangement. For joint operations, we record our share of the assets, liabilities, revenue and expenses of the joint operation. Judgment is required to determine whether contractual arrangements between multiple parties results in control, joint control or significant influence, with consideration of the relevant activities of the entity, voting rights, representation on boards of directors and other decision making factors. Judgment is also required to determine if a joint arrangement is a joint venture or joint operation, with consideration of our rights and obligations and the structure and legal form of the arrangement.

Determination of Fair Value

Fair value is determined based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is measured using the assumptions that market participants would use when pricing an asset or liability. We determine fair value by using quoted prices in active markets for identical or similar assets or liabilities. When quoted prices in active markets are not available, fair value is determined using valuation techniques that maximize the use of observable inputs.

When observable valuation inputs are not available, significant judgment is required to determine fair value by assessing the valuation techniques and valuation inputs. The use of alternative valuation techniques or valuation inputs may result in a different fair value. Note 5 includes a description of the fair value methodologies and assumptions by type of asset.

Foreign Currency Translation

Translation of Transactions in Foreign Currencies

The individual financial statements of SLF Inc. and its subsidiaries, joint ventures and associates are prepared in the currency in which they conduct their ordinary course of business, which is referred to as functional currency. Transactions occurring in currencies other than the functional currency are translated to the functional currency using the spot exchange rates at the dates of the transactions.

At the statement of financial position date, monetary assets and liabilities in foreign currencies are translated to the functional currency at the exchange rate at the statement of financial position date. Non-monetary assets and liabilities in foreign currencies that are held at fair value are translated at the statement of financial position date, while non-monetary assets and liabilities that are measured at historical cost are translated using the exchange rate at the date of the transaction.

The resulting exchange differences from the translation of monetary items and non-monetary items held at fair value, with changes in fair value recorded to income, are recognized in our Consolidated Statements of Operations. For monetary assets classified as available-for-sale (“AFS”), translation differences calculated on amortized cost are recognized in our Consolidated Statements of Operations and other changes in carrying amount are recognized in other comprehensive income (“OCI”). The exchange differences from the translation of non-monetary items classified as AFS are recognized in OCI.

Translations to the Presentation Currency

In preparing our Consolidated Financial Statements, the financial statements of foreign operations are translated from their respective functional currencies to Canadian dollars, our presentation currency. Assets and liabilities are translated at the closing exchange rate at the statement of financial position date, and income and expenses are translated using the average exchange rates. The accumulated gains or losses arising from translation of functional currencies to the presentation currency, net of the effect of any hedges, are included as a separate component of OCI within equity. Upon disposal of a foreign operation that includes loss of control, significant influence or joint control, the cumulative exchange gain or loss related to that foreign operation is recognized in income.

Invested Assets

Financial Assets Excluding Derivative Financial Instruments

Financial assets include cash, cash equivalents and short-term securities, debt securities, equity securities, mortgages and loans, financial assets included in other invested assets and policy loans. Financial assets are designated as financial assets at fair value through profit or loss (“FVTPL”) or AFS assets, or are classified as loans and receivables at initial recognition. The following table summarizes the financial assets included in our Consolidated Statements of Financial Position and the asset classifications applicable to these assets:

Consolidated Statements of Financial Position line	Asset classification
Cash, cash equivalents and short-term securities	FVTPL
Debt securities	FVTPL and AFS
Equity securities	FVTPL and AFS
Mortgages and loans	Loans and receivables
Other invested assets	FVTPL and AFS
Policy loans	Loans and receivables

Mortgages and loans include mortgage loans and debt securities not quoted in an active market. Financial assets included in Other invested assets include investments in limited partnerships, segregated funds and mutual funds. Cash equivalents are highly liquid instruments with a term to maturity of three months or less, while short-term securities have a term to maturity exceeding three months but less than one year. Policy loans are fully secured by the policy values on which the loans are made. The accounting for each asset classification is described in the following sections.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 99

i) Initial Recognition and Subsequent Measurement

Generally, debt securities, equity securities and other invested assets supporting our insurance contract liabilities or investment contract liabilities measured at fair value are designated as FVTPL, while debt securities, equity securities and other invested assets not supporting our insurance contract liabilities or that are supporting investment contract liabilities measured at amortized cost are designated as AFS. Mortgages and loans and policy loans are classified as loans and receivables. Financial assets are recognized in the Consolidated Statements of Financial Position on their trade dates, which are the dates that we commit to purchase or sell the assets.

Financial Assets at Fair Value Through Profit or Loss

Financial assets at FVTPL include financial assets that are held for trading (“HFT”), as well as financial assets that have been designated as FVTPL at initial recognition. A financial asset is classified as HFT if it is acquired principally for the purpose of selling in the near term. A financial asset can be designated as FVTPL if it eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets or liabilities or recognizing the gains and losses on them on different bases; or if a group of financial assets, financial liabilities or both, is managed and its performance is evaluated on a fair value basis. Cash equivalents and short-term securities have been classified as HFT. Debt securities, equity securities and other invested assets supporting insurance contract liabilities or investment contract liabilities measured at fair value have been designated as FVTPL. This designation has been made to eliminate or significantly reduce the measurement inconsistency that would arise due to the measurement of the insurance contract or investment contract liabilities, which are based on the carrying value of the assets supporting those liabilities. Financial assets classified as FVTPL are recorded at fair value in our Consolidated Statements of Financial Position and transaction costs are expensed immediately. Changes in fair value as well as realized gains and losses on sale are recorded in Change in fair value through profit or loss assets and liabilities in our Consolidated Statements of Operations. Interest income earned and dividends received are recorded in Interest and other investment income in our Consolidated Statements of Operations. Because the carrying value of insurance contract liabilities is determined by reference to the assets supporting those liabilities, changes in the insurance contract liabilities generally offset changes in the fair value of debt securities classified as FVTPL, except for changes that are due to impairment. The majority of equity securities and other invested assets classified as FVTPL are held to support products where investment returns are passed through to policyholders and therefore, changes in the fair value of those assets are significantly offset by changes in insurance contract liabilities.

Available-for-Sale Financial Assets

Financial assets classified as AFS are recorded at fair value in our Consolidated Statements of Financial Position and transaction costs are capitalized on initial recognition. Transaction costs for debt securities are recognized in income using the effective interest method, while transaction costs for equity securities and other invested assets are recognized in income when the asset is derecognized. Changes in fair value are recorded to unrealized gains and losses in OCI. For foreign currency translation, exchange differences calculated on the amortized cost of AFS debt securities are recognized in income and other changes in carrying amount are recognized in OCI. The exchange differences from the translation of AFS equity securities and other invested assets are recognized in OCI. Interest income earned and dividends received are recorded in Interest and other investment income in our Consolidated Statements of Operations. Net impairment losses and realized gains and losses on the sale of assets classified as AFS are reclassified from accumulated OCI to Net gains (losses) on available-for-sale assets in the Consolidated Statements of Operations.

Loans and Receivables

Loans and receivables are carried at amortized cost using the effective interest method. Transaction costs for mortgages and loans are capitalized on initial recognition and are recognized in income using the effective interest method. Realized gains and losses on the sale of mortgages and loans, interest income earned and fee income are recorded in Interest and other investment income in our Consolidated Statements of Operations.

ii) Derecognition

A financial asset is derecognized when our rights to contractual cash flows expire, when we transfer substantially all our risks and rewards of ownership or when we no longer retain control.

iii) Impairment

Financial assets are assessed for impairment on a quarterly basis. Financial assets are impaired and impairment losses are incurred if there is objective evidence of impairment as a result of one or more loss events and that event has an impact on the estimated future cash flows that can be reliably estimated. Objective evidence of impairment generally includes significant financial difficulty of the issuer, including actual or anticipated bankruptcy or defaults and delinquency in payments of interest or principal or disappearance of an active market for that financial asset. Objective evidence of impairment for an investment in an equity instrument or other invested asset also includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic or legal environment in which the issuer operates that may indicate that the carrying amount will not be recovered, and a significant or prolonged decline in the fair value of an equity instrument or other invested asset below its cost. Management exercises considerable judgment in assessing for objective evidence of impairment. Due to the inherent risks and uncertainties in our evaluation of assets or groups of assets for objective evidence of impairment, the actual impairment amount and the timing of the recognition of impairment may differ from management assessment. The impairment assessment process is discussed in Note 6.

Financial Assets at Fair Value Through Profit or Loss

Since financial assets classified as FVTPL are carried at fair value with changes in fair value recorded to income, any reduction in value of the assets due to impairment is already reflected in investment income. However, the impairment of assets classified as FVTPL generally impacts the change in insurance contract liabilities due to the impact of asset impairment on future cash flows.

Available-for-Sale Financial Assets

When there is objective evidence that a financial asset classified as AFS is impaired, the loss in accumulated OCI is reclassified to Net gains (losses) on available-for-sale assets in our Consolidated Statements of Operations. Following impairment loss recognition, a debt security continues to be carried at fair value with changes in fair value recorded in OCI, and it is assessed quarterly for further

100 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

impairment loss or reversal. Subsequent losses on an impaired equity security or other invested asset, including losses relating to foreign currency changes, are reclassified from OCI to income in subsequent reporting periods until the asset is derecognized. Once an impairment loss on a debt security classified as AFS is recorded to income, any reversal of impairment loss through income occurs only when the recovery in fair value is objectively related to an event occurring after the impairment was recognized. Impairment losses on an equity security or other invested asset classified as AFS are not reversed through income.

Loans and Receivables

If an impairment loss on an individual mortgage or loan has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. For collateralized financial assets, the present value of the estimated future cash flows reflects the cash flows that may result from foreclosure less costs to sell, whether or not foreclosure is probable. If no evidence of impairment exists for an individually assessed mortgage or loan, it is included in a group of loans with similar credit risk characteristics and collectively assessed for impairment.

When an impairment loss has been incurred, the carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in income. If the impairment loss subsequently decreases and the decrease can be related objectively to an event occurring after the initial impairment charge was recognized, the previous impairment charge is reversed by adjusting the allowance account and the reversal is recognized in income. Interest income is recognized on impaired mortgages and loans using the effective interest rate method and it is based on the estimated future cash flows used to measure the impairment loss. Changes in the allowance account, other than write-offs net of recoveries, are charged against Interest and other investment income in our Consolidated Statements of Operations. Write-offs, net of recoveries, are deducted from the allowance account when there is no realistic prospect of recovery, which is typically not before derecognition of the asset through foreclosure or sale.

Collateral

Cash received (pledged) as collateral is recognized (derecognized) in our Consolidated Statements of Financial Position with corresponding amounts recognized in Other liabilities (Other assets), respectively. All other types of assets received (pledged) as collateral are not recognized (derecognized) in our Consolidated Statements of Financial Position.

Derivative Financial Instruments

All derivative financial instruments are recorded at fair value in our Consolidated Statements of Financial Position. Derivatives with a positive fair value are recorded as Derivative assets while derivatives with a negative fair value are recorded as Derivative liabilities.

The accounting for the changes in fair value of a derivative instrument depends on whether or not it is designated as a hedging instrument for accounting purposes. Changes in fair value of derivatives that are not designated as hedging instruments for accounting purposes, which are defined as derivative investments, and embedded derivatives that are bifurcated are recorded in Change in fair value through profit or loss assets and liabilities in our Consolidated Statements of Operations. Income earned or paid on these derivatives is recorded in Interest and other investment income in our Consolidated Statements of Operations. Hedge accounting is applied to certain derivatives to reduce income statement volatility. When certain qualification criteria are met, hedge accounting recognizes the offsetting effects of hedging instruments and hedged items in income or defers the effective portion of changes in fair value of hedging instruments in OCI until there is a recognition event, such as the occurrence of a forecasted transaction or the disposal of a net investment in a foreign subsidiary. All hedging relationships are documented at inception and hedge effectiveness is assessed on a quarterly basis.

Fair Value Hedges

Certain interest rate swaps and foreign currency forwards are designated as fair value hedges of the interest rate or foreign exchange rate risks associated with AFS assets. Changes in fair value of the derivatives are recorded in Interest and other investment income in our Consolidated Statements of Operations. The change in fair value of the AFS assets related to the hedged risk is reclassified from OCI to income. As a result, ineffectiveness, if any, is recognized in income to the extent that changes in fair value of the derivatives and AFS assets do not offset. Interest income earned and paid on the AFS assets and swaps in the fair value hedging relationships are recorded in Interest and other investment income in the Consolidated Statements of Operations.

Cash Flow Hedges

Certain equity forwards are designated as cash flow hedges of the anticipated payments of awards under certain share-based payment plans. Changes in fair value of these forwards based on spot price changes are recorded to OCI, with the spot-to-forward differential and any ineffectiveness recognized in Interest and other investment income in the Consolidated Statements of Operations. A portion of the amount included in OCI related to these forwards is reclassified to income as a component of operating expenses as the liabilities are accrued for the share-based payment awards over the vesting periods. All amounts recorded to or from OCI are net of related taxes.

Net Investment Hedges

Certain swaps and foreign currency denominated liabilities are designated as net investment hedges to reduce foreign exchange fluctuations associated with certain net investments in funding of foreign subsidiaries. Changes in fair value of these instruments are recorded to foreign exchange gains and losses in OCI, offsetting the respective foreign currency translation gains or losses arising from the underlying net investments in foreign subsidiaries. All amounts recorded to or from OCI are net of related taxes. If the hedging relationship is terminated, amounts deferred in accumulated OCI continue to be deferred until there is a disposal or partial disposal of our net investment in the hedged foreign subsidiary. Interest earned and paid on the swaps is recorded in Interest and other investment income in the Consolidated Statements of Operations.

Embedded Derivatives

An embedded derivative is a component of a host contract that modifies the cash flows of the host in a manner similar to a derivative, according to a specified interest rate, financial instrument price, foreign exchange rate, underlying index or other variable. We are required to separate embedded derivatives from the host contract, if an embedded derivative has economic and risk characteristics that

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are not closely related to the host contract, meets the definition of a derivative, and the combined contract is not measured at fair value with changes recognized in income. If an embedded derivative is bifurcated for accounting purposes from the host contract, it will be accounted for as a derivative. For further details on embedded derivatives in insurance contracts, see the Insurance Contract Liabilities accounting policy in this Note.

Investment Properties

Investment properties are real estate held to earn rental income or for capital appreciation. Properties held to earn rental income or for capital appreciation that have an insignificant portion that is owner-occupied are classified as investment properties. Properties that do not meet these criteria are classified as property and equipment. Expenditures related to ongoing maintenance of properties incurred subsequent to acquisition are expensed. Investment properties are initially recognized at transaction price including transaction costs in our Consolidated Statements of Financial Position. These properties are subsequently measured at fair value with changes in value recorded to Change in fair value through profit or loss assets and liabilities in our Consolidated Statements of Operations.

Other Invested Assets – Non-Financial Assets

Other invested assets also include non-financial assets such as investments in associates and joint ventures, which are accounted for using the equity method. Investments in associates and joint ventures are initially recorded at cost. Subsequent adjustments to the investment are made for our share of net income or loss and our share of OCI. Our share of net income is recorded in Interest and other investment income in our Consolidated Statements of Operations and our share of OCI is recorded in our Consolidated Statements of Comprehensive Income (Loss). Impairment losses on equity method investments are recognized when events or changes in circumstances indicate that they are impaired. The impairment loss recognized is the difference between the carrying amount and the recoverable amount.

Other Assets

Other assets include receivables, deferred acquisition costs, investment income due and accrued as well as prepaid expenses.

Deferred acquisition costs arising from service contracts or from service components of investment contracts are amortized over the expected life of the contracts based on the future expected fees.

Reinsurance Assets

In the normal course of business, we use reinsurance to limit exposure to large losses. We have a retention policy that requires that such arrangements be placed with well-established, highly rated reinsurers. Reinsurance assets are measured consistently with the amounts associated with the underlying insurance contracts and in accordance with the terms of each reinsurance contract. Amounts due to or from reinsurers with respect to premiums received or paid claims are included in Other assets and Other liabilities in the Consolidated Statements of Financial Position. Premiums for reinsurance ceded are presented as premiums ceded in the Consolidated Statements of Operations. Reinsurance expenses (recoveries), as presented in our Consolidated Statements of Operations, denote reinsurance expenses and expense recoveries resulting from reinsurance agreements.

Reinsurance assets are subject to impairment testing. If impaired, the carrying value is reduced, and an impairment loss is recognized in Reinsurance expenses (recoveries) in our Consolidated Statements of Operations. Impairment occurs when objective evidence exists (as a result of an event) after the initial recognition of the reinsurance asset indicating that not all amounts due under the terms of the contract will be received, and the impairment can be reliably measured.

Reinsurance assumed is accounted for as an insurance, investment or service contract depending on the underlying nature of the agreement and if it meets the definition of an insurance, investment or service contract. For the accounting for these types of contracts, see the respective policy section in this Note.

Property and Equipment

Owner-occupied properties and all other items classified as property and equipment are carried at historical cost less accumulated depreciation and impairment.

Borrowing costs incurred from the time of acquisition to the time when substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are complete are capitalized as part of the cost of the property, while borrowing costs and repairs and maintenance incurred subsequent to the acquisition of the property are charged through operating expenses during the period in which they are incurred. Other subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the asset will flow to us and the cost of the asset can be measured reliably.

Depreciation of property and equipment, excluding land which is not depreciated, is calculated using a straight-line method and the asset is amortized to its residual value over its estimated useful life as follows:

Owner-occupied properties	25 to 49 years
Furniture, computers, other office equipment and leasehold improvements	2 to 10 years

The asset’s residual value, useful life and method of depreciation are reviewed regularly, at a minimum at the end of each fiscal year, and adjusted if appropriate. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is considered to be impaired and it is written down immediately to its recoverable amount. In the event of an improvement in the estimated recoverable amount, the related impairment may be reversed. Gain and loss on disposal of property and equipment is determined by reference to its carrying amount and is recognized in the Consolidated Statements of Operations.

Intangible Assets

Intangible assets consist of finite life and indefinite life intangible assets. Finite life intangible assets are amortized on a straight-line basis over varying periods of up to 40 years, and are charged through operating expenses. The useful lives of finite life intangible

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assets are reviewed annually, and the amortization is adjusted as necessary. Indefinite life intangibles are not amortized, and are assessed for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. Impairment is assessed by comparing the carrying values of the indefinite life intangible assets to their recoverable amounts. If the carrying values of the indefinite life intangibles exceed their recoverable amounts, these assets are considered impaired, and a charge for impairment is recognized in our Consolidated Statements of Operations.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable tangible and intangible assets of the acquired businesses. It is carried at original cost less any impairment subsequently incurred. Goodwill is assessed for impairment annually or more frequently if events or circumstances occur that may result in the recoverable amount of a cash generating unit (“CGU”) falling below its carrying value. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of cash inflows from other groups of assets. We exercise significant judgment in determining our CGUs. The factors considered in determining our CGUs include product cash inflows, product distribution, target markets and how management monitors and evaluates the operations.

The goodwill balances are allocated to either individual or groups of CGUs that are expected to benefit from the synergies of the business combination. Goodwill impairment is quantified by comparing a CGU’s carrying value to its recoverable amount, which is the higher of fair value less costs to sell and value in use. Impairment losses are recognized immediately and may not be reversed in future periods. Significant judgment is involved in estimating the model inputs used to determine the recoverable amount of our CGUs, including those for discount rates, capital, the value of new business, and expenses as well as cash flow projections, due to the uncertainty in the timing of and amount of cash flows and the forward-looking nature of these inputs. The assumptions may differ from the actual experience, and estimates may change from period to period based on future events or revisions of assumptions. These key assumptions are discussed in Note 10.

Non-Current Assets and Disposal Groups Classified as Held for Sale and Discontinued Operations

Non-current assets and disposal groups are classified as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. This condition is satisfied when a sale is highly probable and the assets are available for immediate sale in their present condition, subject only to terms that are usual and customary for sales of non-current assets and disposal groups. For a sale to be highly probable, management must be committed to sell the non-current asset or disposal group within one year from the date of classification as held for sale.

Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. Individual assets and assets in a disposal group not subject to these measurement requirements include financial assets, investment properties, insurance and reinsurance assets, deferred tax assets and assets arising from employee benefits. These exempt assets are measured in accordance with the relevant accounting policies described for those assets included in this Note before the disposal group as a whole is measured to the lower of its carrying amount and fair value less cost to sell. Any impairment loss for the disposal group is recognized as a reduction to the carrying amount of the non-current assets in the disposal group that are in scope of the measurement requirements.

A disposal group is presented as a discontinued operation if both of the following conditions are met: (i) it is a component of the Company for which operations and cash flows can be clearly distinguished operationally and financially from the rest of the Company, (ii) it represents a separate major line of business or geographical area of operations that either has been disposed of or is classified as held for sale; or it is part of a single co-ordinated plan to dispose of a separate major line of business or geographical area of operations.

Assets in a disposal group classified as held for sale are presented separately in our Consolidated Statements of Financial Position. Discontinued operations are presented separately from continuing operations in our Consolidated Statements of Operations.

Insurance Contract Liabilities

Insurance contracts are contracts under which we accept significant insurance risk from a policyholder by agreeing to compensate the policyholder if a specified uncertain future event adversely affects the policyholder. The presence of significant insurance risk in individual contracts is assessed by reviewing books of contracts with homogeneous risk features. Judgment is required to determine the classification of a contract as an insurance contract, investment contract or a service contract.

As discussed in the Segregated Funds section of this Note, certain insurance contracts under which the policyholder bears the risks associated with the underlying investments are classified as Insurance contracts for account of segregated fund holders in our Consolidated Statements of Financial Position.

Insurance contract liabilities, including policy benefits payable and provisions for policyholder dividends, are determined in accordance with Canadian accepted actuarial practice and any requirements of OSFI. As confirmed by guidance provided by the Canadian Institute of Actuaries (“CIA”), the current Canadian Asset Liability Method (“CALM”) of valuation of insurance contract liabilities satisfies the IFRS 4 Insurance Contracts requirements for eligibility for use under IFRS. Under CALM, liabilities are set equal to the statement of financial position value of the assets required to support them.

Some insurance contracts contain discretionary participation features (“DPF”), whereby the policyholder has the right to receive potentially significant additional benefits based on the actual investments and other experience on a block of similar contracts. IFRS allows the non-guaranteed, or participating, elements of such contracts to be classified as either a liability or as equity, depending on the nature of our obligation to the policyholder. The contracts issued by us contain constructive obligations to the policyholder with respect to the DPF of the contracts. We have therefore elected to classify these features as a liability, consistent with accounting treatment under CALM, and in accordance with guidance provided by the CIA.

Derivatives embedded in insurance contracts are treated as separate derivatives and measured at fair value with changes in fair value recognized in income, except when the embedded derivative itself meets the definition of an insurance contract under IFRS, or when

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the risks and characteristics are closely related to those of the host contracts or when the derivative is the policyholder’s option to surrender an insurance contract for a fixed amount or an amount based on a fixed amount and an interest rate. The derivatives that have not been separated are accounted for as insurance contract liabilities.

Significant judgment is required in determining our liabilities for insurance contracts including the assumptions required for their determination. Application of different assumptions may result in different measurement of the insurance contract liabilities. Actual experience may differ from assumptions, and estimates may change from period to period based on future events or revisions of assumptions. Key assumptions and considerations in choosing assumptions are discussed in Note 11 and sensitivities are discussed in Note 7.

Financial Liabilities

Investment Contract Liabilities

Contracts issued by us that do not transfer significant insurance risk, but do transfer financial risk from the policyholder to us, are financial liabilities and are accounted for as investment contracts. Service components of investment contracts are treated as service contracts. For further details on how service components of investment contracts are treated, see the Service Contracts accounting policy in this Note.

Liabilities for investment contracts without DPF are measured at FVTPL or amortized cost. Contracts recorded at FVTPL are measured at fair value at inception and each subsequent reporting period. Contracts recorded at amortized cost are initially recognized at fair value, less transaction costs directly attributable to the issue of the contract. These liabilities are derecognized when the obligation of the contract is discharged, cancelled or expired. At each subsequent period, the contracts are measured at amortized cost using the effective interest method. Changes in fair value of investment contract liabilities recorded at FVTPL and amortization on contracts recorded at amortized cost are recorded as an Increase (decrease) in investment contract liabilities in our Consolidated Statements of Operations. Deposits collected from and payments made to contract holders are recorded as an increase and decrease in Investment contract liabilities in our Consolidated Statements of Financial Position.

As discussed in the Segregated Funds section of this Note, certain investment contracts under which the policyholder bears the risks associated with the underlying investments are classified as Investment contracts for account of segregated fund holders in the Consolidated Statements of Financial Position. The accounting for Investment contracts that contain DPF is described in the Insurance Contract Liabilities section of this Note.

Other Liabilities

Other liabilities include accounts payable, bond purchase agreements, senior financing, provisions and deferred income and are measured at amortized cost. Deferred income arises from investment contracts where funds are received in advance of services provided. Other than insurance contract liabilities and investment contract liabilities, provisions are recognized for present legal or constructive obligations as a result of a past event, if it is probable that they will result in an outflow of economic resources and the amount can be reliably estimated. The amounts recognized for these provisions are the best estimates of the expenditures required to settle the present obligations or to transfer them to a third-party at the statement of financial position date, considering all the inherent risks and uncertainties, as well as the time value of money. These provisions are reviewed as relevant facts and circumstances change.

Senior Debentures and Subordinated Debt

Senior debentures and subordinated debt liabilities are recorded at amortized cost using the effective interest method. Transaction costs are recorded as part of the liability and are recognized in income using the effective interest method. These liabilities are derecognized when the obligation of the contract is discharged, cancelled or expired.

Service Contracts

Contracts issued by us that do not transfer significant insurance risk and do not transfer financial risk from the policyholder to us are classified as service contracts. Service components of investment contracts are also accounted for as service contracts. Fee income earned from these contracts is described in the Premium and Fee Income Recognition accounting policy section of this Note. Deferred acquisition costs are described under the Other Assets accounting policy section of this Note. Where the cost of meeting the obligations of the contract exceed the economic benefits expected to be received under it, a provision is recognized in other liabilities.

Segregated Funds

Segregated funds are products for which we issue a contract where the benefit amount is directly linked to the fair value of the investments held in the particular segregated fund. Although the underlying assets are registered in our name and the segregated fund contract holder has no direct access to the specific assets, the contractual arrangements are such that the segregated fund policyholder bears the risks and rewards of the fund’s investment performance. In addition, certain contracts include guarantees from us. We derive fee income from segregated funds, which is included in Fee income in our Consolidated Statements of Operations. Policyholder transfers between general funds and segregated funds are included in Net transfers to (from) segregated funds in the Consolidated Statements of Operations. Deposits to segregated funds are reported as increases in segregated funds liabilities and are not reported as revenues in our Consolidated Statements of Operations.

Investments for Account of Segregated Fund Holders

Investments for account of segregated fund holders are recorded separately from the Total general fund assets in our Consolidated Statements of Financial Position and are carried at fair value. Fair values are determined using quoted market values or, where quoted market values are not available, estimated fair values as determined by us.

Insurance Contracts for Account of Segregated Fund Holders

Insurance contracts for account of segregated fund holders are recorded separately from the Total general fund liabilities in our Consolidated Statements of Financial Position. Insurance contracts under which the segregated fund holders bear the risks associated

104 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

with the underlying investments are classified as insurance contracts for account of segregated fund holders. The liabilities reported as insurance contracts for account of segregated fund holders are measured at the aggregate of the policyholder account balances. Changes in the fair value of the invested assets of the segregated funds are recorded in net realized and unrealized gains (losses) within the segregated fund and are not recorded in our Consolidated Statements of Operations.

Other assets and liabilities associated with these insurance contracts, such as origination costs and the liabilities associated with guarantees provided by us, are included in general fund liabilities in Insurance contract liabilities in the Consolidated Statements of Financial Position.

Investment Contracts for Account of Segregated Fund Holders

Investment contracts for account of segregated fund holders are recorded separately from the Total general fund liabilities in our Consolidated Statements of Financial Position. Investment contracts under which the segregated fund holders bear the risks associated with the underlying investments are classified as investment contracts for account of segregated fund holders. The liabilities reported as investment contracts for account of segregated fund holders are measured at the aggregate of the policyholder account balances.

Other liabilities associated with these investment contracts, such as onerous contract provisions required for service components, are included with general fund liabilities in Investment contract liabilities in the Consolidated Statements of Financial Position.

Income Taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. Deferred income tax is provided using the liability method on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Current and deferred income tax relating to items recognized directly in equity is recognized in equity and not in our Consolidated Statements of Operations. Interest and penalties payable to taxation authorities are recorded in Operating expenses in our Consolidated Statements of Operations.

Deferred income tax assets and liabilities are calculated based on income tax rates and laws that are expected to apply when the liability is settled or the asset is realized, which are normally those enacted or considered substantively enacted at our Consolidated Statements of Financial Position dates. Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses to the extent that it is probable that future taxable profit will be available against which these assets can be utilized. At each reporting period, we assess all available evidence, both positive and negative, to determine the amount of deferred income tax assets to be recognized. The recognition of deferred income tax assets requires estimates and significant judgment about future events, such as projections of future taxable profits, based on the information available at the reporting date.

The determination of the required provision for current and deferred income taxes requires that we interpret tax legislation in the jurisdictions in which we operate. For each reporting period, our income tax provision reflects our best estimate, based on the information available at the reporting date, of tax positions that are under audit or appeal by relevant tax authorities. To the extent that our estimate of tax positions or the timing of realization of deferred income tax assets or liabilities are not as expected, the provision for income taxes may increase or decrease in the future to reflect the actual experience.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where we control the timing of the reversal of the temporary difference and it is apparent that the temporary difference will not reverse in the foreseeable future. No deferred income tax asset or liability is recognized in relation to temporary differences that arise from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, did not affect either the accounting profit or taxable profit or loss. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities, the deferred income taxes relate to the same taxable entity and the same taxation authority and we intend either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

In determining the impact of taxes, we are required to comply with Canadian accepted actuarial practice and IFRS. CALM requires that all projected cash flows associated with insurance contract liabilities, including income taxes, be included in the determination of insurance contract liabilities. The insurance contract liabilities are therefore determined including all policy-related income tax effects on a discounted basis, and then adjusted for any related deferred income tax assets and liabilities held in accordance with IFRS. The net result of this adjustment is to leave the discounting effect of the deferred income taxes associated with temporary differences on policy-related tax items in the insurance contract liabilities. Refer to Note 21 on Income Taxes.

Pension Plans and Other Post-Retirement Benefits

For defined benefit plans the present value of the defined benefit obligation is calculated by independent actuaries using the projected unit credit method, and actuarial assumptions that represent best estimates of future variables that will affect the ultimate cost of these obligations. The discount rate used is based on market yields of high-quality corporate bonds that are denominated in the same currency in which the benefits will be paid, and that have terms to maturity approximating the terms of obligations. Plan assets are measured at fair value and are held in separate trustee administered funds. The difference between the fair value of the plan assets and the present value of the defined benefit obligation is recognized on the Consolidated Statements of Financial Position as an asset or liability.

Costs charged to our Consolidated Statements of Operations include current service cost, any past service costs, any gains or losses from curtailments and interest on the net defined benefit liability (asset). Remeasurement of the net defined benefit liability (asset) includes the impact of changes to the actuarial assumption underlying the liability calculations, liability experience gains or losses, the difference between the return on plan assets and the amount included in the interest on the net defined benefit liability (asset), is reflected immediately in OCI. The calculation of the defined benefit expenses and obligations requires judgment as the recognition is dependent on various actuarial assumptions such as discount rates, health care cost trend rates and projected compensation increases. These key assumptions are discussed in Note 26.

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Dividends

Dividends payable to holders of shares of SLF Inc. are recognized in the period in which they are authorized or approved. Dividends that have been reinvested in additional common shares under the Dividend Reinvestment and Share Purchase Plan (“DRIP”) are also reflected as dividends within retained earnings. Where SLF Inc. has issued common shares from treasury under the DRIP, the additional shares have been reflected in common shares.

Premium and Fee Income Recognition

Gross premiums for all types of insurance contracts excluding segregated fund contracts are generally recognized as revenue when due.

Fee income includes fund management and other asset-based fees, commissions from intermediary activities, and fees on service contracts and is recognized when services are rendered.

Share-Based Payments

Stock options of SLF Inc. granted to employees are accounted for as equity-settled share-based payment transactions. The total compensation expense for stock options is computed based on the fair value of the stock option at the date of grant and the estimated number of options expected to vest at the end of the vesting period. The expense is recognized over the vesting period as compensation expense in Operating expenses in the Consolidated Statements of Operations, with an offset to contributed surplus in our Consolidated Statements of Changes in Equity. When options are exercised, new common shares are issued, contributed surplus is reversed and the common shares issued are credited to common shares in our Consolidated Statements of Changes in Equity.

Other share-based payment plans based on the value of SLF Inc.’s common shares are accounted for as cash-settled share-based payment transactions. The total liabilities for these plans are computed based on the estimated number of awards expected to vest at the end of the vesting period. The liabilities are recomputed at the end of each reporting period and are measured at the fair value of the award at that reporting date. The liabilities are accrued and expensed on a straight-line basis over the vesting periods. The liabilities are settled in cash at the end of the vesting period.

Share-based payment awards within MFS Investment Management (“MFS”) which are based on their own shares, are accounted for as cash-settled share-based payment awards. The vested and unvested awards, as well as the shares that have been issued under these plans, are recognized as liabilities because the subsidiary has a practice of purchasing the issued shares from employees after a specified holding period. The total liabilities for these plans are computed based on the estimated number of awards expected to vest at the end of the vesting period. The liabilities are accrued over the vesting period and are measured at fair value at each reporting period with the change in fair value recognized as compensation expense. The liabilities are settled in cash when the shares are purchased from the employees.

Basic and Diluted Earnings Per Share (“EPS”)

Basic EPS is calculated by dividing the common shareholders’ net income by the weighted average number of common shares issued and outstanding.

Diluted EPS adjusts common shareholders’ net income and the weighted average number of common shares for the effects of all dilutive potential common shares under the assumption that convertible instruments are converted and that outstanding options are exercised. Diluted EPS is calculated by dividing the adjusted common shareholders’ net income by the adjusted weighted average number of common shares outstanding. For convertible instruments, common shareholders’ net income is increased by the after-tax expense on the convertible instrument while the weighted average common shares are increased by the number of common shares that would be issued at conversion. For stock options, it is assumed that the proceeds from the exercise of options whose exercise price is less than the average market price of common shares during the period are used to repurchase common shares at the average market price for the period. The difference between the number of common shares issued for the exercise of the dilutive options and the number of common shares that would have been repurchased at the average market price of the common shares during the period is adjusted to the weighted average number of common shares outstanding.

2. Changes in Accounting Policies and Adjustments

2.A New and Amended International Financial Reporting Standards Adopted in 2013

We have adopted the following new and amended standards in the current year.

In May 2011, IFRS 10 Consolidated Financial Statements (“IFRS 10”) was issued, which replaces the consolidation guidance in IAS 27 Consolidated and Separate Financial Statements (“IAS 27”) and SIC-12 Consolidation-Special Purpose Entities. It defines the principle of control, establishes control as the basis for determining which entities are consolidated, and sets out the requirements for the preparation of consolidated financial statements. Under IFRS 10, an investor controls an investee when it has power over the investee, exposure or rights to variable returns from its involvement with the investee, and the ability to use its power over the investee to affect the amount of the investor’s returns. IFRS 10 is effective for annual periods beginning on or after January 1, 2013. We adopted this standard on a retrospective basis on January 1, 2013.

As a result of the adoption of IFRS 10, we have deconsolidated Sun Life Capital Trust and Sun Life Capital Trust II (together, the “SL Capital Trusts”) which issued the Sun Life ExchangEable Capital Securities (“SLEECS”), for all periods presented in our Consolidated Financial Statements. We have deconsolidated the SL Capital Trusts because the primary asset in each of these trusts is a senior debenture issued by us and therefore we do not have exposure or rights to variable returns from our involvement in these entities. This deconsolidation did not have any impact on our Consolidated Statements of Operations or our basic and diluted EPS for the current period or any of the prior periods presented. However, the deconsolidation impacted our Consolidated Statements of Financial Position for the current period and all prior periods presented. The impact of the deconsolidation on the Consolidated Statements of Financial Position for prior periods is shown in the table at the end of this Note. Similar adjustments were made in the current period. Segregated

106 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

fund assets continue to be reported on the Consolidated Statements of Financial Position as a single line as Investments for account of segregated fund holders since we have legal ownership of these assets. Since the policyholder bears the risks and rewards of the fund’s performance, we continue to present only the fee income earned from the segregated funds and not the investment income earned on these assets that is credited to the policyholder. We have not consolidated the underlying mutual funds that the segregated funds invest in even though in some cases we have power over these funds because the policyholder, not us, is exposed to the variability associated with these funds. In Note 23, we have expanded our disclosures related to the risks associated with our segregated funds by providing disclosure of the composition of the Investments for account of segregated fund holders by type of segregated fund. This standard has not yet been adopted in all jurisdictions that use IFRS and we will continue to monitor the implementation of the standard in other jurisdictions.

In May 2011, IFRS 11 Joint Arrangements (“IFRS 11”) was issued which replaces IAS 31 Interests in Joint Ventures. IFRS 11 requires a party to a joint arrangement to determine the type of arrangement in which it is involved by assessing its rights and obligations from the arrangement. It eliminates the option to use the proportionate consolidation method for joint ventures and requires that the equity method be applied to account for our investment in these entities. This standard is effective for annual periods beginning on or after January 1, 2013. The adoption of this standard did not have a material impact on our Consolidated Financial Statements.

In May 2011, IFRS 12 Disclosure of Interests in Other Entities (“IFRS 12”) was issued, which applies to entities that have an interest in a subsidiary, a joint arrangement, an associate or an unconsolidated structured entity. IFRS 12 requires that an entity disclose information that enables users of financial statements to evaluate the nature of, and risks associated with, its interests in other entities and to evaluate the effects of those interests on its financial position, financial performance and cash flows. We have included these disclosures in Note 17.

In June 2012, the IASB issued Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance (Amendments to IFRS 10, IFRS 11 and IFRS 12). The amendments clarify the transition guidance in IFRS 10 and provide transitional relief for IFRS 10, IFRS 11 and IFRS 12 by limiting the comparative information requirements to only the preceding comparative periods and by removing certain disclosure requirements for the comparative period from IFRS 12. We applied these amendments when we adopted IFRS 10, IFRS 11 and IFRS 12 in 2013.

As a result of the issuance of IFRS 10, IFRS 11 and IFRS 12, both the current IAS 27 and IAS 28 Investments in Associates and Joint Ventures (“IAS 28”) were amended. The requirements related to separate financial statements will remain in IAS 27 while the requirements related to consolidated financial statements are replaced by IFRS 10. The disclosure requirements currently in IAS 28 are replaced by IFRS 12. The amendments are effective for annual periods beginning on or after January 1, 2013. The amendments to IAS 27 and IAS 28 did not have an impact on our Consolidated Financial Statements.

In May 2011, IFRS 13 Fair Value Measurement (“IFRS 13”) was issued. IFRS 13 defines fair value and sets out a single framework for measuring fair value when fair value is required by other IFRS standards. It also requires disclosures about fair value measurements and expands fair value disclosures to include non-financial assets. This standard is effective for interim and annual periods beginning on or after January 1, 2013. This standard did not have a material measurement impact on our Consolidated Financial Statements. We have included the additional disclosures required by this standard, primarily in Note 5.

In June 2011, IAS 19 Employee Benefits (“IAS 19”) was amended. Under the amended standard, actuarial gains and losses will no longer be deferred or recognized in net income, but will be recognized immediately in OCI. Past service costs will be recognized in the period of a plan amendment and the annual expense for a funded plan will include net interest expense or income using the discount rate applied to the net defined benefit asset or liability. The amendments also require enhanced disclosures for defined benefit plans. We have included the enhanced disclosure in Note 26. This amended standard is effective for annual periods beginning on or after January 1, 2013. We adopted this standard on a retrospective basis on January 1, 2013. The adoption of these amendments did not have a material impact on our Consolidated Statements of Operations or our basic or diluted EPS for the current period as well as all prior periods presented. As a result of the adoption of this standard, we have a new component of OCI and accumulated OCI for the remeasurement of defined benefit plans. The impact of adoption on our Consolidated Statements of Financial Position for prior periods is shown in the table included later in this note.

In June 2011, IAS 1 Presentation of Financial Statements was amended. The amendments require separate presentation within OCI of items which may be subsequently reclassified to net income and items that will not be reclassified to net income. The amendments are effective for annual periods beginning on or after July 1, 2012. We have included these presentation amendments on our Consolidated Financial Statements.

In December 2011, amendments to IFRS 7 Financial Instruments: Disclosures (“IFRS 7”) were issued which require additional disclosures about the effects of offsetting financial assets and financial liabilities and related arrangements. The new disclosures will require entities to disclose gross amounts subject to rights of set off, amounts set off, and the related net credit exposure. The disclosures are intended to help investors understand the effect or potential effect of offsetting arrangements on a company’s financial position. The new disclosures are effective for annual periods beginning on or after January 1, 2013. We have included the disclosures required by this standard in Note 6.

In May 2012, the IASB issued Annual Improvements 2009-2011 Cycle, which includes amendments to five IFRSs. The annual improvements process is used to make necessary but non-urgent changes to IFRS that are not included as part of any other project. The amendments clarify guidance and wording or make relatively minor amendments to the standards that address unintended consequences, conflicts or oversights. The amendments issued as part of this cycle must be applied retrospectively and are effective for annual periods beginning on or after January 1, 2013. The adoption of these amendments did not have a material impact on our Consolidated Financial Statements.

In May 2013, Recoverable Amount Disclosures for Non-Financial Assets was issued, which amends IAS 36 Impairment of Assets. These narrow-scope amendments address the disclosure of information about the recoverable amount of impaired assets, if that amount is based on fair value less costs of disposal. These amendments are effective for annual periods beginning on or after January 1, 2014 with early adoption permitted. We have elected to early adopt. The adoption of the standard did not have a material impact on our Consolidated Financial Statements.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 107

2.A.i Summary of Impact Upon Adoption of Changes in IFRS

The following tables summarize the impact of adoption of these changes in accounting policies in our Consolidated Statements of Financial Position:

As at January 1, 2012	Previously reported	IAS 19	IFRS 10	Restated
Assets
Cash, cash equivalents and short-term securities	$8,837	$–	$(8)	$8,829
Other invested assets	$1,348	$–	$3	$1,351
Other assets	$2,885	$(54)	$9	$2,840
Deferred tax assets	$1,694	$94	$–	$1,788
Liabilities and equity
Liabilities
Deferred tax liabilities	$7	$1	$–	$8
Other liabilities	$8,011	$244	$(1)	$8,254
Senior debentures	$2,149	$–	$700	$2,849
Innovative capital instruments	$695	$–	$(695)	$–
Equity
Retained earnings and accumulated other comprehensive income(1)	$5,304	$(205)	$–	$5,099

(1)	Impact of adoption of IAS 19 was a decrease to retained earnings and accumulated OCI of $26 and $179, respectively.

As at December 31, 2012	Previously reported	IAS 19	IFRS 10	Restated
Assets
Cash, cash equivalents and short-term securities	$7,034	$–	$(8)	$7,026
Other invested assets	$1,269	$–	$3	$1,272
Other assets	$2,702	$(54)	$9	$2,657
Deferred tax assets	$1,005	$94	$–	$1,099
Liabilities and equity
Liabilities
Deferred tax liabilities	$5	$1	$–	$6
Other liabilities	$7,925	$244	$–	$8,169
Senior debentures	$2,149	$–	$700	$2,849
Innovative capital instruments	$696	$–	$(696)	$–
Equity
Retained earnings and accumulated other comprehensive income(1)	$6,130	$(205)	$–	$5,925

(1)	Impact of adoption of IAS 19 was a decrease to retained earnings and accumulated OCI of $26 and $179, respectively.

2.B New and Amended International Financial Reporting Standards to be Adopted in 2014

The following new standards and amendments to existing standards were issued by the IASB and are expected to be adopted by us in 2014.

In December 2011, amendments to IAS 32 Financial Instruments: Presentation were issued to clarify the existing requirements for offsetting financial assets and financial liabilities. The amendments are effective for annual periods beginning on or after January 1, 2014. We do not expect the adoption of these amendments to have a material impact on our Consolidated Financial Statements.

In October 2012, Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27) was issued. The amendments apply to investment entities, which are entities that evaluate the performance of their investments on a fair value basis and whose business purpose is to invest funds solely for returns from capital appreciation, investment income or both. The amendments provide an exemption to the consolidation requirements in IFRS 10 for investment entities and require investment entities to measure certain subsidiaries at fair value through profit or loss rather than consolidate them. The amendments are effective from January 1, 2014 with early adoption permitted. The exemption from consolidation for investment entities is not available for the Company as it is not an investment entity. As a result, we do not expect the adoption of this standard to have an impact on our Consolidated Financial Statements.

In May 2013, International Financial Reporting Standards Interpretations Committee Interpretation 21: Levies (“IFRIC 21”) was issued. IFRIC 21 addresses various accounting issues relating to levies imposed by a government. This interpretation is effective for annual periods beginning on or after January 1, 2014. We are currently assessing the impact the adoption of this interpretation may have on our Consolidated Financial Statements.

In June 2013, Novation of Derivatives and Continuation of Hedge Accounting was issued, which amends IAS 39 Financial Instruments Recognition and Measurement (“IAS 39”). Under these narrow scope amendments there would be no need to discontinue hedge

108 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

accounting if a hedging derivative was novated, provided certain criteria are met. These amendments are effective for annual periods beginning on or after January 1, 2014. We do not expect the adoption of these amendments to have a material impact on our Consolidated Financial Statements.

2.C New and Amended International Financial Reporting Standards to be Adopted in 2015 or Later

The following new standards and amendments to existing standards were issued by the IASB and are expected to be adopted by us in 2015 or later.

In November 2013, Defined Benefit Plans: Employee Contributions was issued to amend IAS 19 Employee Benefits. These narrow scope amendments simplify the accounting for contributions to defined benefit plans. These amendments are effective for annual periods beginning on or after July 1, 2014, with earlier application permitted. We do not expect the adoption of these amendments to have a material impact on our Consolidated Financial Statements.

In November 2009, IFRS 9 Financial Instruments (“IFRS 9”) was issued and subsequently amended in October 2010. IFRS 9 will replace IAS 39 and will be completed in three phases: classification and measurement of financial assets and liabilities, impairment of financial assets, and general hedge accounting. This was the first phase of the project on classification and measurement of financial assets and liabilities. The IASB is discussing proposed limited amendments related to this phase of the project. The standard on general hedge accounting was issued and included as part of IFRS 9 in November 2013. The accounting for macro hedging is expected to be issued as a separate standard outside of IFRS 9. The impairment of financial assets phase of the project is currently in development. In November 2013, the mandatory effective date of IFRS 9 of January 1, 2015 was removed and the effective date will be determined when the remaining phases of IFRS 9 are finalized. We are currently monitoring the developments of this standard and assessing the impact that the adoption of this standard may have on our Consolidated Financial Statements.

In December 2013, the IASB issued Annual Improvements 2010 -2012 Cycle and Annual Improvements 2011 -2013 Cycle which includes amendments to seven and four IFRSs respectively. These amendments provide clarification guidance to IFRS standards that address unintended consequences, conflicts or oversights. These amendments are effective for annual periods beginning on or after July 1, 2014 or transactions occurring after that date. We are currently assessing the impact these amendments will have on our Consolidated Financial Statements.

3. Acquisition and Held for Sale Classification and Discontinued Operation

3.A Acquisition

On April 12, 2013, in connection with a strategic partnership between Sun Life Assurance and Khazanah Nasional Berhad (“Khazanah”), Sun Life Assurance acquired 49% of each of CIMB Aviva Assurance Berhad, a Malaysian insurance company and CIMB Aviva Takaful Berhad, a Malaysian takaful company (together, “CIMB Aviva”) from Aviva International Holdings Limited and, subsequently, Khazanah acquired 49% of CIMB Aviva from CIMB Group Holdings Berhad (“CIMB Group”). CIMB Group retained a two percent share in CIMB Aviva. The transaction included an exclusive right to distribute insurance products of CIMB Aviva, including takaful products, through CIMB Bank’s network across Malaysia. Sun Life Assurance’s contribution to the transaction was valued at $301. In the third quarter of 2013, the companies acquired were renamed to Sun Life Malaysia Assurance Berhad and Sun Life Malaysia Takaful Berhad (together, “Sun Life Malaysia”). Our investment in Sun Life Malaysia is accounted for using the equity method of accounting.

3.B Disposition

Effective August 1, 2013, we completed the sale of our U.S. Annuities business and certain of our U.S. life insurance businesses to Delaware Life Holdings, LLC. The transaction consisted primarily of the sale of 100% of the shares of Sun Life Assurance Company of Canada (U.S.) (“Sun Life (U.S.)”), which included U.S. domestic variable annuity, fixed annuity and fixed indexed annuity products, corporate and bank-owned life insurance products and variable life insurance products. The sale included the transfer of certain related operating assets, systems and employees that supported these businesses. Our total estimated sale proceeds is US$1,622, which consists of base purchase price of US$1,350 and payments under the estimated purchase price adjustment of US$272. Of our total estimated sale proceeds, US$1,527 has been received and US$95 is our current estimate of the final purchase price adjustment. The final purchase price adjustment is subject to finalization between Delaware Life Holdings, LLC and us. We expect the determination of the final purchase price adjustment to be completed in the first or second quarter of 2014. Based on our total estimated sale proceeds, we recorded a net loss on disposition of $695 in Common shareholders’ net income (loss) from discontinued operation in our Consolidated Statements of Operations in 2013. The loss is computed as follows:

Estimated sale proceeds	$1,678
Less: Transaction costs	14
Net proceeds	1,664
Less: Net assets	2,423	(1)
Add: Cumulative foreign currency translation differences and unrealized gains reclassified from OCI	64
Net (loss) on sale of discontinued operation	$(695)

(1)	No tax recovery will be recorded on the Net (loss) on sale of discontinued operation. We intend to file a U.S. tax election which allows us to retain certain eligible tax attributes of Sun Life (U.S.) consisting primarily of net operating losses and certain deferred deductions. As a result of this election, we will be precluded from deducting the capital loss realized for tax purposes on the sale of the shares of Sun Life (U.S.). The deferred tax assets retained by the Company in the amount of $352 are not included in Net assets above.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 109

The components of the net assets of discontinued operation at the date of disposal is comprised of the following:

As at	August 1, 2013
Assets:
Invested assets	$13,524	(1)
Deferred tax assets	406
Other assets	654
Total general fund assets	14,584
Investments for account of segregated fund holders	28,921
Total assets	$43,505
Liabilities:
Insurance contract liabilities	$10,083
Investment contract liabilities	985
Derivative liabilities	474
Other liabilities	619
Total general fund liabilities	12,161
Insurance contract for account of segregated fund holders	28,921
Total liabilities	$41,082
Net assets	$2,423

(1)	Consists of debt securities of $8,607, cash and cash equivalents of $1,415 and other of $3,502.

The net assets of the disposal group were comprised almost entirely of financial assets and liabilities that were not within the scope of the measurement requirements of IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. IFRS 5 does not address the situation which arises when the carrying amount of scoped-in non-current assets are less than the amount by which a disposal group’s carrying amount exceeds its fair value less costs to sell. We concluded that it is appropriate to recognize the loss on disposition at the time the transaction was completed and the related assets and liabilities were derecognized.

The operations and cash flows of the U.S. Annuities business were clearly distinguished, operationally and for financial reporting purposes, from the rest of our operations. The financial results of the U.S. Annuities business had been disclosed publicly and had been separately reported to key management personnel. In addition, the U.S. Annuities business was comprised of two CGUs. As this transaction was part of a single co-ordinated plan to dispose of a separate major line of business within our U.S. reportable business segment, it met the criteria to be presented as a discontinued operation. Other than the U.S. Annuities business, Sun Life (U.S.)’s operations also included certain U.S. life insurance businesses, including corporate and bank-owned life insurance products and variable life insurance products. These businesses are also presented as part of the discontinued operation but are not a significant component of the sale.

The results of operations relating to our U.S. Annuities business and certain life insurance businesses (the “U.S. Annuity Business”) in Sun Life Financial United States (“SLF U.S.”) are reflected as a discontinued operation in our Consolidated Statements of Operations for all the years presented. The related assets and liabilities are separately presented as assets and liabilities classified as held for sale, respectively, in our Consolidated Statement of Financial Position as at December 31, 2012.

110 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

Discontinued Operation

Common Shareholders’ Net Income (Loss) from Discontinued Operation

The components of the common shareholders’ net income (loss) from discontinued operation included in our Consolidated Statements of Operations are as follows:

For the years ended December 31,	2013	2012
Net premiums	$149	$282
Net investment income (loss)	(725)	457
Fee income	341	589
Total revenue	(235)	1,328
Gross claims and benefits paid	1,040	1,835
Changes in insurance/investment contract liabilities and reinsurance assets, net of reinsurance recoveries	(1,362)	(1,276)
Net transfer to (from) segregated funds	43	268
Other expenses	142	254
Total benefits and expenses	(137)	1,081
Income (loss) before income taxes	(98)	247
Income tax expense (benefit)	(39)	67
Net income (loss) from discontinued operation, before net loss on sale	(59)	180
Net (loss) on sale of discontinued operation	(695)	–
Total net income (loss) from discontinued operation	(754)	180
Shareholders’ net income (loss) from discontinued operation	(754)	180
Common shareholders’ net income (loss) from discontinued operation	$(754)	$180

Cash Flows from Discontinued Operation

The details of the cash flows from the discontinued operation included in our Consolidated Statements of Cash Flows are as follows:

For the years ended December 31,	2013	2012
Net cash provided by (used in) operating activities	$1,021	$(473)
Net cash provided by (used in) investing activities	–	57
Net cash provided by (used in) financing activities	(5)	(5)
Changes due to fluctuations in exchange rates	17	(14)
Increase (decrease) in cash and cash equivalents	$1,033	$(435)

Disposal Group Classified as Held for Sale

Assets and Liabilities of the Disposal Group Classified as Held for Sale

The composition of the assets and liabilities of the disposal group classified as held for sale included in our Consolidated Statement of Financial Position for the 2012 comparable period are as follows:

As at	December 31, 2012
Assets
Cash, cash equivalents and short-term securities	$574
Debt securities	10,449
Equity securities	47
Mortgages and loans	2,234
Derivative assets	309
Other invested assets	25
Policy loans	559
Investment properties	150
Invested assets	14,347
Other assets	156
Reinsurance assets	158
Deferred tax assets	406
Total general fund assets	15,067
Investments for account of segregated fund holders	27,668
Total assets of disposal group classified as held for sale	$42,735

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 111

As at	December 31, 2012
Liabilities
Insurance contract liabilities	$11,238
Investment contract liabilities	957
Derivative liabilities	265
Other liabilities	229
Total general fund liabilities	12,689
Insurance contracts for account of segregated fund holders	27,668
Total liabilities of disposal group classified as held for sale	$40,357

Accumulated Other Comprehensive Income (Loss) of the Disposal Group Classified as Held for Sale

The components of accumulated other comprehensive income (loss), net of taxes, of the disposal group classified as held for sale included in our Consolidated Statement of Changes in Equity for the 2012 comparable period are as follows:

As at	December 31, 2012
Unrealized gains (losses) on available-for-sale assets	$72
Unrealized cumulative translation differences, net of hedging activities	(132)
Total accumulated other comprehensive income (loss) of disposal group classified as held for sale	$(60)

Asset-Backed Securities Previously Supporting the U.S. Annuity Business

Immediately before the completion of the sale, which was effective August 1, 2013, we substituted cash for certain asset-backed securities supporting the general fund liabilities for fixed annuities in SLF U.S. These asset-backed securities were reallocated to support other lines of business in the continuing operations of the Company and a portion was sold. The assets reallocated to continuing operations are included in the continuing operations disclosure in Notes 5 and 6. At December 31, 2012 we classified these asset-backed securities as held for sale, as they supported the general fund liabilities of the U.S. Annuity Business before the sale was completed.

The carrying value of the asset-backed securities for the 2012 comparable period supporting the U.S. Annuity Business prior to the sale by credit rating was as follows:

As at December 31, 2012	Total asset-backed securities supporting the U.S. Annuity Business
AAA	$14
AA	48
A	65
BBB	147
BB and lower	767
Total asset-backed securities supporting the U.S. Annuity Business	$1,041

The fair value hierarchy of the asset-backed securities for the 2012 comparable period supporting the U.S. Annuity Business prior to the sale was as follows:

As at December 31, 2012	Level 1	Level 2	Level 3	Total
Asset-backed securities:
Commercial mortgage-backed securities	$–	$389	$1	$390
Residential mortgage-backed securities	–	391	44	435
Collateralized debt obligations	–	–	26	26
Other	–	166	24	190
Total asset-backed securities supporting the U.S. Annuity Business	$–	$946	$95	$1,041

4. Segmented Information

We have five reportable segments: Sun Life Financial Canada (“SLF Canada”), SLF U.S., MFS Investment Management (“MFS”), Sun Life Financial Asia (“SLF Asia”) and Corporate. These reportable segments operate in the financial services industry and reflect our management structure and internal financial reporting. Corporate includes the results of our U.K. business unit and our Corporate Support operations, which include run-off reinsurance operations as well as investment income, expenses, capital and other items not allocated to our other business groups.

112 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

Revenues from our reportable segments are derived principally from life and health insurance, investment management and annuities and mutual funds. Revenues not attributed to the strategic business units are derived primarily from Corporate investments and earnings on capital. Transactions between segments are executed and priced on an arm’s-length basis in a manner similar to transactions with third parties.

The expenses in each business segment may include costs or services directly incurred or provided on their behalf at the enterprise level. For other costs not directly attributable to one of our business segments, we use a management reporting framework that uses assumptions, judgments and methodologies for allocating overhead costs and indirect expenses to our business segments.

Intersegment transactions consist primarily of internal financing agreements which are measured at fair values prevailing when the arrangements are negotiated. Intersegment investment income consists primarily of interest paid by SLF U.S. to Corporate. Intersegment fee income is primarily asset management fees paid by SLF Canada and Corporate to MFS, and by MFS to SLF U.S. Intersegment transactions are presented in the Consolidation adjustments column in the following tables.

Management considers its external clients to be individuals and corporations. We are not reliant on any individual client as none are individually significant to our operations.

Results by segment for the years ended December 31, are as follows:

	SLF Canada	SLF U.S.	MFS	SLF Asia	Corporate	Consolidation adjustments	Total
2013
Gross premiums:
Annuities	$2,122	$405	$–	$–	$212	$–	$2,739
Life insurance	3,364	2,645	–	773	100	–	6,882
Health insurance	3,795	1,635	–	10	11	–	5,451
Total gross premiums	9,281	4,685	–	783	323	–	15,072
Less: ceded premiums	4,889	487	–	37	20	–	5,433
Net investment income (loss)	695	(247)	(3)	110	18	(54)	519
Fee income	824	158	2,462	180	147	(55)	3,716
Total revenue	5,911	4,109	2,459	1,036	468	(109)	13,874
Less:
Total benefits and expenses	4,890	3,530	1,938	853	680	(109)	11,782
Income tax expense (benefit)	149	(22)	269	33	(146)	–	283
Total net income (loss) from continuing operations	$872	$601	$252	$150	$(66)	$–	$1,809
Total net income (loss) from discontinued operation (Note 3)	$–	$(722)	$–	$–	$(32)	$–	$(754)
2012
Gross premiums:
Annuities	$1,739	$281	$–	$–	$233	$–	$2,253
Life insurance	3,318	2,014	–	660	104	–	6,096
Health insurance	3,550	1,496	–	10	10	–	5,066
Total gross premiums	8,607	3,791	–	670	347	–	13,415
Less: ceded premiums	4,725	388	–	31	24	–	5,168
Net investment income (loss)	3,354	1,491	9	778	707	(55)	6,284
Fee income	769	182	1,848	138	152	(61)	3,028
Total revenue	8,005	5,076	1,857	1,555	1,182	(116)	17,559
Less:
Total benefits and expenses	7,163	4,664	1,472	1,390	1,275	(116)	15,848
Income tax expense (benefit)	50	87	177	36	(140)	–	210
Total net income (loss) from continuing operations	$792	$325	$208	$129	$47	$–	$1,501
Total net income (loss) from discontinued operation (Note 3)	$–	$173	$–	$–	$7	$–	$180

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 113

Assets and liabilities by segment are as follows:

	SLF Canada	SLF U.S.	MFS	SLF Asia	Corporate	Consolidation adjustments	Total
As at December 31, 2013
Total general fund assets	$67,297	$30,640	$1,782	$9,519	$14,300	$(148)	$123,390
Investments for account of segregated fund holders	$60,116	$1,370	$–	$2,328	$12,327	$–	$76,141
Total general fund liabilities	$60,031	$27,422	$1,710	$7,110	$9,911	$(148)	$106,036

As at December 31, 2012
Total general fund assets for continuing operations(1)	$67,089	$28,947	$1,361	$8,881	$11,941	$(115)	$118,104
Total general fund assets classified as held for sale	$–	$15,067	$–	$–	$4	$(4)	$15,067
Total general fund assets	$67,089	$44,014	$1,361	$8,881	$11,945	$(119)	$133,171
Investments for account of segregated fund holders for continuing operations	$51,478	$1,493	$–	$1,625	$10,391	$–	$64,987
Investments for account of segregated fund holders classified as held for sale	$–	$27,668	$–	$–	$–	$–	$27,668
Investments for account of segregated fund holders	$51,478	$29,161	$–	$1,625	$10,391	$–	$92,655
Total general fund liabilities for continuing operations(1)	$59,872	$26,052	$1,193	$6,928	$10,006	$(115)	$103,936
Total general fund liabilities classified as held for sale	$–	$12,490	$–	$–	$203	$(4)	$12,689
Total general fund liabilities	$59,872	$38,542	$1,193	$6,928	$10,209	$(119)	$116,625

(1)	Balances have been restated. Refer to Note 2.

The results of our reportable segments differ from geographic segments primarily due to the geographic segmenting of our Corporate segment.

The following table shows revenue and net income (loss) for continuing operations by country for Corporate:

For the years ended December 31,	2013	2012
Revenue:
United States	$(11)	$83
United Kingdom	482	1,079
Canada	(8)	–
Other countries	5	20
Total revenue	$468	$1,182
Total net income (loss):
United States	$(7)	$(29)
United Kingdom	147	213
Canada	(189)	(131)
Other countries	(17)	(6)
Total net income (loss) from continuing operations	$(66)	$47

114 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

The following table shows total assets and liabilities by country for Corporate:

As at December 31,	2013	2012
Total general fund assets:
United States	$2,977	$2,671
United Kingdom	9,202	8,986
Canada	2,006	181
Other countries	115	107
Total general fund assets	$14,300	$11,945
Investment for account of segregated fund holders:
United Kingdom	$12,327	$10,391
Total investment for account of segregated fund holders	$12,327	$10,391
Total general fund liabilities:
United States	$1,367	$1,092
United Kingdom	7,732	7,648
Canada	708	1,373
Other countries	104	96
Total general fund liabilities	$9,911	$10,209

5. Total Invested Assets and Related Net Investment Income

5.A Fair Value of Financial Assets

The carrying values and fair values of our financial assets, are shown in the following tables:

As at December 31, 2013	Carrying value	Fair value
Assets
Cash, cash equivalents and short-term securities	$7,636	$7,636
Debt securities – fair value through profit or loss	43,662	43,662
Debt securities – available-for-sale	11,151	11,151
Equity securities – fair value through profit or loss	4,342	4,342
Equity securities – available-for-sale	852	852
Mortgages and loans	30,313	31,696
Derivative assets	948	948
Other invested assets – fair value through profit or loss(2)	1,034	1,034
Other invested assets – available-for-sale(2)	105	105
Policy loans	2,792	2,792
Total financial assets(1)	$102,835	$104,218

(1)	Invested assets on our Consolidated Statements of Financial Position of $109,643 includes Total financial assets in this table, Investment properties of $6,092 and Other invested assets – non-financial assets of $716.
(2)	Other invested assets (FVTPL and AFS) include our investments in segregated funds, mutual funds and limited partnerships.

As at December 31, 2012	Carrying value	Fair value
Assets
Cash, cash equivalents and short-term securities	$7,026	$7,026
Debt securities – fair value through profit or loss	43,773	43,773
Debt securities – available-for-sale	10,589	10,589
Equity securities – fair value through profit or loss	4,169	4,169
Equity securities – available-for-sale	857	857
Mortgages and loans	27,248	29,930
Derivative assets	2,113	2,113
Other invested assets – fair value through profit or loss(2)	786	786
Other invested assets – available-for-sale(2)	111	111
Policy loans	2,681	2,681
Total financial assets(1)	$99,353	$102,035

(1)	Invested assets on our Consolidated Statements of Financial Position of $105,670 includes Total financial assets in this table, Investment properties of $5,942 and Other invested assets – non-financial assets of $375.
(2)	Other invested assets (FVTPL and AFS) include our investments in segregated funds, mutual funds and limited partnerships.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 115

Derivative liabilities with a fair value of $939 ($594 as at December 31, 2012) are also included on the Consolidated Statements of Financial Position.

Mortgages and loans are carried at amortized cost. The fair value of mortgages and loans, for disclosure purposes, is determined by discounting the expected future cash flows using a current market interest rate applicable to financial instruments with similar yield, credit quality and maturity characteristics. Valuation inputs typically include benchmark yields and risk-adjusted spreads from current lending activities or loan issuances. The risk-adjusted spreads are comprised of credit, liquidity, and other borrower-specific features of the mortgages and loans. Long-term mortgages and loans are generally categorized in Level 3 of the fair value hierarchy. The significant unobservable input is a portion of these risk adjusted spreads at or beyond the 20 year point for mortgages and at or beyond the 10 year point for loans. As at December 31, 2013, $29,314 and $2,382 are categorized in Level 2 and Level 3, respectively, of the fair value hierarchy, described in this Note.

Policy loans are carried at their unpaid principal balances. The fair value of policy loans, for disclosure purposes, is approximated by their carrying value, as policy loans are fully secured by policy values on which the loans are made and are categorized in Level 2 of the fair value hierarchy.

Refer to 5.A.i below for further description of fair value methodologies and assumptions for assets and liabilities carried at fair value.

5.A.i Fair Value Methodologies and Assumptions

The fair value of short-term securities is approximated by their carrying amount, adjusted for credit risk where appropriate.

The fair value of government and corporate debt securities is determined using quoted prices in active markets for identical or similar securities. When quoted prices in active markets are not available, fair value is determined using market standard valuation methodologies, which include discounted cash flow analysis, consensus pricing from various broker dealers that are typically the market makers, or other similar techniques. The assumptions and valuation inputs in applying these market standard valuation methodologies are determined primarily using observable market inputs, which include, but are not limited to, benchmark yields, reported trades of identical or similar instruments, broker-dealer quotes, issuer spreads, bid prices, and reference data including market research publications. In limited circumstances, non-binding broker quotes are used.

The fair value of asset-backed securities is determined using quoted prices in active markets for identical or similar securities, when available, or valuation methodologies and valuation inputs similar to those used for government and corporate debt securities. Additional valuation inputs include structural characteristics of the securities, and the underlying collateral performance, such as prepayment speeds and delinquencies. Expected prepayment speeds are based primarily on those previously experienced in the market at projected future interest rate levels. In instances where there is a lack of sufficient observable market data to value the securities, non-binding broker quotes are used.

The fair value of equity securities is determined using quoted prices in active markets for identical securities or similar securities. When quoted prices in active markets are not available, fair value is determined using equity valuation models, which include discounted cash flow analysis and other techniques that involve benchmark comparison. Valuation inputs primarily include projected future operating cash flows and earnings, dividends, market discount rates, and earning multiples of comparable companies.

The fair value of derivative financial instruments depends upon derivative types. The fair value of exchange-traded futures and options is determined using quoted prices in active markets, while the fair value of over-the-counter (“OTC”) derivatives is determined using pricing models, such as discounted cash flow analysis or other market standard valuation techniques, with primarily observable market inputs. Valuation inputs used to price OTC derivatives may include swap interest rate curves, foreign exchange spot and forward rates, index prices, the value of underlying securities, projected dividends, volatility surfaces, and in limited circumstances, counterparty quotes.

The fair value of OTC derivative financial instruments also includes credit valuation adjustments to reflect the credit risk of both the derivative counterparty and ourselves as well as the impact of contractual factors designed to reduce our credit exposure, such as collateral and legal rights of offset under master netting agreements. Inputs into determining the appropriate credit valuation adjustments are typically obtained from publicly available information and include credit default swap spreads when available, credit spreads derived from specific bond yields, or published cumulative default experience data adjusted for current trends when credit default swap spreads are not available.

The fair value of other invested assets is determined using quoted prices in active markets for identical securities or similar securities. When quoted prices in active markets are not available, fair value is determined using equity valuation models, which include discounted cash flow analysis and other techniques that involve benchmark comparison. Valuation inputs primarily include projected future operating cash flows and earnings, dividends, market discount rates, and earnings multiples of comparable companies.

The fair value of investment properties is generally determined using property valuation models that are based on expected capitalization rates and models that discount expected future net cash flows at current market interest rates reflective of the characteristics, location and market of each property. Expected future net cash flows include contractual and projected cash flows and forecasted operating expenses, and take into account interest, rental and occupancy rates derived from market surveys. The estimates of future cash inflows in addition to expected rental income from current leases, include projected income from future leases based on significant assumptions that are consistent with current market conditions. The future rental rates are estimated depending on the actual location, type and quality of the properties, and taking into account market data and projections at the valuation date. The fair values are typically compared to market-based information, including recent transactions involving comparable assets for reasonability. The methodologies and inputs used in these models are in accordance with real estate industry valuation standards. Valuations are prepared externally or internally by professionally accredited real estate appraisers.

The fair value of investments for accounts of segregated fund holders is determined using quoted prices in active markets or independent valuation information provided by investment managers. The fair value of direct investments within investments for accounts of segregated fund holders, such as short-term securities, government and corporate debt securities, is determined according to valuation methodologies and inputs described above in the respective asset type sections.

116 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

The methodologies and assumptions for determining the fair values of investment contract liabilities are included in Note 11.B.

5.A.ii Fair Value Hierarchy

We categorize our assets and liabilities carried at fair value, based on the priority of the inputs to the valuation techniques used to measure fair value, into a three-level fair value hierarchy as follows:

Level 1:    Fair value is based on the unadjusted quoted prices for identical assets or liabilities in an active market. The types of assets and liabilities classified as Level 1 generally include cash and cash equivalents, certain U.S. government and agency securities, exchange-traded equity securities and certain segregated and mutual fund units held for account of segregated fund holders.

Level 2:    Fair value is based on quoted prices for similar assets or liabilities in active markets, valuation that is based on significant observable inputs, or inputs that are derived principally from or corroborated with observable market data through correlation or other means. The types of assets and liabilities classified as Level 2 generally include Canadian federal, provincial and municipal government, other foreign government and corporate debt securities, certain asset-backed securities, OTC derivatives, and certain segregated and mutual fund units held for account of segregated fund holders.

Level 3:    Fair value is based on valuation techniques that require one or more significant inputs that are not based on observable market inputs. These unobservable inputs reflect our expectations about the assumptions market participants would use in pricing the asset or liability. The types of assets and liabilities classified as Level 3 generally include certain corporate bonds, certain other invested assets and investment properties.

The 2013 tables present our assets and liabilities that are carried at fair value on a recurring basis by hierarchy level under IFRS 13 while the 2012 comparative tables present only our financial assets and liabilities that are carried at fair value by hierarchy level under IFRS 7. The following tables should be read in conjunction with Note 3 Asset-Backed Securities Previously Supporting the U.S. Annuity Business.

As at December 31, 2013	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and short-term securities	$6,189	$1,447	$–	$7,636
Debt securities – fair value through profit or loss	980	41,665	1,017	43,662
Debt securities – available-for-sale	364	10,480	307	11,151
Equity securities – fair value through profit or loss	3,117	1,110	115	4,342
Equity securities – available-for-sale	756	96	–	852
Derivative assets	13	935	–	948
Other invested assets	480	41	618	1,139
Investment properties	–	–	6,092	6,092
Total invested assets	$11,899	$55,774	$8,149	$75,822
Investments for account of segregated fund holders	$26,865	$48,794	$482	$76,141
Total assets measured at fair value	$38,764	$104,568	$8,631	$151,963
Liabilities
Investment contract liabilities	$–	$11	$7	$18
Derivative liabilities	10	929	–	939
Total liabilities measured at fair value	$10	$940	$7	$957

Debt securities – fair value through profit or loss consist of the following:

As at December 31, 2013	Level 1	Level 2	Level 3	Total
Canadian federal government	$–	$1,873	$1	$1,874
Canadian provincial and municipal government	–	8,448	40	8,488
U.S. government and agency	980	59	9	1,048
Other foreign government	–	4,476	65	4,541
Corporate	–	24,511	779	25,290
Asset-backed securities:
Commercial mortgage-backed securities	–	1,214	6	1,220
Residential mortgage-backed securities	–	521	3	524
Collateralized debt obligations	–	25	71	96
Other	–	538	43	581
Total debt securities – fair value through profit or loss	$980	$41,665	$1,017	$43,662

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 117

Debt securities – available-for-sale consist of the following:

As at December 31, 2013	Level 1	Level 2	Level 3	Total
Canadian federal government	$–	$997	$–	$997
Canadian provincial and municipal government	–	534	–	534
U.S. government and agency	364	50	–	414
Other foreign government	–	477	–	477
Corporate	–	7,322	243	7,565
Asset-backed securities:
Commercial mortgage-backed securities	–	549	22	571
Residential mortgage-backed securities	–	252	–	252
Collateralized debt obligations	–	–	2	2
Other	–	299	40	339
Total debt securities – available-for-sale	$364	$10,480	$307	$11,151

During 2013, we did not have any significant transfers between Level 1 and Level 2.

As at December 31, 2012	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and short-term securities	$5,652	$1,374	$–	$7,026
Debt securities – fair value through profit or loss	1,006	41,626	1,141	43,773
Debt securities – available-for-sale	454	10,012	123	10,589
Equity securities – fair value through profit or loss	2,997	1,062	110	4,169
Equity securities – available-for-sale	724	133	–	857
Derivative assets	30	2,076	7	2,113
Other invested assets	291	59	547	897
Total invested assets	$11,154	$56,342	$1,928	$69,424
Investments for account of segregated fund holders	$23,461	$41,167	$150	$64,778
Total financial assets measured at fair value	$34,615	$97,509	$2,078	$134,202
Liabilities
Investment contract liabilities	$–	$28	$7	$35
Derivative liabilities	51	527	16	594
Investment contracts for account of segregated fund holders	4,572	1,376	14	5,962
Total financial liabilities measured at fair value	$4,623	$1,931	$37	$6,591

Debt securities – fair value through profit or loss consist of the following:

As at December 31, 2012	Level 1	Level 2	Level 3	Total
Canadian federal government	$–	$1,810	$–	$1,810
Canadian provincial and municipal government	–	9,592	26	9,618
U.S. government and agency	1,006	44	11	1,061
Other foreign government	–	4,526	18	4,544
Corporate	–	24,751	525	25,276
Asset-backed securities:
Commercial mortgage-backed securities	–	209	527	736
Residential mortgage-backed securities	–	269	3	272
Collateralized debt obligations	–	26	17	43
Other	–	399	14	413
Total debt securities – fair value through profit or loss	$1,006	$41,626	$1,141	$43,773

118 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

Debt securities – available-for-sale consist of the following:

As at December 31, 2012	Level 1	Level 2	Level 3	Total
Canadian federal government	$–	$1,306	$–	$1,306
Canadian provincial and municipal government	–	168	–	168
U.S. government and agency	454	54	–	508
Other foreign government	–	390	–	390
Corporate	–	7,663	70	7,733
Asset-backed securities:
Commercial mortgage-backed securities	–	148	12	160
Residential mortgage-backed securities	–	112	–	112
Collateralized debt obligations	–	–	27	27
Other	–	171	14	185
Total debt securities – available-for-sale	$454	$10,012	$123	$10,589

The following table provides a reconciliation of the beginning and ending balances for assets and liabilities that are categorized in Level 3 under IFRS 13 for the year ended December 31, 2013:

	Beginning balance	Included in net income(1)(3)	Included in OCI(3)	Purchases	Sales	Settlements	Transfers into level 3(2)	Transfers (out) of level 3(2)	Foreign currency translation(4)	Ending balance	Gains (losses) included in earnings relating to instruments still held at the reporting date(1)
Assets
Debt securities – fair value through profit or loss	$1,141	$(5)	$–	$1,041	$(178)	$(50)	$116	$(971)	$(77)	$1,017	$9
Debt securities – available-for-sale	123	2	–	239	(30)	(29)	76	(114)	40	307	–
Equity securities – fair value through profit or loss	110	–	–	–	–	–	–	–	5	115	1
Derivative assets	7	–	–	–	–	–	–	(7)	–	–	–
Other invested assets	547	13	11	139	(96)	–	–	–	4	618	14
Investment properties	5,942	129	–	229	(315)	–	–	–	107	6,092	126
Total invested assets	$7,870	$139	$11	$1,648	$(619)	$(79)	$192	$(1,092)	$79	$8,149	$150
Investments for account of segregated fund holders	$427	$25	$–	$54	$(43)	$(2)	$4	$(7)	$24	$482	$10
Total assets measured at fair value	$8,297	$164	$11	$1,702	$(662)	$(81)	$196	$(1,099)	$103	$8,631	$160
Liabilities(5)
Investment contract liabilities	$7	$–	$–	$–	$–	$–	$–	$–	$–	$7	$–
Derivative liabilities	16	(10)	–	–	–	–	–	(6)	–	–	–
Total liabilities measured at fair value	$23	$(10)	$–	$–	$–	$–	$–	$(6)	$–	$7	$–

(1)	Included in Net investment income (loss) in our Consolidated Statements of Operations.
(2)	Transfers into Level 3 occur when the inputs used to price the assets and liabilities lack observable market data and as a result, no longer meet the Level 1 or 2 definitions at the reporting date. Transfers out of Level 3 occur when the pricing inputs become more transparent and satisfy the Level 1 or 2 criteria and are primarily the result of observable market data being available at the reporting date, thus removing the requirement to rely on inputs that lack observability. During 2013, transfers out of Level 3 were primarily related to increased market activity, resulting in an increase in observable market data, impacting $885 of asset-backed securities and corporate bonds.
(3)	Total gains and losses in net income (loss) and OCI are calculated assuming transfers into or out of Level 3 occur at the beginning of the period. For an asset or liability that transfers into Level 3 during the reporting period, the entire change in fair value for the period is included in the table above. For transfers out of Level 3 during the reporting period, the change in fair value for the period is excluded from the table above.
(4)	Foreign currency translation relates to the foreign exchange impact of translating from functional currencies of Level 3 assets and liabilities in foreign subsidiaries to Canadian dollars.
(5)	For liabilities, gains are indicated by negative numbers.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 119

The following table provides a reconciliation of the beginning and ending balances for financial instruments that are categorized in Level 3 under IFRS 7 for the year ended December 31, 2012:

	Beginning balance	Included in net income(1)(3)	Included in OCI(3)	Purchases	Sales	Settlements	Transfers into level 3(2)	Transfers (out) of level 3(2)	Foreign currency translation(4)	Transferred to held for sale(6)	Ending balance	Gains (losses) included in earnings relating to instruments still held at the reporting date(1)
Assets
Debt securities – fair value through profit or loss	$1,521	$39	$(1)	$77	$(63)	$(159)	$331	$(276)	$(5)	$(323)	$1,141	$34
Debt securities – available-for-sale	118	8	6	56	(19)	(26)	25	(32)	–	(13)	123	6
Equity securities – fair value through profit or loss	126	10	–	31	(31)	–	–	–	(3)	(23)	110	9
Derivative assets	13	(1)	–	–	–	(5)	–	–	–	–	7	–
Other invested assets	595	(4)	(8)	118	(129)	–	–	–	(4)	(21)	547	(11)
Total invested assets	$2,373	$52	$(3)	$282	$(242)	$(190)	$356	$(308)	$(12)	$(380)	$1,928	$38
Investments for account of segregated fund holders	$656	$27	$–	$311	$(313)	$(35)	$17	$(58)	$(13)	$(442)	$150	$–
Total financial assets measured at fair value	$3,029	$79	$(3)	$593	$(555)	$(225)	$373	$(366)	$(25)	$(822)	$2,078	$38
Liabilities(5)
Investment contract liabilities	$912	$17	$–	$–	$–	$(8)	$–	$–	$(24)	$(890)	$7	$–
Derivative liabilities	49	(26)	–	–	–	(5)	–	–	(1)	(1)	16	–
Investment contracts for account of segregated fund holders	19	(1)	–	2	(4)	–	–	(2)	–	–	14	–
Total financial liabilities measured at fair value	$980	$(10)	$–	$2	$(4)	$(13)	$–	$(2)	$(25)	$(891)	$37	$–

(1)	Included in Net investment income (loss) in our Consolidated Statements of Operations.
(2)	Transfers into Level 3 occur when the inputs used to price the financial instrument lack observable market data and as a result, no longer meet the Level 1 or 2 definitions at the reporting date. In addition, transfers out of Level 3 occur when the pricing inputs become more transparent and satisfy the Level 1 or 2 criteria and are primarily the result of observable market data being available at the reporting date, thus removing the requirement to rely on inputs that lack observability.
(3)	Total gains and losses in net income (loss) and OCI are calculated assuming transfers into or out of Level 3 occur at the beginning of the period. For a financial instrument that transfers into Level 3 during the reporting period, the entire change in fair value for the period is included in the table above. For transfers out of Level 3 during the reporting period, the change in fair value for the period is excluded from the table above.
(4)	Foreign currency translation relates to the foreign exchange impact of translating from functional currencies of Level 3 financial instruments in foreign subsidiaries to Canadian dollars.
(5)	For liabilities, gains are indicated by negative numbers.
(6)	See Note 3.

Unobservable Inputs and Sensitivity for Level 3 Assets

Our assets categorized in Level 3 of the fair value hierarchy are primarily Investment properties, Debt securities, and Other invested assets.

The fair value of Investment properties is determined by using the discounted cash flows methodology as described in 5.A.i above. The key unobservable inputs used in the valuation of investment properties as at December 31, 2013 include the following:

•

Estimated rental value: The estimated rental value (per square foot, per annum) is based on contractual rent and other local market lease transactions net of reimbursable operating expenses. An increase (decrease) in the estimated rental value would result in a higher (lower) fair value. The estimated rental value varies depending on the property types, which include retail, office and industrial properties. The current estimated rental value ranges from $12 to $35 for retail and office properties and from $3.50 to $6.50 for industrial properties.

•

Rental growth rate: The rental growth rate (per annum) is typically estimated based on expected market behaviour, which is influenced by the type of property and geographic region of the property. An increase (decrease) in the rental growth rate would result in a higher (lower) fair value. The current rental growth rate ranges from 1% to 3%.

•

Long-term vacancy rate: The long-term vacancy rate is typically estimated based on expected market behaviour, which is influenced by the type of property and geographic region of the property. An increase (decrease) in the long-term vacancy rate would result in a lower (higher) fair value. The current long-term vacancy rate ranges from 2% to 10%.

120 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

•

Discount rate: The discount rate is derived from market activity across various property types and geographic regions and is a reflection of the expected rate of return to be realized on the investment over the next 10 years. An increase (decrease) in the discount rate would result in a lower (higher) fair value. The current discount rate ranges from 6% to 9.5%.

•

Terminal capitalization rate: The terminal capitalization rate is derived from market activity across various property types and geographic regions and is a reflection of the expected rate of return to be realized on the investment over the remainder of its life after the 10-year period. An increase (decrease) in the terminal capitalization rate would result in a lower (higher) fair value. The current terminal capitalization rate ranges from 5.5% to 9%.

Changes in the estimated rental value are positively correlated with changes in the rental growth rate. Changes in the estimated rental value are negatively correlated with changes in the long-term vacancy rate, the discount rate and the terminal capitalization rate.

Our Debt securities categorized in Level 3 as at December 31, 2013, which are included in Debt securities – FVTPL and Debt securities – AFS in the Level 3 roll forward table, consist primarily of corporate bonds. The fair value of these corporate bonds is determined using broker quotes that cannot be corroborated with observable market transactions. Significant unobservable inputs for these corporate bonds would include proprietary cash flow models and issuer spreads, which are comprised of credit, liquidity, and other security-specific features of the bonds. An increase (decrease) in these issuer spreads would result in a lower (higher) fair value. Due to the unobservable nature of these broker quotes, we do not assess whether applying reasonably possible alternative assumptions would have an impact on the fair value of the Level 3 corporate bonds. The majority of our debt securities categorized in Level 3 are FVTPL assets supporting insurance contract liabilities. Changes in the fair value of these assets supporting insurance contract liabilities are largely offset by changes in the corresponding insurance contract liabilities under CALM. As a result, though using reasonably possible alternative assumptions may have an impact on the fair value of the Level 3 debt securities, it would not have a significant impact on our Consolidated Financial Statements as at December 31, 2013.

The Other invested assets categorized in Level 3 as at December 31, 2013, which are included in Other invested assets – FVTPL and Other invested assets – AFS in the Level 3 roll forward table, consists primarily of limited partnership investments. The fair value of our limited partnership investments are based on net asset value (“NAV”) reports provided by management of the limited partnership investments. Based on the unobservable nature of these NAVs, we do not assess whether applying reasonably possible alternative assumptions would have an impact on the fair value of the Level 3 limited partnership investments.

Valuation Process for Level 3 Assets

Our assets categorized in Level 3 of the fair value hierarchy are primarily Investment properties, Debt securities, and limited partnership investments included in Other invested assets. Our valuation processes for these assets are as follows:

The fair value of Investment properties is appraised annually and reviewed quarterly for material changes. The valuation methodology used to determine the fair value is in accordance with the standards of the Appraisal Institute of Canada, the U.S. and the U.K. Investment properties are appraised externally at least once every three years. Investment properties not appraised externally in a given year are reviewed by qualified appraisers. A management committee, including investment professionals, reviews the fair value of Investment properties for overall reasonability.

The fair value of Debt securities is generally obtained by external pricing services. We obtain an understanding of inputs and valuation methods used by external pricing services. When fair value cannot be obtained from external pricing services, broker quotes or internal models subject to detailed review and validation processes are used. The fair value of debt securities is subject to price validation and review procedures to ensure overall reasonability.

The fair value of limited partnership investments, included in Other invested assets, is based on NAV reports, which are generally audited annually. We review the NAV for the limited partnership investments and perform analytical and other procedures to ensure the fair value is reasonable.

5.B Interest and Other Investment Income

Interest and other investment income consist of the following:

For the years ended December 31,	2013	2012
Interest income:
Cash, cash equivalents and short-term securities	$41	$44
Debt securities – fair value through profit or loss	1,913	1,903
Debt securities – available-for-sale	327	315
Mortgages and loans	1,556	1,524
Derivative investments	116	103
Policy loans	154	151
Interest income	4,107	4,040
Equity securities – dividends on fair value through profit or loss	133	124
Equity securities – dividends on available-for-sale	14	19
Investment properties rental income(1)	622	577
Investment properties expenses	(291)	(273)
Foreign exchange gains (losses)	335	(58)
Other income	153	123
Investment expenses and taxes	(144)	(122)
Total interest and other investment income	$4,929	$4,430

(1)	Comprised of operating lease rental income.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 121

5.C Change in Fair Value Through Profit or Loss Assets and Liabilities

Change in fair value through profit or loss assets and liabilities recorded to net income for the years ended December 31 consist of the following:

	2013	2012
Cash, cash equivalents and short-term securities	$4	$(1)
Debt securities	(3,196)	1,181
Equity securities	387	254
Derivative investments	(1,959)	(69)
Other invested assets	63	41
Investment properties	146	322
Total change in fair value through profit or loss assets and liabilities	$(4,555)	$1,728

5.D Cash, Cash Equivalents and Short-Term Securities

Cash, cash equivalents and short-term securities presented in our Consolidated Statements of Financial Position and Net cash, cash equivalents and short-term securities presented in our Consolidated Statements of Cash Flows consist of the following:

As at December 31,	2013	2012
Cash	$1,374	$1,475
Cash equivalents	1,996	1,980
Short-term securities	4,266	3,571
Cash, cash equivalents and short-term securities	7,636	7,026
Less: Bank overdraft, recorded in Other liabilities	46	3
Net cash, cash equivalents and short-term securities	$7,590	$7,023

5.E Gross Unrealized Gains and Gross Unrealized Losses on Available-For-Sale Debt and Equity Securities

Gross unrealized gains and gross unrealized losses included in accumulated OCI on AFS debt and equity securities are comprised as follows:

As at December 31, 2013	Amortized cost	Gross unrealized gains	Gross unrealized (losses)	Fair value
Debt securities:
Canadian federal government	$1,020	$1	$(24)	$997
Canadian provincial and municipal government	538	3	(7)	534
U.S. government and agency	417	6	(9)	414
Other foreign government	400	81	(4)	477
Corporate	7,353	280	(68)	7,565
Asset-backed securities:
Commercial mortgage-backed securities	570	10	(9)	571
Residential mortgage-backed securities	254	2	(4)	252
Collateralized debt obligations	3	–	(1)	2
Other	343	1	(5)	339
Total debt securities	10,898	384	(131)	11,151
Equity securities	672	184	(4)	852
Total AFS debt and equity securities	$11,570	$568	$(135)	$12,003

122 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

As at December 31, 2012	Amortized cost	Gross unrealized gains	Gross unrealized (losses)	Fair value
Debt securities:
Canadian federal government	$1,307	$1	$(2)	$1,306
Canadian provincial and municipal government	163	5	–	168
U.S. government and agency	493	16	(1)	508
Other foreign government	317	73	–	390
Corporate	7,165	585	(17)	7,733
Asset-backed securities:
Commercial mortgage-backed securities	151	15	(6)	160
Residential mortgage-backed securities	109	3	–	112
Collateralized debt obligations	28	–	(1)	27
Other	185	1	(1)	185
Total debt securities	9,918	699	(28)	10,589
Equity securities	774	94	(11)	857
Total AFS debt and equity securities	$10,692	$793	$(39)	$11,446

5.F Derivative Financial Instruments and Hedging Activities

The fair values of derivative financial instruments by major class of derivatives are shown in the following table:

As at December 31,	2013		2012
	Fair value		Fair value
	Assets	Liabilities	Assets	Liabilities
Interest rate contracts	$639	$(534)	$1,601	$(414)
Foreign exchange contracts	207	(398)	449	(137)
Other contracts	102	(7)	63	(43)
Total derivatives	$948	$(939)	$2,113	$(594)

The following tables present the fair values of derivative assets and liabilities categorized by type of hedge for accounting purposes and derivative investments:

	Total notional amount	Fair value
As at December 31, 2013		Assets	Liabilities
Derivative investments(1)	$42,292	$901	$(863)
Fair value hedges	951	2	(76)
Cash flow hedges	100	45	–
Net investment hedges(2)	–	–	–
Total derivatives	$43,343	$948	$(939)

(1)	Derivative investments are derivatives that have not been designated as hedges for accounting purposes.
(2)	In addition, we have non-derivative instruments designated as net investment hedges with a fair value of $177. These non-derivative instruments are presented as Subordinated debt on the Consolidated Statements of Financial Position.

	Total notional amount	Fair value
As at December 31, 2012		Assets	Liabilities
Derivative investments(1)	$39,533	$1,936	$(375)
Fair value hedges	991	–	(204)
Cash flow hedges	104	9	(7)
Net investment hedges(2)	1,850	168	(8)
Total derivatives	$42,478	$2,113	$(594)

(1)	Derivative investments are derivatives that have not been designated as hedges for accounting purposes.
(2)	In addition, we have non-derivative instruments designated as net investment hedges with a fair value of $167. These non-derivative instruments are presented as Subordinated debt on the Consolidated Statements of Financial Position.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 123

Additional information on the derivatives designated as hedges for accounting purposes is included in the following sections.

Hedge ineffectiveness recognized in Interest and other investment income is comprised of the following:

For the years ended December 31,	2013	2012
Fair value hedging ineffectiveness:
Gains (losses) on the hedged items attributable to the hedged risk	$(150)	$(19)
Gains (losses) on the hedging derivatives	146	17
Net ineffectiveness on fair value hedges	(4)	(2)
Net investment in foreign operations hedge ineffectiveness	–	–
Cash flow hedging ineffectiveness(1)	–	–
Total hedge ineffectiveness	$(4)	$(2)

(1)	Cash flow hedges include equity forwards hedging the variation in the cash flows associated with the anticipated payments expected to occur in 2014, 2015 and 2016 under certain share-based payment plans. The amounts included in accumulated OCI related to the equity forwards are reclassified to net income as the liability is accrued for the share-based payment plan over the vesting period. We expect to reclassify a gain of $9 from accumulated OCI to net income within the next 12 months.

5.G Investment Properties

Changes in investment properties are as follows:

For the years ended December 31,	2013	2012
Balance as at January 1	$5,942	$5,313
Additions	196	919
Leasing commissions and tenant inducements, amortization	15	(38)
Fair value gains (losses)	147	248
Disposals	(315)	(316)
Foreign exchange rate movements	107	(34)
Less: Held for sale(1)	–	(150)
Balance as at December 31	$6,092	$5,942

(1)	See Note 3.

5.H Securities Lending

The Company engages in securities lending to generate additional income. Certain securities from its portfolio are loaned to other institutions for short periods. Collateral, which exceeds the fair value of the loaned securities, is deposited by the borrower with a lending agent, usually a securities custodian, and maintained by the lending agent until the underlying security has been returned to us. The fair value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the fair values fluctuate. Collateral primarily consists of government guaranteed securities. Certain arrangements allow us to invest the cash collateral received for the securities loaned. The carrying values of the loaned securities approximate their fair values. The carrying values of the loaned securities and the related collateral held are included in Note 6.A.ii.

6. Financial Instrument Risk Management

The significant risks related to financial instruments are credit risk, liquidity risk and market risk (currency, interest rate and spread risk and equity). The following sections describe how we manage these risks.

Some of our financial instruments risk management policies and procedures are described in our Annual Management’s Discussion and Analysis (“MD&A”) for the year ended December 31, 2013. The shaded text and tables in the Risk Management section of the MD&A represent part of our disclosures on Credit and Market Risks and include a description of how we measure our risk and our objectives, policies and methodologies for managing these risks. Therefore, the shaded text and tables are an integral part of these Consolidated Financial Statements.

We use derivative instruments to manage risks related to interest rate, equity market and currency fluctuations and in replication strategies for permissible investments. We do not engage in speculative investment in derivatives. The gap in market sensitivities or exposures between liabilities and supporting assets is monitored and managed within defined tolerance limits by, using derivative instruments, where appropriate. We use models and techniques to measure the effectiveness of our risk management strategies.

6.A Credit Risk

Risk Description

Credit risk is the risk of loss from amounts owed by our financial counterparties. We are subject to credit risk in connection with issuers of securities held in our investment portfolio, debtors (e.g., mortgagors), structured securities, reinsurers, derivative counterparties, other financial institutions (e.g., amounts held on deposit) and other entities. Losses may occur when a counterparty fails to make timely payments pursuant to the terms of the underlying contractual arrangement or when the counterparty’s credit rating or risk profile otherwise deteriorates. Credit risk can also arise in connection with deterioration in the value of or ability to realize on any underlying security that may be used to collateralize the debt obligation. Credit risk can occur at multiple levels, as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Events that result in defaults, impairments or downgrades of the securities in our investment portfolio would cause the Company to record realized or unrealized losses and increase our provisions for asset default, adversely impacting earnings.

124 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

Credit Risk Management Governance and Control

We employ a wide range of credit risk management practices and controls, as outlined below:

•	Enterprise risk appetite limits have been established for credit risk.
•	Ongoing monitoring and reporting of credit risk income and regulatory capital sensitivities against pre-established risk limits.
•	Detailed credit risk management policies, guidelines and procedures.
•	Specific investment diversification requirements such as defined investment limits for asset class, geography and industry.
•	Risk-based credit portfolio, counterparty and sector exposure limits.
•	Mandatory use of credit quality ratings for portfolio investments which are established and reviewed regularly.
•	Independent adjudication of new fixed income investment internal rating decisions and ongoing reviews of the in-force portfolio internal rating decisions.
•	Comprehensive due diligence processes and ongoing credit analyses.
•	Regulatory solvency requirements that include risk-based capital requirements.
•	Comprehensive compliance monitoring practices and procedures including reporting against pre-established investment limits.
•	Reinsurance exposures are monitored to ensure that no single reinsurer represents an undue level of credit risk.
•	Stress-testing techniques, such as Dynamic Capital Adequacy Testing (“DCAT”), are used to measure the effects of large and sustained adverse credit developments.
•	Insurance contract liabilities are established in accordance with Canadian actuarial standards of practice.
•	Target capital levels exceed internal and regulatory minimums.
•	Active credit risk governance including independent monitoring and review and reporting to senior management and the Board of Directors.

6.A.i Maximum Exposure to Credit Risk

Our maximum credit exposure related to financial instruments as at December 31 is the balance as presented in our Consolidated Statements of Financial Position as we believe that these carrying amounts best represent the maximum exposure to credit risk. The credit exposure for debt securities may be increased to the extent that the amounts recovered from default are insufficient to satisfy the actuarial liability cash flows that the assets are intended to support.

The positive fair value of derivative assets is used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all derivative contracts with a positive fair value. Additionally, we have credit exposure to items not on the Consolidated Statements of Financial Position as follows:

As at December 31,	2013	2012
Off-balance sheet items:
Loan commitments(1)	$698	$707
Guarantees	117	105
Total off-balance sheet items	$815	$812

(1)	Loan commitments include commitments to extend credit under commercial and residential mortgages and private debt securities not quoted in an active market. Commitments on debt securities contain provisions that allow for withdrawal of the commitment if there is deterioration in the credit quality of the borrower.

6.A.ii Right of Offset and Collateral

During the normal course of business, we invest in financial assets secured by real estate properties, pools of financial assets, third-party financial guarantees, credit insurance and other arrangements.

In the case of OTC derivatives, collateral is collected from and pledged to counterparties to manage credit exposure according to the Credit Support Annexes (“CSA”), which forms part of the International Swaps and Derivatives Association’s (“ISDA”) master agreements. It is common practice to execute a CSA in conjunction with an ISDA master agreement. Under the ISDA master agreements for OTC derivatives, we have a right of offset in the event of default, insolvency, bankruptcy or other early termination. In the ordinary course of business, bilateral OTC exposures under these agreements are substantially mitigated through associated collateral agreements with a majority of our counterparties.

In the case of exchange-traded derivatives subject to derivative clearing agreements with the exchanges and clearinghouses, there is no provision for set-off at default. Initial margin is excluded from the table below as it would become part of a pooled settlement process.

In the case of reverse repurchase agreements and repurchase agreements, assets are borrowed or lent with a commitment to return or repurchase at a future date. Additional collateral may be collected from or pledged to counterparties to manage credit exposure according to bilateral repurchase or reverse repurchase agreements. In the event of default by a counterparty, we are entitled to liquidate the assets we hold as collateral to offset against obligations to the same counterparty.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 125

We do not offset financial instruments in our Consolidated Statements of Financial Position, as our rights of offset are conditional. The following tables present the effect of conditional netting and similar arrangements. Similar arrangements include global master repurchase agreements, security lending agreements and any related rights to financial collateral.

	Financial instruments presented in the Consolidated Statements of Financial Position(1)	Related amounts not set off in the Consolidated Statements of Financial Position
As at December 31, 2013		Financial instruments subject to master netting or similar agreements	Financial collateral (received) pledged(2)	Net amount
Financial assets
Derivative assets (Note 6.A.v)	$948	$(427)	$(409)	$112
Securities lending (Note 5.H)	1,437	–	(1,437)	–
Reverse repurchase agreements (Note 8)	63	(63)	–	–
Total financial assets	$2,448	$(490)	$(1,846)	$112
Financial liabilities
Derivative liabilities	$(939)	$427	$352	$(160)
Repurchase agreements (Note 13.B)	(1,265)	63	1,202	–
Total financial liabilities	$(2,204)	$490	$1,554	$(160)

(1)	Net amounts of the financial instruments presented in our Consolidated Statements of Financial Position are the same as our gross recognized financial instruments, as we do not offset financial instruments in our Consolidated Statements of Financial Position.
(2)	Financial collateral excludes overcollateralization and, for exchange-traded derivatives, initial margin. Total financial collateral, including initial margin and overcollateralization, received on derivative assets was $552, received on securities lending was $1,518, received on reverse repurchase agreements was $63, pledged on derivative liabilities was $471 and pledged on repurchase agreements was $1,265.

	Financial instruments presented in the Consolidated Statements of Financial Position(1)	Related amounts not set off in the Consolidated Statements of Financial Position
As at December 31, 2012		Financial instruments subject to master netting or similar agreements	Financial collateral (received) pledged(2)	Net amount
Financial assets
Derivative assets (Note 6.A.v)	$2,113	$ (288)	$ (1,597)	$ 228
Securities lending (Note 5.H)	730	–	(730)	–
Reverse repurchase agreements (Note 8)	68	(68)	–	–
Total financial assets	$2,911	$ (356)	$ (2,327)	$ 228
Financial liabilities
Derivative liabilities	$(594)	$ 288	$30	$ (276)
Repurchase agreements (Note 13.B)	(1,395)	68	1,327	–
Total financial liabilities	$(1,989)	$ 356	$ 1,357	$ (276)

(1)	Net amounts of financial instruments presented in our Consolidated Statements of Financial Position are the same as our gross recognized financial instruments, as we do not offset financial instruments in our Consolidated Statements of Financial Position.
(2)	Financial collateral excludes overcollateralization and, for exchange-traded derivatives, initial margin. Total financial collateral, including initial margin and overcollateralization, received on derivative assets was $1,790, received on securities lending was $771, received on reverse repurchase agreements was $68, pledged on derivative liabilities was $140 and pledged on repurchase agreements was $1,395.

6.A.iii Concentration Risk

Concentrations of credit risk arise from exposures to a single debtor, a group of related debtors or groups of debtors that have similar credit risk characteristics, such as groups of debtors in the same economic or geographic regions or in similar industries. The financial instrument issuers have similar economic characteristics so that their ability to meet contractual obligations may be impacted similarly by changes in the economic or political conditions. We manage this risk by appropriately diversifying our investment portfolio through the use of concentration limits. In particular, we maintain policies which set counterparty exposure limits to manage the credit exposure for investments in any single issuer or to the same underlying credit. Exceptions exist for investments in securities which are issued or guaranteed by the Government of Canada, United States or United Kingdom and issuers for which the Board has granted specific approval. Mortgages are collateralized by the related property, and generally do not exceed 75% of the value of the property at the time the original loan is made. Our mortgages and loans are diversified by type and location and, for mortgages, by borrower. Loans provide diversification benefits (name, industry and geography) and often provide stronger covenants and collateral than public debt securities, thereby providing both better credit protection and potentially higher recoveries in the event of default. The following tables provide details of the debt securities, mortgages and loans held by issuer country, geographic location and industry sector where applicable.

126 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

The carrying value of debt securities by geographic location is shown in the following tables. The geographic location is based on the country of the creditor’s parent.

As at December 31, 2013	Fair value through profit or loss	Available- for-sale	Total debt securities
Canada	$16,605	$2,517	$19,122
United States	13,732	5,712	19,444
United Kingdom	5,786	728	6,514
Other	7,539	2,194	9,733
Balance	$43,662	$11,151	$54,813

As at December 31, 2012	Fair value through profit or loss	Available- for-sale	Total debt securities
Canada	$18,192	$2,438	$20,630
United States	13,103	5,498	18,601
United Kingdom	5,265	484	5,749
Other	7,213	2,169	9,382
Balance	$43,773	$10,589	$54,362

The carrying value of debt securities by issuer and industry sector is shown in the following tables:

As at December 31, 2013	Fair value through profit or loss	Available- for-sale	Total debt securities
Debt securities issued or guaranteed by:
Canadian federal government	$1,874	$997	$2,871
Canadian provincial and municipal government	8,488	534	9,022
U.S. government and agency	1,048	414	1,462
Other foreign government	4,541	477	5,018
Total government issued or guaranteed debt securities	15,951	2,422	18,373
Corporate debt securities by industry sector:
Financials	7,368	2,719	10,087
Utilities and energy	7,778	1,202	8,980
Telecommunication services	1,401	540	1,941
Consumer staples and discretionary	4,412	1,576	5,988
Industrials	2,187	606	2,793
Other	2,144	922	3,066
Total corporate debt securities	25,290	7,565	32,855
Asset-backed securities	2,421	1,164	3,585
Total debt securities	$43,662	$11,151	$54,813

As at December 31, 2012	Fair value through profit or loss	Available- for-sale	Total debt securities
Debt securities issued or guaranteed by:
Canadian federal government	$1,810	$1,306	$3,116
Canadian provincial and municipal government	9,618	168	9,786
U.S. government and agency	1,061	508	1,569
Other foreign government	4,544	390	4,934
Total government issued or guaranteed debt securities	17,033	2,372	19,405
Corporate debt securities by industry sector:
Financials	6,662	2,602	9,264
Utilities and energy	8,192	1,335	9,527
Telecommunication services	1,399	525	1,924
Consumer staples and discretionary	4,732	1,635	6,367
Industrials	2,274	692	2,966
Other	2,017	944	2,961
Total corporate debt securities	25,276	7,733	33,009
Asset-backed securities	1,464	484	1,948
Total debt securities	$43,773	$10,589	$54,362

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 127

The carrying value of mortgages and loans by geographic location is shown in the following tables. The geographic location for mortgages is based on location of property, while for corporate loans it is based on the country of the creditor’s parent. Residential mortgages include mortgages for both single and multiple family dwellings.

	Mortgages
As at December 31, 2013	Residential	Non-residential	Loans	Total
Canada	$1,925	$5,614	$11,296	$18,835
United States	523	4,458	4,252	9,233
United Kingdom	–	7	504	511
Other	–	–	1,734	1,734
Total mortgages and loans	$2,448	$10,079	$17,786	$30,313

	Mortgages
As at December 31, 2012	Residential	Non-residential	Loans	Total
Canada	$1,886	$5,571	$9,946	$17,403
United States	301	4,214	3,399	7,914
United Kingdom	–	22	420	442
Other	–	–	1,489	1,489
Total mortgages and loans	$2,187	$9,807	$15,254	$27,248

6.A.iv Contractual Maturities of Mortgages, Debt Securities and Derivatives

The contractual maturities of debt securities are shown in the following tables. Debt securities that are not due at a single maturity date are included in the tables in the year of final maturity. Actual maturities could differ from contractual maturities because of the borrower’s right to call or extend or right to prepay obligations, with or without prepayment penalties.

As at December 31, 2013	Fair value through profit or loss	Available- for-sale	Total debt securities
Due in 1 year or less	$1,918	$753	$2,671
Due in years 2-5	6,908	5,084	11,992
Due in years 6-10	7,727	2,035	9,762
Due after 10 years	27,109	3,279	30,388
Total debt securities	$43,662	$11,151	$54,813

As at December 31, 2012	Fair value through profit or loss	Available- for-sale	Total debt securities
Due in 1 year or less	$1,658	$1,636	$3,294
Due in years 2-5	7,375	4,566	11,941
Due in years 6-10	7,274	1,897	9,171
Due after 10 years	27,466	2,490	29,956
Total debt securities	$43,773	$10,589	$54,362

The carrying value of mortgages by scheduled maturity, before allowances for losses, is comprised as follows:

As at December 31,	2013	2012
Due in 1 year or less	$926	$942
Due in years 2-5	4,996	4,973
Due in years 6-10	4,125	3,744
Due after 10 years	2,527	2,414
Total mortgages	$12,574	$12,073

The carrying value of loans by scheduled maturity, before allowances for losses, is comprised as follows:

As at December 31,	2013	2012
Due in 1 year or less	$863	$839
Due in years 2-5	4,442	4,027
Due in years 6-10	3,952	3,350
Due after 10 years	8,545	7,054
Total loans	$17,802	$15,270

128 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

Notional amounts of derivative financial instruments are the basis for calculating payments and are generally not the actual amounts exchanged. The following tables provide the notional amounts of derivative instruments outstanding by type of derivative and term to maturity:

	Term to Maturity
As at December 31, 2013	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Over-the-counter contracts:
Interest rate contracts:
Forward contracts	$88	$–	$–	$88
Swap contracts	668	3,440	10,540	14,648
Options purchased	874	2,377	3,857	7,108
Options written(1)	425	850	1,062	2,337
Foreign exchange contracts:
Forward contracts	2,491	–	168	2,659
Swap contracts	396	4,517	6,541	11,454
Other contracts:
Options purchased	–	5	–	5
Forward contracts	85	105	–	190
Swap contracts	302	11	–	313
Options written	–	–	–	–
Credit derivatives	203	164	112	479
Exchange-traded contracts:
Interest rate contracts:
Futures contracts	1,268	–	–	1,268
Foreign exchange contracts:
Futures contracts	162	–	–	162
Equity contracts:
Futures contracts	2,349	–	–	2,349
Options purchased	283	–	–	283
Options written	–	–	–	–
Total notional amount	$9,594	$11,469	$22,280	$43,343

(1)	These are covered short derivative positions that may include interest rate options, swaptions or floors.

	Term to Maturity
As at December 31, 2012	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Over-the-counter contracts:
Interest rate contracts
Swap contracts	$1,359	$3,678	$9,990	$15,027
Options purchased	186	2,780	3,735	6,701
Options written(1)	–	1,191	992	2,183
Foreign exchange contracts:
Forward contracts	2,329	–	157	2,486
Swap contracts	272	4,639	5,777	10,688
Other contracts:
Options purchased	1	2	–	3
Forward contracts	57	104	–	161
Swap contracts	200	11	–	211
Options written	–	–	–	–
Credit derivatives	10	324	8	342
Exchange-traded contracts:
Interest rate contracts:
Futures contracts	1,110	–	–	1,110
Foreign exchange contracts:
Futures contracts	102	–	–	102
Equity contracts:
Futures contracts	3,083	–	–	3,083
Options purchased	381	–	–	381
Options written	–	–	–	–
Total notional amount	$9,090	$12,729	$20,659	$42,478

(1)	These are covered short derivative positions that may include interest rate options, swaptions or floors.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 129

The following tables provide the fair value of derivative instruments outstanding by term to maturity:

	Term to maturity
As at December 31, 2013	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Derivative assets	$99	$332	$517	$948
Derivative liabilities	$(33)	$(175)	$(731)	$(939)

	Term to maturity
As at December 31, 2012	Under 1 Year	1 to 5 Years	Over 5 Years	Total
Derivative assets	$78	$582	$1,453	$2,113
Derivative liabilities	$(76)	$(124)	$(394)	$(594)

6.A.v Asset Quality

The following sections describe our assessment of the credit quality of our financial assets. We monitor credit quality based on internal risk ratings as well as ratings assigned by external rating agencies where available.

Debt Securities by Credit Rating

Investment grade debt securities are those rated BBB and above. Our debt security portfolio was 97% investment grade based on carrying value as at December 31, 2013 (98% as at December 31, 2012). The credit risk ratings were established in accordance with the process described in the Credit Risk Management Governance and Control – Risk Management Policies section of our MD&A. The following tables should be read in conjunction with Note 3 Asset-Backed Securities Previously Supporting the U.S. Annuity Business.

As at December 31, 2013	Fair value through profit or loss	Available- for-sale	Total debt securities
Debt securities by credit rating:
AAA	$6,255	$2,813	$9,068
AA	8,573	1,304	9,877
A	14,220	3,840	18,060
BBB	13,403	2,772	16,175
BB and lower	1,211	422	1,633
Total debt securities	$43,662	$11,151	$54,813

As at December 31, 2012	Fair value through profit or loss	Available- for-sale	Total debt securities
Debt securities by credit rating:
AAA	$6,284	$2,342	$8,626
AA	9,506	1,179	10,685
A	14,641	4,065	18,706
BBB	12,527	2,839	15,366
BB and lower	815	164	979
Total debt securities	$43,773	$10,589	$54,362

Mortgages and Loans by Credit Rating

The credit quality of mortgages and loans is evaluated internally through regular monitoring of credit-related exposures. We use judgment and experience to determine what factors should be considered when assigning an internal credit rating, which is validated through the use of credit scoring models, to a particular mortgage or corporate loan. The internal credit ratings reflect the credit quality of the borrower as well as the value of any collateral held as security.

130 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

The following tables summarize our mortgages and loans by credit quality indicator:

Mortgages and Loans by Credit Rating

As at December 31,	2013	2012
Mortgages by credit rating:
Insured	$1,639	$1,562
AAA	83	1
AA	866	804
A	2,203	1,814
BBB	4,613	4,128
BB and lower	3,029	3,563
Impaired	94	122
Total mortgages	$12,527	$11,994

As at December 31,	2013	2012
Loans by credit rating:
AAA	$361	$395
AA	2,115	1,791
A	8,642	7,597
BBB	6,289	5,124
BB and lower	360	323
Impaired	19	24
Total loans	$17,786	$15,254

Derivative Financial Instruments by Counterparty Credit Rating

Derivative instruments are either OTC contracts negotiated between counterparties or exchange-traded, some of which are settled daily. Since counterparty failure in an OTC derivative transaction could render it ineffective for hedging purposes, we generally transact our derivative contracts with highly rated counterparties. In limited circumstances, we will enter into transactions with lower-rated counterparties if credit enhancement features are included.

We pledge and hold assets as collateral under CSAs for bilateral OTC derivatives. The collateral is realized in the event of early termination as defined in the agreements.

The assets held and pledged are primarily cash and debt securities issued by the Canadian federal government and U.S. government and agencies.

While we are generally permitted to sell or re-pledge the assets held as collateral, we have not sold or re-pledged any assets. The terms and conditions related to the use of the collateral are consistent with industry practice.

Refer to Note 6.A.ii for more details on collateral held and pledged as well as the impact of netting arrangements.

The following tables show the OTC derivative financial instruments with a positive fair value split by counterparty credit rating:

As at December 31, 2013	Gross positive replacement cost(2)	Impact of master netting agreements(3)	Net replacement cost(4)
Over-the-counter contracts:
AA	$206	$(80)	$126
A	620	(329)	291
BBB	109	(18)	91
Total over-the-counter derivatives(1)	$935	$(427)	$508

As at December 31, 2012	Gross positive replacement cost(2)	Impact of master netting agreements(3)	Net replacement cost(4)
Over-the-counter contracts:
AA	$437	$(69)	$368
A	1,245	(205)	1,040
BBB	401	(14)	387
Total over-the-counter derivatives(1)	$2,083	$(288)	$1,795

(1)	Exchange-traded derivatives with a positive fair value of $13 ($30 in 2012) are excluded from the table above, as they are subject to daily margining requirements. Our credit exposure on these derivatives is with the exchanges and clearinghouses.
(2)	Used to determine the credit risk exposure if the counterparties were to default. The credit risk exposure is the cost of replacing, at current market rates, all contracts with a positive fair value.
(3)	The credit risk associated with derivative assets subject to master netting arrangements is reduced by derivative liabilities due to the same counterparty in the event of default or early termination. Our overall exposure to credit risk reduced through master netting arrangements may change substantially following the reporting date as the exposure is affected by each transaction subject to the arrangement.
(4)	Net replacement cost is positive replacement cost less the impact of master netting agreements.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 131

Reinsurance Counterparties Exposure by Credit Rating

The following is the potential maximum exposure to loss based on ceded reserves and outstanding claims. The ratings are those assigned by external ratings agencies where available. For 2013, where external ratings are not available, credit risk ratings for other material reinsurance counterparty exposures have been assigned using an approach generally consistent with the rating methodology described in the credit risk section.

As at December 31, 2013	Gross exposure	Collateral	Net exposure
Reinsurance counterparties by credit rating:
AA	$2,157	$1	$2,156
A	882	144	738
BB	1,002	959	43
B	133	–	133
Not rated	47	15	32
Total	$4,221	$1,119	$3,102
Less: ceded negative reserves	$573
Total Reinsurance assets	$3,648

As at December 31, 2012(1)	Gross exposure	Collateral	Net exposure
Reinsurance counterparties by credit rating:
AA	$2,036	$2	$2,034
A	733	139	594
BB	869	856	13
Not rated	260	37	223
Total	$3,898	$1,034	$2,864
Less: ceded negative reserves	$658
Total Reinsurance assets	$3,240

(1)	Ceded negative reserves have been reclassified from other rating categories to be consistent with the presentation adopted in 2013.

6.A.vi Impairment of Assets

Management assesses debt and equity securities, mortgages and loans and other invested assets for objective evidence of impairment at each reporting date. We employ a portfolio monitoring process to identify assets or groups of assets that have objective evidence of impairment, having experienced a loss event or events that have an impact on the estimated future cash flows of the asset or group of assets. There are inherent risks and uncertainties in our evaluation of assets or groups of assets for objective evidence of impairment, including both internal and external factors such as general economic conditions, issuers’ financial conditions and prospects for economic recovery, market interest rates, unforeseen events which affect one or more issuers or industry sectors and portfolio management parameters, including asset mix, interest rate risk, portfolio diversification, duration matching and greater than expected liquidity needs. All of these factors could impact our evaluation of an asset or group of assets for objective evidence of impairment.

Management exercises considerable judgment in assessing for objective evidence of impairment and, based on its assessment, classifies specific assets as performing or into one of our credit quality lists:

“Monitor List” – the timely collection of all contractually specified cash flows is reasonably assured, but changes in issuer-specific facts and circumstances require monitoring. No impairment charge is recorded for unrealized losses on assets related to these debtors.

“Watch List” – the timely collection of all contractually specified cash flows is reasonably assured, but changes in issuer-specific facts and circumstances require heightened monitoring. An asset is moved from the Monitor List to the Watch List when changes in issuer-specific facts and circumstances increase the possibility that a security may experience a loss event on an imminent basis. No impairment charge is recorded for unrealized losses on assets related to these debtors.

“Impaired List” – the timely collection of all contractually specified cash flows is no longer reasonably assured. For these investments that are classified as AFS or amortized cost, an impairment charge is recorded or the asset is sold and a realized loss is recorded as a charge to income. Impairment charges and realized losses are recorded on assets related to these debtors.

Equity securities and other invested assets are assessed for impairment according to the prospect of recovering the cost of our investment from estimated future cash flows.

Our approach to determining whether there is objective evidence of impairment varies by asset type. However, in all cases, we have a process to ensure that in all instances where a decision has been made to sell an asset at a loss, the asset is impaired.

Debt Securities

Objective evidence of impairment on debt securities involves an assessment of the issuer’s ability to meet current and future contractual interest and principal payments. In determining whether debt securities have objective evidence of impairment, we employ a screening process. The process identifies securities in an unrealized loss position, with particular attention paid to those securities whose fair value to amortized cost percentages have been less than 80% for an extended period of time. Discrete credit events, such as a ratings downgrade, are also used to identify securities that may have objective evidence of impairment. The securities identified are then evaluated based on issuer-specific facts and circumstances, including an evaluation of the issuer’s financial condition and

132 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

prospects for economic recovery, evidence of difficulty being experienced by the issuer’s parent or affiliate, and management’s assessment of the outlook for the issuer’s industry sector.

Management also assesses previously impaired debt securities whose fair value has recovered to determine whether it is objectively related to an event occurring subsequent to the impairment loss that has an impact on the estimated future cash flows of the asset.

Asset-backed securities are assessed for objective evidence of impairment on an alternative basis. Specifically, we periodically update our best estimate of cash flows over the life of the security. In the event that there is an adverse change in the expected cash flows, the asset is impaired. Estimating future cash flows is a quantitative and qualitative process that incorporates information received from third parties, along with assumptions and judgments about the future performance of the underlying collateral. Losses incurred on the respective mortgage-backed securities portfolios are based on loss models using assumptions about key systematic risks, such as unemployment rates and housing prices, and loan-specific information such as delinquency rates and loan-to-value ratios.

Equity Securities and Other Invested Assets

Objective evidence of impairment for equity securities as well as investments in limited partnerships, segregated funds and mutual funds involves an assessment of the prospect of recovering the cost of our investment. Instruments in an unrealized loss position are reviewed to determine if objective evidence of impairment exists. Objective evidence of impairment for these instruments includes, but is not limited to, the financial condition and near-term prospects of the issuer, including information about significant changes with adverse effects that have taken place in the technological, market, economic or legal environment in which the issuer operates, and a significant or prolonged decline in the fair value of the instruments below their cost.

We apply presumptive impairment tests to determine whether there has been a significant or prolonged decline in the fair value of an instrument below its cost, and unless extenuating circumstances exist, the instrument is considered to be impaired.

Mortgages and Loans

Objective evidence of impairment on mortgages and loans involves an assessment of the borrower’s ability to meet current and future contractual interest and principal payments. In determining whether an individual mortgage or loan has objective evidence of impairment, we consider a number of triggers that cause us to reassess its creditworthiness and consequent cause for concern, generally based on a decline in the current financial position of the borrower and, for collateral-dependent mortgages and loans, the value of the collateral.

Mortgages and loans causing concern are monitored closely and evaluated for objective evidence of impairment. For these mortgages and loans, we review information that is appropriate to the circumstances, including recent operating developments, strategy review, timelines for remediation, financial position of the borrower and, for collateral-dependent mortgages and loans, the value of security as well as occupancy and cash flow considerations.

In addition to specific allowances, circumstances may warrant a collective allowance based on objective evidence of impairment for a group of mortgages and loans. In our review, we consider, for example in the case of certain collateral-dependent mortgages and loans, regional economic conditions, developments for various property types, or significant exposure to struggling tenants in determining whether there is objective evidence of impairment, even though it is not possible to identify specific mortgages and loans that are likely to become impaired on an individual basis.

Management also assesses previously impaired mortgages and loans to determine whether a recovery is objectively related to an event occurring subsequent to the impairment loss that has an impact on the estimated future cash flows of the asset.

Impairment of Fair Value Through Profit or Loss Assets

We generally maintain distinct asset portfolios for each line of business. Changes in the fair values of these assets are largely offset by changes in the fair value of liabilities for insurance contracts, when there is an effective matching of assets and liabilities. When assets are designated as FVTPL, the change in fair value arising from impairment is not required to be separately disclosed. The reduction in fair values of FVTPL debt securities attributable to impairment results in an increase in liabilities for insurance contracts charged through the Consolidated Statements of Operations for the year.

Impairment of Available-For-Sale Assets

We wrote down $20 of impaired AFS assets recorded at fair value during 2013 ($19 during 2012). These write-downs are included in Net gains (losses) on available-for-sale assets in our Consolidated Statements of Operations.

We did not reverse any impairment on AFS debt securities during 2013 and 2012.

Past Due and Impaired Mortgages and Loans

The distribution of mortgages and loans past due or impaired is shown in the following tables:

	Gross carrying value			Allowance for losses
	Mortgages	Loans	Total	Mortgages	Loans	Total
As at December 31, 2013
Not past due	$12,428	$17,767	$30,195	$–	$–	$–
Past due:
Past due less than 90 days	5	–	5	–	–	–
Past due 90 to 179 days	–	–	–	–	–	–
Past due 180 days or more	–	–	–	–	–	–
Impaired	141	35	176	47	16	63
Total	$12,574	$17,802	$30,376	$47	$16	$63

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 133

	Gross carrying value			Allowance for losses
	Mortgages	Loans	Total	Mortgages	Loans	Total
As at December 31, 2012
Not past due	$11,865	$15,230	$27,095	$–	$–	$–
Past due:
Past due less than 90 days	7	–	7	–	–	–
Past due 90 to 179 days	–	–	–	–	–	–
Past due 180 days or more	–	–	–	–	–	–
Impaired	201	40	241	79	16	95
Total	$12,073	$15,270	$27,343	$79	$16	$95

Changes in Allowances for Losses

The changes in the allowances for losses are as follows:

	Mortgages	Loans	Total
Balance, January 1, 2012	$196	$27	$223
Provision for (reversal of) losses	8	(4)	4
Write-offs, net of recoveries	(97)	(6)	(103)
Foreign exchange rate movements	(5)	–	(5)
Less: Held for sale allowances	(23)	(1)	(24)
Balance, December 31, 2012	$79	$16	$95
Provision for (reversal of) losses	(22)	3	(19)
Write-offs, net of recoveries	(15)	(3)	(18)
Foreign exchange rate movements	5	–	5
Balance, December 31, 2013	$47	$16	$63

6.B Liquidity Risk

Liquidity risk is the risk that we will not be able to fund all cash outflow commitments as they fall due. This includes the risk of being forced to sell assets at depressed prices resulting in realized losses on sale. This risk also includes restrictions on our ability to efficiently allocate capital among our subsidiaries due to various market and regulatory constraints on the movement of funds. Our funding obligations arise in connection with the payment of policyholder benefits, expenses, asset purchases, investment commitments, interest on debt and dividends on capital stock. Sources of available cash flow include general fund premiums and deposits, investment related inflows (such as maturities, principal repayments, investment income and proceeds of asset sales), proceeds generated from financing activities in normal markets and dividends and interest payments from subsidiaries.

We generally maintain a conservative liquidity position and employ a wide range of liquidity risk management practices and controls, which are described below:

•	Liquidity is managed in accordance with our liquidity policies and operating guidelines.
•

Stress testing of our liquidity is performed by comparing liquidity coverage ratios under one-month and one-year stress scenarios to our policy thresholds. These liquidity ratios are measured and managed at the enterprise and business segment level.

•

Cash management and asset-liability management programs support our ability to maintain our financial position by ensuring that sufficient cash flow and liquid assets are available to cover potential funding requirements. We invest in various types of assets with a view of matching them to our liabilities of various durations.

•	Target capital levels exceed internal and regulatory minimums. We actively manage and monitor our capital and asset levels, and the diversification and credit quality of our investments.
•	We maintain various credit facilities for general corporate purposes.
•	We also maintain liquidity contingency plans for the management of liquidity in the event of a liquidity crisis.

We are subject to various regulations in the jurisdictions in which we operate. The ability of SLF Inc.’s subsidiaries to pay dividends and transfer funds is regulated in certain jurisdictions and may require local regulatory approvals and the satisfaction of specific conditions in certain circumstances. Through effective cash management and capital planning, SLF Inc. ensures that its subsidiaries, as a whole and on a stand-alone basis, are appropriately funded and maintain adequate liquidity to meet obligations, both individually and in aggregate.

Based on our historical cash flows and liquidity management processes, we believe that the cash flows from our operating activities will continue to provide sufficient liquidity for us to satisfy debt service obligations and to pay other expenses as they fall due.

6.C Market Risk

Risk Description

We are exposed to significant financial and capital market risks – the risk that the fair value or future cash flows of an insurance contract or financial instrument will fluctuate because of changes or volatility in market prices. Market risk includes: (i) equity market risk, resulting from changes in equity market prices; (ii) interest rate and spread risk, resulting from changes in interest rates or spreads; (iii) currency risk, resulting from changes in foreign exchange rates; and (iv) real estate risk, resulting from changes in real estate prices. In addition, we are subject to other price risk resulting from changes in market prices other than those arising from equity risk, interest rate and spread risk, currency risk or real estate risk, whether those changes are caused by factors specific to the individual insurance contract, financial instrument or its issuer, or factors affecting all similar financial instruments traded in the market.

134 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

Market Risk Management Governance and Control

We employ a wide range of market risk management practices and controls, as outlined below:

•	Enterprise risk appetite limits have been established for market risks.
•	Ongoing monitoring and reporting of market risk income and regulatory capital sensitivities against pre-established risk limits.
•	Detailed asset-liability and market risk management policies, guidelines and procedures.
•

Management and governance of market risks is achieved through various asset-liability management and risk committees that oversee market risk strategies and tactics, review compliance with applicable policies and standards, and review investment and hedging performance.

•	Hedging and asset-liability management programs are maintained in respect of market risks.
•	Product design and pricing policy requires a detailed risk assessment and pricing provisions for material risks.
•	Stress-testing techniques, such as DCAT, are used to measure the effects of large and sustained adverse market movements.
•	Insurance contract liabilities are established in accordance with Canadian actuarial standards of practice.
•	Target capital levels exceed internal and regulatory minimums.
•	Active market risk governance including independent monitoring and review and reporting to senior management and the Board of Directors.

6.C.i Equity Market Risk

Equity market risk is the potential for financial loss arising from declines and volatility in equity market prices. We are exposed to equity risk from a number of sources. A portion of our exposure to equity market risk arises in connection with benefit guarantees on segregated fund contracts. These benefit guarantees are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. The cost of providing for these guarantees is uncertain, and will depend upon a number of factors including general capital market conditions, policyholder behaviour and mortality experience, which may result in negative impacts on our net income and capital.

We derive a portion of our revenue from fee income generated by our asset management businesses and from certain insurance and annuity contracts where fee income is levied on account balances that generally move in line with equity market levels. Accordingly, adverse fluctuations in the market value of such assets would result in corresponding adverse impacts on our revenue and net income. In addition, declining and volatile equity markets may have a negative impact on sales and redemptions (surrenders) for these businesses, and this may result in further adverse impacts on our net income and financial position.

We also have direct exposure to equity markets from the investments supporting general account liabilities, surplus and employee benefit plans. These exposures fall within our risk-taking philosophy and appetite and are therefore generally not hedged.

The carrying value of equities by issuer country is shown in the following tables:

As at December 31, 2013	Fair value through profit or loss	Available- for-sale	Total equities
Canada	$3,102	$76	$3,178
United States	546	586	1,132
United Kingdom	141	3	144
Other	553	187	740
Total equities	$4,342	$852	$5,194

As at December 31, 2012	Fair value through profit or loss	Available- for-sale	Total equities
Canada	$2,918	$106	$3,024
United States	478	578	1,056
United Kingdom	172	38	210
Other	601	135	736
Total equities	$4,169	$857	$5,026

6.C.ii Embedded Derivatives Risk

An embedded derivative is contained within a host insurance contract if it includes an identifiable condition to modify the cash flows that are otherwise payable. This section is applicable to those embedded derivatives where we are not required to, and have not measured (either separately or together with the host contract) the embedded derivative at fair value.

A significant market risk exposure from embedded derivatives arises in connection with the benefit guarantees on segregated fund contracts. These benefit guarantees are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. We have implemented hedging programs to mitigate a portion of this market risk exposure.

We are also exposed to significant interest rate risk from embedded derivatives in certain general account products and segregated fund contracts, which contain explicit or implicit investment guarantees in the form of minimum crediting rates, guaranteed premium rates, settlement options and benefit guarantees. If investment returns fall below guaranteed levels, we may be required to increase liabilities or capital in respect of these contracts. The guarantees attached to these products may be applicable to both past premiums collected and future premiums not yet received. Segregated fund contracts provide benefit guarantees that are linked to underlying fund performance and may be triggered upon death, maturity, withdrawal or annuitization. These products are included in our asset-liability management program and the residual interest rate exposure is managed within our risk appetite limits.

We are also exposed to interest rate risk through guaranteed annuitization options included primarily in retirement contracts and pension plans. These embedded options give policyholders the right to convert their investment into a pension on a guaranteed basis,

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 135

thereby exposing us to declining long-term interest rates as the annuity guarantee rates come into effect. Embedded options on unit-linked pension contracts give policyholders the right to convert their fund at retirement into pensions on a guaranteed basis, thereby exposing us to declining interest rates and increasing equity market returns (increasing the size of the fund which is eligible for the guaranteed conversion basis). Guaranteed annuity options are included in our asset-liability management program and most of the interest rate and equity exposure is mitigated through hedging.

Significant changes or volatility in interest rates or spreads could have a negative impact on sales of certain insurance and annuity products, and adversely impact the expected pattern of redemptions (surrenders) on existing policies. Increases in interest rates or widening spreads may increase the risk that policyholders will surrender their contracts, forcing us to liquidate assets at a loss and accelerate recognition of certain acquisition expenses. While we have established hedging programs in place and our insurance and annuity products often contain surrender mitigation features, these may not be sufficient to fully offset the adverse impact of the underlying losses.

Certain annuity and long-term disability contracts contain embedded derivatives as benefits are linked to the Consumer Price Index; however most of this exposure is hedged through the Company’s ongoing asset-liability management program.

7. Insurance Risk Management

7.A Insurance Risk

Risk Description

Insurance risk is the uncertainty of product performance due to differences between the actual experience and expected assumptions affecting amounts of claims, benefits payments, expenses and the cost of embedded options and guarantees related to insurance risks. This risk class includes risk factors relating to product development and pricing, mortality, morbidity, longevity, policyholder behaviour, expense and reinsurance.

Insurance Risk Management Governance and Control

Insurance risk is managed through a number of enterprise-wide controls addressing a wide range of insurance risk factors, as follows:

•	Enterprise risk appetite limits have been established for longevity, mortality and morbidity risk.
•	Ongoing monitoring and reporting of insurance risk income and regulatory capital sensitivities against pre-established risk limits.
•	Enterprise-insurance underwriting and claims management policy, product design and pricing policy and reinsurance ceded policy.
•

Our global underwriting manual aligns underwriting practices with our corporate risk management standards and ensures a consistent approach in insurance underwriting. Policies and procedures, including criteria for approval of risks and for claims adjudication are established for each business segment.

•	Product design and pricing policy requires detailed risk assessment and provision for material risks.
•	Insurance contract liabilities are established in accordance with Canadian actuarial standards of practice.
•	Target capital levels exceed internal and regulatory minimums.
•	Board approved maximum retention limits (amounts issued in excess of these limits are reinsured).
•	Various limits, restrictions and fee structures are introduced into plan designs in order to establish a more homogeneous policy risk profile and limit potential for anti-selection.
•

Concentration risk exposure is monitored on group policies in a single location should an event (such as a natural disaster, large-scale man-made disaster, or act of terrorism) occur resulting in a significant impact.

•	Enterprise underwriting and risk selection standards with oversight by corporate underwriting and claims risk management function.
•	Diversification and risk pooling is managed by aggregation of broad exposures across product lines, geography, distribution channels etc.
•	Company specific and industry level experience studies and sources of earnings analysis are monitored and factored into ongoing valuation, renewal and new business pricing processes.
•	Stress-testing techniques, such as DCAT, are used to measure the effects of large and sustained adverse movements in insurance risk factors.
•

Reinsurance ceded policy and credit risk policy establishes acceptance criteria and protocols to monitor the level of reinsurance ceded to any single reinsurer or group of reinsurers. Our reinsurance counterparty risk profile is monitored closely, including through annual reporting to the Risk Review Committee of the Board.

We use reinsurance to limit losses, minimize exposure to significant risks and to provide additional capacity for growth. Our Underwriting and Claims Liability Management Policy sets maximum global retention limits and related management standards and practices which are applied to reduce our exposure to large claims. Amounts in excess of the Board approved maximum retention limits are reinsured. On a single life or joint-first-to-die basis our retention limit is $25 in Canada and is US$25 outside of Canada. For survivorship life insurance, our maximum global retention limit is $30 in Canada and is US$30 outside of Canada. In certain markets and jurisdictions, retention levels below the maximum are applied. Reinsurance is utilized for numerous products in most business segments, and placement is done on an automatic basis for defined insurance portfolios and on a facultative basis for individual risks with certain characteristics. Reinsurance is used to provide catastrophic mortality and morbidity coverage for the Canadian group benefits business.

Our reinsurance coverage is well-diversified and controls are in place to manage exposure to reinsurance counterparties. Reinsurance exposures are monitored to ensure that no single reinsurer represents an undue level of credit risk. This includes performing periodic due diligence on our reinsurance counterparties as well as internal credit assessments on counterparties with which we have material exposure. While reinsurance arrangements provide for the recovery of claims arising from the liabilities ceded, we retain primary responsibility to the policyholders.

The components of insurance risk are discussed below. The sensitivities provided below reflect the impact of any applicable ceded reinsurance arrangements.

136 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

7.A.i Product Design and Pricing Risk

Risk Description

Product design and pricing risk is the risk a product does not perform as expected causing adverse financial consequences. This risk may arise from deviations in realized experience versus assumptions used in the pricing of products. Risk factors include uncertainty concerning future investment yields, policyholder behaviour, mortality and morbidity experience, sales levels, mix of business, expenses and taxes. Although some of our products permit us to increase premiums or adjust other charges and credits during the life of the policy or contract, the terms of these policies or contracts may not allow for sufficient adjustments to maintain expected profitability.

Product Design and Pricing Governance and Control

Our Product Design and Pricing Policy, approved by the Risk Review Committee of the Board of Directors, establishes the framework governing our product design and pricing practices and is designed to align our product offerings with our strategic objectives and risk taking philosophy. Consistent with this policy, product development, design and pricing processes have been implemented throughout the Company. New products follow a stage-gate process with defined management approvals based on the significance of the initiative, and each initiative is subject to a risk assessment process to identify key risks and risk mitigation requirements and must be approved by multi-disciplinary committees. An annual compliance assessment is performed by all business segments to confirm compliance with the policy and related operating guidelines.

•	Pricing models, methods and assumptions are subject to periodic internal peer reviews.
•	Experience studies, sources of earnings analysis and product dashboards are used to monitor actual experience against those assumed in pricing and valuation.
•

On experience rated, participating and adjustable products, emerging experience is reflected through changes in policyholder dividend scales as well as other policy adjustment mechanisms such as premium and benefit levels.

•	Limits and restrictions may be introduced into the design of products to mitigate adverse policyholder behaviour or apply upper thresholds on certain benefits.

7.A.ii Policyholder Behaviour Risk

Risk Description

We can incur losses due to adverse policyholder behaviour relative to the assumptions used in the pricing and valuation of products with regard to lapse of policies or exercise of other embedded policy options.

Uncertainty in policyholder behaviour can arise from several sources including unexpected events in the policyholder’s life circumstances, the general level of economic activity (whether higher or lower than expected), changes in pricing and availability of current products, the introduction of new products, changes in underwriting technology and standards as well as changes in our financial strength or reputation. Uncertainty in future cash flows affected by policyholder behaviour can be further exacerbated by irrational behaviour during times of economic turbulence or at key option exercise points in the life of an insurance contract.

For individual life insurance products where fewer terminations would be financially adverse to us, net income and equity would be decreased by about $210 ($220 in 2012) if the termination rate assumption were reduced by 10%. For products where more terminations would be financially adverse to us, net income and equity would be decreased by about $80 ($70 in 2012) if the termination rate assumption were increased by 10%. These sensitivities reflect the impact of any applicable ceded reinsurance arrangements.

Policyholder Behaviour Risk Management Governance and Control

Various types of provisions are built into many of our products to reduce the impact of uncertain policyholder behaviour. These provisions include:

•	Surrender charges which adjust the payout to the policyholder by taking into account prevailing market conditions.
•	Limits on the amount that policyholders can surrender or borrow.
•	Restrictions on the timing of policyholders’ ability to exercise certain options.
•	Restrictions on both the types of funds customers can select and the frequency with which they can change funds.
•	Policyholder behaviour risk is also mitigated through reinsurance on some insurance contracts.

7.A.iii Mortality and Morbidity Risk

Risk Description

Mortality and morbidity risk is the risk that future experience could be worse than the assumptions used in the pricing and valuation of products. Mortality and morbidity risk can arise in the normal course of business through random fluctuation in realized experience, through catastrophes, or in association with other risk factors such as product development and pricing or model risk. Adverse mortality and morbidity experience could also occur through systemic anti-selection, which could arise due to poor plan design, or underwriting process failure or the development of investor-owned and secondary markets for life insurance policies.

During economic slowdowns, the risk of adverse morbidity experience increases, especially with respect to disability coverages. This introduces the potential for adverse financial volatility in disability results.

For life insurance products for which higher mortality would be financially adverse to the Company, a 2% increase in the best estimate assumption would decrease net income and equity by about $25 ($20 in 2012). This sensitivity reflects the impact of any applicable ceded reinsurance arrangements.

For products where morbidity is a significant assumption, a 5% adverse change in the assumptions would reduce net income and equity by about $130 ($125 in 2012). This sensitivity reflects the impact of any applicable ceded reinsurance arrangements.

We do not have a high degree of concentration risk to single individuals or groups due to our well-diversified geographic and business mix. The largest portion of mortality risk within the Company is in North America.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 137

Mortality and Morbidity Risk Management Governance and Control

Detailed uniform underwriting procedures have been established to determine the insurability of applicants and to manage exposure to large claims. These underwriting requirements are regularly scrutinized against industry guidelines and oversight is provided through a corporate underwriting and claim management function.

Individual and group insurance policies are underwritten prior to initial issue and renewals, based on risk selection, plan design and rating techniques.

Underwriting and claims risk policies approved by the Risk Review Committee of the Board of Directors include limits on the maximum amount of insurance that may be issued under one policy and the maximum amount that may be retained. These limits vary by geographic region and amounts in excess of limits are reinsured to ensure there is no exposure to unreasonable concentration of risk.

7.A.iv Longevity Risk

Risk Description

Longevity risk is the potential for economic loss, accounting loss or volatility in earnings arising from uncertain adverse changes in rates of mortality improvement relative to the assumptions used in the pricing and valuation of products. This risk can manifest itself slowly over time as socioeconomic conditions improve and medical advances continue. It could also manifest itself more quickly, for example, due to medical breakthroughs that significantly extend life expectancy. Longevity risk affects contracts where benefits are based upon the likelihood of survival (for example, annuities, pensions, pure endowments and specific types of health contracts).

For annuities products for which lower mortality would be financially adverse to us, a 2% decrease in the mortality assumption would decrease net income and equity by about $90 ($95 in 2012). These sensitivities reflect the impact of any applicable ceded reinsurance arrangements.

Longevity Risk Management Governance and Control

To improve management of longevity risk, we are active in studying research in the field of mortality improvement from various countries. Stress testing techniques are used to measure and monitor the impact of extreme mortality improvement on the aggregate portfolio of insurance and annuity products as well as our own pension plans.

7.A.v Expense Risk

Risk Description

Expense risk is the risk that future expenses are higher than the assumptions used in the pricing and valuation of products. This risk can arise from general economic conditions, unexpected increases in inflation, slower than anticipated growth or reduction in productivity leading to increase in unit expenses. Expense risk occurs in products where we cannot or will not pass increased costs onto the customer and will manifest itself in the form of a liability increase or a reduction in expected future profits.

The sensitivity of liabilities for insurance contracts to a 5% increase in unit expenses would result in a decrease in net income and equity of about $140 ($130 in 2012). These sensitivities reflect the impact of any applicable ceded reinsurance arrangements.

Expenses Risk Management Governance and Control

We closely monitor expenses through an annual budgeting process and ongoing monitoring of any expense gaps between unit expenses assumed in pricing and actual expenses.

7.A.vi Reinsurance Risk

Risk Description

We purchase reinsurance for certain risks underwritten by our various insurance businesses. Reinsurance risk is the risk of financial loss due to adverse developments in reinsurance markets (for example, discontinuance or diminution of reinsurance capacity, or an increase in the cost of reinsurance), insolvency of a reinsurer or inadequate reinsurance coverage.

Changes in reinsurance market conditions, including actions taken by reinsurers to increase rates on existing and new coverage and our ability to obtain appropriate reinsurance, may adversely impact the availability or cost of maintaining existing or securing new requisite reinsurance capacity, with adverse impacts on our profitability and financial position.

Reinsurance Risk Management Governance and Control

We have a reinsurance ceded policy and credit risk policy approved by the Risk Review Committee of the Board of Directors to set acceptance criteria and monitor the level of reinsurance ceded to any single reinsurer or group of reinsurers. The policy also determines which reinsurance companies qualify as suitable reinsurance counterparties and requires that all agreements include provisions to allow action to be taken, such as recapture of ceded risk (at a potential cost to the Company), in the event that the reinsurer loses its legal ability to carry on business through insolvency or regulatory action. Periodic due diligence is performed on the reinsurance counterparties with which we do business and internal credit assessments are performed on reinsurance counterparties with which we have material exposure. New sales of our products can also be discontinued or changed to reflect developments in the reinsurance markets. In-force reinsurance treaties rates are either guaranteed or adjustable for the life of the ceded policy. There is generally more than one reinsurer supporting a reinsurance pool and to diversify risks, Reinsurance counterparty credit exposures are monitored closely and reported annually to the Risk Review Committee.

138 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

8. Other Assets

Other assets consist of the following:

As at December 31,	2013	2012
Accounts receivable	$1,553	$1,047
Investment income due and accrued	982	930
Deferred acquisition costs(1)	148	148
Prepaid expenses	135	118
Premium receivable	307	308
Accrued benefit assets (Note 26)	75	39
Other	70	67
Total other assets	$3,270	$2,657

(1)	Amortization of deferred acquisition cost charged to income during the year amounted to $43 in 2013 ($35 in 2012).

9. Property and Equipment

	Owner-occupied properties		Other property and equipment	Total
	Land	Building
Gross carrying amount
Balance, January 1, 2012	$58	$484	$604	$1,146
Additions	–	33	159	192
Disposals	–	–	(167)	(167)
Leasing commissions amortization	–	(4)	–	(4)
Transfers to investment properties	–	–	(3)	(3)
Foreign exchange rate movements	–	–	(3)	(3)
Balance, December 31, 2012	$58	$513	$590	$1,161
Additions	–	9	46	55
Disposals	(1)	(4)	(128)	(133)
Leasing commissions amortization	–	(2)	(2)	(4)
Foreign exchange rate movements	1	5	16	22
Balance, December 31, 2013	$58	$521	$522	$1,101
Accumulated depreciation and impairment
Balance, January 1, 2012	$–	$(155)	$(445)	$(600)
Depreciation charge for the year	–	(13)	(54)	(67)
Disposals	–	3	163	166
Impairment losses	–	(1)	–	(1)
Foreign exchange rate movements	–	–	6	6
Balance, December 31, 2012	$–	$(166)	$(330)	$(496)
Depreciation charge for the year	–	(16)	(48)	(64)
Disposals	–	1	125	126
Foreign exchange rate movements	–	(2)	(7)	(9)
Balance, December 31, 2013	$–	$(183)	$(260)	$(443)
Net carrying amount, end of period:
As at December 31, 2012	$58	$347	$260	$665
As at December 31, 2013	$58	$338	$262	$658

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 139

10. Goodwill and Intangible Assets

10.A Goodwill

This note analyzes the changes to the carrying amount of goodwill during the year and details the result of our impairment testing on goodwill.

Changes in the carrying amount of goodwill acquired through business combinations by reportable segment are as follows:

	SLF Canada	SLF U.S.	SLF Asia	Corporate	Total
Balance, January 1, 2012	$2,571	$342	$448	$581	$3,942
Disposal	–	–	–	(4)	(4)
Inter-company transfer	2	–	–	(2)	–
Foreign exchange rate movements	–	(9)	(11)	(7)	(27)
Balance, December 31, 2012	$2,573	$333	$437	$568	$3,911
Foreign exchange rate movements	–	23	30	38	91
Balance, December 31, 2013	$2,573	$356	$467	$606	$4,002

The carrying amounts of goodwill allocated to our CGUs are as follows:

As at December 31,	2013	2012
SLF Canada
Individual insurance	$906	$906
Individual wealth	160	160
Group retirement services	453	453
Group benefits	1,054	1,054
SLF U.S.
Employee benefits group	356	333
SLF Asia
Hong Kong	467	437
Corporate
MFS Holdings	417	393
U.K.	189	175
Total	$4,002	$3,911

Goodwill acquired in business combinations is allocated to the CGUs or groups of CGUs that are expected to benefit from the synergies of the particular acquisition. Goodwill is assessed for impairment annually or more frequently if events or circumstances occur that may result in the recoverable amount of a CGU falling below its carrying value. The recoverable amount is the higher of fair value less cost to sell and value in use. We use fair value less cost to sell as the recoverable amount.

We use the best evidence of fair value less cost to sell as the price obtainable for the sale of a CGU, or group of CGUs. Fair value less cost to sell is initially assessed by looking at recently completed market comparable transactions. In the absence of such comparables, we use either an appraisal methodology (with market assumptions commonly used in the valuation of insurance companies), earnings multiples or factors based on assets under management. The fair value measurements are categorized in Level 3 of the fair value hierarchy.

The appraisal methodology is based on best estimates of future income, expenses, level and cost of capital over the lifetime of the policies and, where appropriate, adjusted for items such as transaction costs. The value ascribed to new business is based on sales anticipated in our business plans, sales projections for the valuation period based on reasonable growth assumptions, and anticipated levels of profitability of that new business. In calculating the value of new business, future sales are projected for 10 to 15 years. In some instances, market multiples are used to approximate the explicit projection of new business.

The discount rates applied reflect the nature of the environment for that CGU. The discount rates used range from 10% to 13% (after tax). More established CGUs with a stronger brand and competitive market position use discount rates at the low end of the range and CGUs with a weaker competitive position use discount rates at the high end of the range. The capital levels used are aligned with our business objectives.

Judgment is used in estimating the recoverable amounts of CGUs and the use of different assumptions and estimates could result in material adjustments to the valuation of CGUs and the size of any impairment. Any material change in the key assumptions including those for capital, discount rates, the value of new business and expenses as well as cash flow projections used in the determination of recoverable amounts may result in impairment charges, which could be material. The CGU with a higher risk of impairment is Individual Wealth in SLF Canada.

For our Individual Wealth CGU, management determined that a reasonably possible change in the more significant of the above assumptions could result in the recoverable amount to be less than its carrying amount and give rise to an impairment of some or all of the goodwill associated with this CGU.

140 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

10.B Intangible Assets

Changes in intangible assets are as follows:

	Finite life		Indefinite life	Total
	Internally generated software	Other
Gross carrying amount
Balance, January 1, 2012	$221	$714	$244	$1,179
Additions	52	–	–	52
Disposals	(17)	(2)	–	(19)
Foreign exchange rate movements	(3)	(1)	(6)	(10)
Less: Held for sale	$(11)	$–	$(10)	$(21)
Balance, December 31, 2012	$242	$711	$228	$1,181
Additions	40	–	–	40
Disposals	–	(4)	–	(4)
Foreign exchange rate movements	8	7	15	30
Balance, December 31, 2013	$290	$714	$243	$1,247

Accumulated amortization and impairment losses:
Balance, January 1, 2012	$(85)	$(202)	$(7)	$(294)
Amortization charge for the year	(31)	(23)	–	(54)
Impairment reversals	–	–	2	2
Disposals	16	–	–	16
Less: Held for sale	6	–	5	11
Balance, December 31, 2012	$(94)	$(225)	$–	$(319)
Amortization charge for the year	(38)	(21)	–	(59)
Disposals	–	4	–	4
Foreign exchange rate movements	(4)	(3)	–	(7)
Balance, December 31, 2013	$(136)	$(245)	$–	$(381)

Net carrying amount, end of period:
As at December 31, 2012	$148	$486	$228	$862
As at December 31, 2013	$154	$469	$243	$866

The components of the intangible assets are as follows:

As at December 31,	2013	2012
Finite life intangible assets:
Sales potential of field force	$349	$358
Asset administration contracts	120	128
Internally generated software	154	148
Total finite life intangible assets	$623	$634
Indefinite life intangible assets:
Fund management contracts(1)	$243	$228
Total indefinite life intangible assets	$243	$228
Total intangible assets	$866	$862

(1)	Fund management contracts are attributable to the MFS Holdings CGU, where their competitive position in, and the stability of, their respective markets support their classification as indefinite life intangible assets.

11. Insurance Contract Liabilities and Investment Contract Liabilities

11.A Insurance Contract Liabilities

11.A.i Description of Business

The majority of the products sold by the Company are insurance contracts. These contracts include all forms of life, health and critical illness insurance sold to individuals and groups, life contingent annuities, accumulation annuities, and segregated fund products with guarantees.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 141

11.A.ii Methods and Assumptions

General

The liabilities for insurance contracts represent the estimated amounts which, together with estimated future premiums and net investment income, will provide for outstanding claims, estimated future benefits, policyholders’ dividends, taxes (other than income taxes) and expenses on in-force insurance contracts.

In determining our liabilities for insurance contracts, assumptions must be made about mortality and morbidity rates, lapse and other policyholder behaviour, interest rates, equity market performance, asset default, inflation, expenses and other factors over the life of our products. Most of these assumptions relate to events that are anticipated to occur many years in the future. Assumptions require significant judgment and regular review and, where appropriate, revision.

We use best estimate assumptions for expected future experience and apply margins for adverse deviations to provide for uncertainty in the choice of the best estimate assumptions. The amount of insurance contract liabilities related to the application of margins for adverse deviations to best estimate assumptions is called a provision for adverse deviations.

Best Estimate Assumptions

Best estimate assumptions are intended to be current, neutral estimates of the expected outcome as guided by Canadian actuarial standards of practice. The choice of best estimate assumptions takes into account current circumstances, past experience data (Company and/or industry), the relationship of past to expected future experience, anti-selection, the relationship among assumptions and other relevant factors. For assumptions on economic matters, the assets supporting the liabilities and the expected policy for asset-liability management are relevant factors.

Margins for Adverse Deviations

The appropriate level of margin for adverse deviations on an assumption is guided by Canadian actuarial standards of practice. For most assumptions, the standard range of margins for adverse deviations is 5% to 20% of the best estimate assumption, and the actuary chooses from within that range based on a number of considerations related to the uncertainty in the determination of the best estimate assumption. The level of uncertainty, and hence the margin chosen, will vary by assumption and by line of business and other factors. Considerations that would tend to indicate a choice of margin at the high end of the range include:

•	The statistical credibility of the Company’s experience is too low to be the primary source of data for choosing the best estimate assumption
•	Future experience is difficult to estimate
•	The cohort of risks lacks homogeneity
•	Operational risks adversely impact the ability to estimate the best estimate assumption
•	Past experience may not be representative of future experience and the experience may deteriorate

Provisions for adverse deviations in future interest rates are included by testing a number of scenarios of future interest rates, some of which are prescribed by Canadian actuarial standards of practice, and determining the liability based on the range of possible outcomes. A scenario of future interest rates includes, for each forecast period between the balance sheet date and the last liability cash flow, interest rates for risk-free assets, premiums for asset default, rates of inflation, and an investment strategy consistent with the Company’s investment policy. The starting point for all future interest rate scenarios is consistent with the current market environment. If few scenarios are tested, the liability would be the largest of the outcomes. If many scenarios are tested, the liability would be within a range defined by the average of the outcomes that are above the 60th percentile of the range of outcomes and the corresponding average for the 80th percentile.

Provisions for adverse deviations in future equity returns are included by scenario testing or by applying margins for adverse deviations. In blocks of business where the valuation of liabilities employs scenario testing of future equity returns, the liability would be within a range defined by the average of the outcomes that are above the 60th percentile of the range of outcomes and the corresponding average for the 80th percentile. In blocks of business where the valuation of liabilities does not employ scenario testing of future equity returns, the margin for adverse deviations on common share dividends is between 5% and 20%, and the margin for adverse deviations on capital gains would be 20% plus an assumption that those assets reduce in value by 25% to 40% at the time when the reduction is most adverse. A 30% reduction is appropriate for a diversified portfolio of North American common shares and, for other portfolios, the appropriate reduction depends on the volatility of the portfolio relative to a diversified portfolio of North American common shares.

In choosing margins, we ensure that, when taken one at a time, each margin is reasonable with respect to the underlying best estimate assumption and the extent of uncertainty present in making that assumption, and also that, in aggregate, the cumulative impact of the margins for adverse deviations is considered reasonable with respect to the total amount of our insurance contract liabilities. Our margins are generally stable over time and are generally only revised to reflect changes in the level of uncertainty in the best estimate assumptions. Our margins tend to be at the high end of the range for expenses and future equity and real estate returns and in the mid-range for mortality, morbidity, policyholder behaviour and future interest rates. When considering the aggregate impact of margins, the actuary assesses the consistency of margins for each assumption across each block of business to ensure there is no double counting or omission and to avoid choosing margins that might be mutually exclusive. In particular, the actuary chooses similar margins for blocks of business with similar characteristics, and also chooses margins that are consistent with other assumptions, including assumptions about economic factors. The actuary is guided by Canadian actuarial standards of practice in making these professional judgments about the reasonableness of margins for adverse deviations.

The best estimate assumptions and margins for adverse deviations are reviewed at least annually and revisions are made when appropriate. The choice of assumptions underlying the valuation of insurance contract liabilities is subject to external actuarial peer review.

Mortality

Mortality refers to the rates at which death occurs for defined groups of people. Life insurance mortality assumptions are generally based on the past five to ten years of experience. Our experience is combined with industry experience where our own experience is insufficient to be statistically valid. Assumed mortality rates for life insurance and annuity contracts include assumptions about future mortality improvement in accordance with Canadian actuarial standards of practice.

142 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

Morbidity

Morbidity refers to both the rates of accident or sickness and the rates of recovery therefrom. Most of our disability insurance is marketed on a group basis. We offer critical illness policies on an individual basis in Canada and Asia, long-term care on an individual basis in Canada and medical stop-loss insurance is offered on a group basis in the United States. In Canada, group morbidity assumptions are based on our five-year average experience, modified to reflect any emerging trend in recovery rates. For long-term care and critical illness insurance, assumptions are developed in collaboration with our reinsurers and are largely based on their experience. In the United States, our experience is used for both medical stop-loss and disability assumptions, with some consideration of industry experience.

Lapse and Other Policyholder Behaviour

Lapse

Policyholders may allow their policies to lapse prior to the end of the contractual coverage period by choosing not to continue to pay premiums or by surrendering their policy for the cash surrender value. Assumptions for lapse experience on life insurance are generally based on our five-year average experience. Lapse rates vary by plan, age at issue, method of premium payment and policy duration.

Premium Payment Patterns

For universal life contracts, it is necessary to set assumptions about premium payment patterns. Studies prepared by industry or the actuarial profession are used for products where our experience is insufficient to be statistically valid. Premium payment patterns usually vary by plan, age at issue, method of premium payment and policy duration.

Expense

Future policy-related expenses include the costs of premium collection, claims adjudication and processing, actuarial calculations, preparation and mailing of policy statements and related indirect expenses and overheads. Expense assumptions are mainly based on our recent experience using an internal expense allocation methodology. Inflationary increases assumed in future expenses are consistent with the future interest rates used in scenario testing.

Investment Returns

Interest Rates

We generally maintain distinct asset portfolios for each major line of business. Under CALM, the future cash flows from insurance contracts and the assets that support them are projected under a number of interest rate scenarios, some of which are prescribed by Canadian actuarial standards of practice. Reinvestments and disinvestments take place according to the specifications of each scenario, and the liability is set based on the range of possible outcomes.

Non-fixed Income Rates of Return

We are exposed to equity markets through our segregated fund products (including variable annuities) that provide guarantees linked to underlying fund performance and through insurance products where the insurance contract liabilities are supported by non-fixed income assets.

For segregated fund products (including variable annuities), we have implemented hedging programs involving the use of derivative instruments to mitigate a large portion of the equity market risk associated with the guarantees. The cost of these hedging programs is reflected in the liabilities. The unhedged portion of risk for these products reflects equity market risks associated with items such as provisions for adverse deviation and a portion of fee income that is not related to the guarantees provided.

The majority of non-fixed income assets which are designated as FVTPL support our participating and universal life products where investment returns are passed through to policyholders through routine changes in the amount of dividends declared or in the rate of interest credited. In these cases, changes in non-fixed income values are largely offset by changes in insurance contract liabilities.

Asset Default

As required by Canadian actuarial standards of practice, insurance contract liabilities include a provision for possible future default of the assets supporting those liabilities. The amount of the provision for asset default included in the insurance contract liabilities is based on possible reductions in future investment yield that vary by factors such as type of asset, asset credit quality (rating), duration and country of origin. The asset default assumptions are comprised of a best estimate plus a margin for adverse deviations, and are intended to provide for loss of both principal and income. Best estimate asset default assumptions by asset category and geography are derived from long-term studies of industry experience and the Company’s experience. Margins for adverse deviation are chosen from the standard range (of 25% to 100%) as recommended by Canadian actuarial standards of practice based on the amount of uncertainty in the choice of best estimate assumption. The credit quality of an asset is based on external ratings if available (public bonds) and internal ratings if not (mortgages and corporate loans). Any assets without ratings are treated as if they are rated below investment grade.

In contrast to asset impairment provisions and changes in FVTPL assets arising from impairments, both of which arise from known credit events, the asset default provision in the insurance contract liabilities covers losses related to possible future (unknown) credit events. Canadian actuarial standards of practice require the asset default provision to be determined taking into account known impairments that are recognized elsewhere on the balance sheet. The asset default provision included in the insurance contract liabilities is re-assessed each reporting period in light of impairments, changes in asset quality ratings and other events that occurred during the period.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 143

11.A.iii Insurance Contract Liabilities

Insurance contract liabilities consist of the following:

As at December 31, 2013	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$17,978	$5,034	$4,701	$1,847	$29,560
Individual non-participating life	6,009	13,237	269	605	20,120
Group life	1,141	1,228	12	–	2,381
Individual annuities	8,558	13	–	5,482	14,053
Group annuities	8,190	33	–	–	8,223
Health insurance	7,534	1,437	1	117	9,089
Insurance contract liabilities before other policy liabilities	49,410	20,982	4,983	8,051	83,426
Add: Other policy liabilities(2)	2,976	766	1,403	332	5,477
Total insurance contract liabilities	$52,386	$21,748	$6,386	$8,383	$88,903

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes U.K. business of $1,763 for Individual participating life; $2 for Individual non-participating life; $5,482 for Individual annuities and $140 for Other policy liabilities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends and provisions for experience rating refunds.

As at December 31, 2012	SLF Canada	SLF U.S.(3)	SLF Asia	Corporate(1)	Total
Individual participating life	$17,601	$4,896	$4,642	$1,917	$29,056
Individual non-participating life	5,976	12,121	339	668	19,104
Group life	1,246	1,112	11	–	2,369
Individual annuities	9,378	76	–	5,234	14,688
Group annuities	7,773	27	–	–	7,800
Health insurance	7,756	1,310	1	117	9,184
Insurance contract liabilities before other policy liabilities	49,730	19,542	4,993	7,936	82,201
Add: Other policy liabilities(2)	2,732	736	1,302	304	5,074
Total insurance contract liabilities(3)	$52,462	$20,278	$6,295	$8,240	$87,275

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes U.K. business of $1,839 for Individual participating life; $7 for Individual non-participating life; $5,235 for Individual annuities and $123 for Other policy liabilities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends and provisions for experience rating refunds.
(3)	For insurance contract liabilities categorized as held for sale, see Note 3.

11.A.iv Changes in Insurance Contract Liabilities and Reinsurance Assets

Changes in Insurance contract liabilities and Reinsurance assets for the period are as follows:

For the years ended December 31,	2013			2012
	Insurance contract liabilities	Reinsurance assets	Net	Insurance contract liabilities	Reinsurance assets	Net
Balances, before Other policy liabilities and assets as at January 1	$82,201	$2,984	$79,217	$91,425	$3,275	$88,150
Change in balances on in-force policies	(3,635)	169	(3,804)	163	(130)	293
Balances arising from new policies	2,298	94	2,204	2,432	109	2,323
Method and assumption changes	133	(9)	142	(100)	(65)	(35)
Increase (decrease) in Insurance contract liabilities and Reinsurance assets(1)	(1,204)	254	(1,458)	2,495	(86)	2,581
Other(2)	221	–	221	–	–	–
Foreign exchange rate movements	2,208	176	2,032	(783)	(52)	(731)
Balances before Other policy liabilities and assets	83,426	3,414	80,012	93,137	3,137	90,000
Other policy liabilities and assets	5,477	234	5,243	5,376	261	5,115
Total Insurance contract liabilities and Reinsurance assets	88,903	3,648	85,255	98,513	3,398	95,115
Less: Held for sale(3)	–	–	–	11,238	158	11,080
Total Insurance contract liabilities and Reinsurance assets for continuing operations	$88,903	$3,648	$85,255	$87,275	$3,240	$84,035

(1)	For discontinued operations, see Note 3. Includes increase (decrease) for continuing operations of $3,718 for Insurance contract liabilities and $134 for Reinsurance assets for the year ended December 31, 2012.
(2)	Reinsurance assumed as part of the sale of our U.S. Annuity business.
(3)	See Note 3.

144 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

11.A.v Impact of Method and Assumption Changes

Impacts of method and assumption changes on Insurance contract liabilities net of Reinsurance assets are as follows:

For the year ended December 31, 2013	Policy liabilities increase (decrease) before income taxes	Description
Mortality / Morbidity	$ (4)	Updates to reflect recent experience.
Lapse and other policyholder behaviour	154	Updates to reflect recent lapse and premium persistency experience across various product lines and various jurisdictions.
Expense	(2)	Updates to reflect recent experience.
Investment returns	7	Updates to our economic scenario generator, asset default assumptions, non-fixed income returns and investment expense assumptions.
Model enhancements and other	(13)	Reflects modeling enhancements across product lines and various jurisdictions.
Total impact	$ 142

For the year ended December 31, 2012	Policy liabilities increase (decrease) before income taxes	Description
Mortality / Morbidity	$ 20	Driven primarily by updates to reflect recent experience in SLF U.S. and SLF Canada.
Lapse and other policyholder behaviour	65	Largely due to a reduction in SLF U.S. variable annuity lapse assumptions reflecting recent company and industry experience.
Expense	(6)	Reflects impact of updates to expenses and the favourable impact of lower fund management fees.
Investment returns	46	Resulting primarily from updates to our economic scenario generator, partially offset by an increase in average long-term credit spreads.
Model enhancements and other	(160)	Reflects the impact of modeling enhancements and assumptions relating to our ability to recapture certain reinsurance treaties in the U.S.
Total impact	$ (35)

11.B Investment Contract Liabilities

11.B.i Description of Business

The following are the types of Investment contracts in force:

•	Term certain payout annuities in Canada and the U.S.
•	Guaranteed Investment Contracts in Canada
•	Unit-linked products issued in the U.K. and Hong Kong; and
•	Non-unit-linked pensions contracts issued in the U.K. and Hong Kong

11.B.ii Method and Assumption Changes

Investment Contracts with Discretionary Participation Features

Investment contracts with DPF are measured using the same approach as insurance contracts.

Investment Contracts without Discretionary Participation Features

Investment contracts without DPF are measured at FVTPL if by doing so a potential accounting mismatch is eliminated or significantly reduced or if the contract is managed on a fair value basis. Other investment contracts without DPF are measured at amortized cost.

The fair value liability is measured through the use of prospective discounted cash-flow techniques. For unit-linked contracts, the fair value liability is equal to the current unit fund value, plus additional non-unit liability amounts on a fair value basis if required. For non-linked contracts, the fair value liability is equal to the present value of expected cash flows.

Amortized cost is measured at the date of initial recognition as the fair value of consideration received, less the net effect of principal payments such as transaction costs and front-end fees. At each reporting date, the amortized cost liability is measured as the value of future best estimate cash flows discounted at the effective interest rate. The effective interest rate is the one that equates the discounted cash payments to the liability at the date of initial recognition.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 145

11.B.iii Investment Contract Liabilities

Investment contract liabilities consist of the following:

As at December 31, 2013	SLF Canada	SLF U.S.	SLF Asia	Corporate	Total
Individual participating life	$–	$–	$–	$18	$18
Individual non-participating life	–	–	256	5	261
Individual annuities	1,975	36	–	72	2,083
Group annuities	–	–	240	–	240
Total investment contract liabilities	$1,975	$36	$496	$95	$2,602

Included in the Investment contract liabilities of $2,602 are liabilities of $584 for investment contracts with DPF, $2,000 for investment contracts without DPF measured at amortized cost and $18 for investment contracts without DPF measured at fair value.

As at December 31, 2012	SLF Canada	SLF U.S.(1)	SLF Asia	Corporate	Total
Individual participating life	$–	$–	$–	$18	$18
Individual non-participating life	–	–	173	5	178
Individual annuities	1,771	29	–	68	1,868
Group annuities	–	–	239	–	239
Total investment contract liabilities(1)	$1,771	$29	$412	$91	$2,303

(1)	For investment contract liabilities categorized as held for sale, see Note 3.

Included in the Investment contract liabilities of $2,303 are liabilities of $496 for investment contracts with DPF, $1,772 for investment contracts without DPF measured at amortized cost and $35 for investment contracts without DPF measured at fair value.

11.B.iv Changes in Investment Contract Liabilities

Changes in investment contract liabilities without DPF are as follows:

For the years ended December 31,	2013		2012
	Measured at fair value	Measured at amortized cost	Measured at fair value	Measured at amortized cost
Balance as at January 1	$35	$1,772	$966	$1,620
Deposits	–	570	–	433
Interest(1)	–	35	7	38
Withdrawals	(14)	(396)	(35)	(266)
Fees	–	(4)	–	(3)
Change in fair value(1)	–	–	9	–
Other	(3)	21	–	20
Foreign exchange rate movements	–	2	(22)	(3)
Balance	18	2,000	925	1,839
Less: Held for sale(2)	–	–	890	67
Balance as at December 31	$18	$2,000	$35	$1,772

(1)	Interest includes continuing operations of $33 for Measured at amortized cost and Change in fair value includes continuing operations of $(1) for Measured at fair value for the year ended December 31, 2012.
(2)	See Note 3.

Changes in investment contract liabilities with DPF are as follows:

For the years ended December 31,	2013	2012
Balance as at January 1	$496	$487
Change in liabilities on in-force	(38)	(7)
Liabilities arising from new policies	88	26
Increase (decrease) in liabilities	50	19
Foreign exchange rate movements	38	(10)
Balance as at December 31	$584	$496

146 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

11.C Gross Claims and Benefits Paid

Gross claims and benefits paid consist of the following:

For the years ended December 31,	2013	2012
Maturities and surrenders	$2,781	$2,764
Annuity payments	1,167	1,128
Death and disability benefits	2,925	2,803
Health benefits	3,885	3,663
Policyholder dividends and interest on claims and deposits	1,118	989
Total gross claims and benefits paid	$11,876	$11,347

11.D Total Assets Supporting Liabilities and Equity

The following tables show the total assets supporting total liabilities for the product lines shown (including insurance contract and investment contract liabilities) and assets supporting equity and other:

As at December 31, 2013	Debt securities – FVTPL	Debt securities – AFS	Equity securities – FVTPL	Equity securities – AFS	Mortgages and loans	Investment properties	Other	Total
Individual participating life	$14,912	$–	$2,626	$–	$6,430	$4,339	$4,652	$32,959
Individual non-participating life	11,152	387	1,248	–	5,594	994	9,421	28,796
Group life	747	–	10	–	1,366	–	1,104	3,227
Individual annuities	9,571	562	261	–	5,493	–	762	16,649
Group annuities	3,686	–	70	–	4,609	–	330	8,695
Health insurance	3,369	–	127	–	5,763	91	1,550	10,900
Equity and other	225	10,202	–	852	1,058	668	9,159	22,164
Total assets	$43,662	$11,151	$4,342	$ 852	$30,313	$6,092	$26,978	$123,390

As at December 31, 2012	Debt securities – FVTPL	Debt securities – AFS	Equity securities – FVTPL	Equity securities – AFS	Mortgages and loans	Investment properties	Other	Total
Individual participating life	$15,312	$–	$2,691	$–	$6,034	$4,167	$4,152	$32,356
Individual non-participating life	10,766	140	1,025	13	4,742	1,041	7,341	25,068
Group life	807	–	10	–	1,345	28	963	3,153
Individual annuities	9,633	456	261	–	5,253	–	1,102	16,705
Group annuities	3,564	–	78	–	4,228	41	301	8,212
Health insurance	3,529	–	104	–	5,243	176	1,618	10,670
Equity and other(1)	162	9,993	–	844	403	489	10,049	21,940
Total assets from Continuing operations	$43,773	$10,589	$4,169	$857	$27,248	$5,942	$25,526	$118,104
Assets of disposal group held for sale (Note 3)	$–	$–	$–	$–	$–	$–	$15,067	$15,067
Total assets	$43,773	$10,589	$4,169	$857	$27,248	$5,942	$40,593	$133,171

(1)	Balances have been restated. Refer to Note 2.

11.E Role of the Appointed Actuary

The Appointed Actuary is appointed by the Board and is responsible for ensuring that the assumptions and methods used in the valuation of policy liabilities are in accordance with Canadian accepted actuarial practice, applicable legislation and associated regulations or directives.

The Appointed Actuary is required to provide an opinion regarding the appropriateness of the policy liabilities at the statement dates to meet all obligations to policyholders of the Company. Examination of supporting data for accuracy and completeness and analysis of our assets for their ability to support the amount of policy liabilities are important elements of the work required to form this opinion.

The Appointed Actuary is required each year to analyze the financial condition of the Company and prepare a report for the Board. The 2013 analysis tested our capital adequacy until December 31, 2017, under various adverse economic and business conditions. The Appointed Actuary reviews the calculation of our Canadian capital and surplus requirements. In addition, our foreign operations and foreign subsidiaries must comply with local capital requirements in each of the jurisdictions in which they operate.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 147

12. Reinsurance

Reinsurance is used primarily to limit exposure to large losses. We have a retention policy that requires that such arrangements be placed with well-established, highly rated reinsurers. Coverage is well-diversified and controls are in place to manage exposure to reinsurance counterparties. While reinsurance arrangements provide for the recovery of claims arising from the liabilities ceded, we retain primary responsibility to the policyholders.

12.A Reinsurance Assets

Reinsurance assets are measured using the amounts and assumptions associated with the underlying insurance contracts and in accordance with the terms of each reinsurance contract. Reinsurance assets are comprised of the following:

As at December 31, 2013	SLF Canada	SLF U.S.	SLF Asia	Corporate(1)	Total
Individual participating life	$(3)	$(16)	$100	$–	$81
Individual non-participating life	206	1,263	80	186	1,735
Group life	60	999	1	–	1,060
Individual annuities	–	–	–	79	79
Health insurance	350	108	–	1	459
Reinsurance assets before other policy assets	613	2,354	181	266	3,414
Add: Other policy assets(2)	68	151	7	8	234
Total reinsurance assets	$681	$2,505	$188	$274	$3,648

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes U.K. business of $24 for Individual non-participating life and $78 for Individual annuities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends, and provisions for experience rating refunds.

As at December 31, 2012	SLF Canada	SLF U.S.(3)	SLF Asia	Corporate(1)	Total
Individual participating life	$(11)	$(15)	$91	$–	$65
Individual non-participating life	92	1,035	61	188	1,376
Group life	64	870	–	–	934
Individual annuities	–	–	–	72	72
Health insurance	455	81	–	1	537
Reinsurance assets before other policy assets	600	1,971	152	261	2,984
Add: Other policy assets(2)	65	167	15	9	256
Total reinsurance assets(3)	$665	$2,138	$167	$270	$3,240

(1)	Primarily business from the U.K. and run-off reinsurance operations. Includes U.K. business of $27 for Individual non-participating life and $72 for Individual annuities.
(2)	Consists of amounts on deposit, policy benefits payable, provisions for unreported claims, provisions for policyholder dividends and provisions for experience rating refunds.
(3)	For reinsurance assets categorized as held for sale, see Note 3.

No impairment occurred for the years ended December 31, 2013 and 2012. See Note 11.A.iv for the changes in Reinsurance assets for the years.

12.B Reinsurance (Expenses) Recoveries

Reinsurance (expenses) recoveries are comprised of the following:

For the years ended December 31,	2013	2012
Recovered claims and benefits	$4,437	$4,178
Commissions	51	54
Reserve adjustments	121	137
Operating expenses and other	489	463
Reinsurance (expenses) recoveries	$5,098	$4,832

12.C Reinsurance Gains or Losses

During the year we entered into reinsurance arrangements which resulted in profits on inception of $6 (Nil in 2012).

148 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

13. Other Liabilities

13.A Composition of Other Liabilities

Other liabilities consist of the following:

As at December 31,	2013	2012
Accounts payable	$1,366	$2,056
Bank overdrafts and cash pooling	45	3
Repurchase agreements	1,265	1,395
Accrued expenses and taxes	2,271	1,581
Borrowed funds	554	334
Senior financing	1,609	1,379
Accrued benefit liability (Note 26)	426	722
Structured entity liabilities	124	77
Other	558	622
Total other liabilities	$8,218	$8,169

13.B Repurchase Agreements

We enter into repurchase agreements for operational funding and liquidity purposes. Repurchase agreements have maturities ranging from 6 to 86 days, averaging 51 days, and bear interest at an average rate of 1.03% as at December 31, 2013 (1.05% as at December 31, 2012). The fair values of the repurchase agreements approximate their carrying values and are categorized in Level 2 of the fair value hierarchy. Collateral primarily consists of cash and cash equivalents as well as government guaranteed securities. Refer to Note 6.A.ii for more details on the collateral pledged.

13.C Borrowed Funds

Borrowed funds include encumbrances on real estate at December 31 as follows:

Currency of borrowing	Maturity	2013	2012
Canadian dollars	Current – 2034	$258	$261
US dollars	Current – 2024	84	73
Total borrowed funds		$342	$334

Borrowed funds also include U.S. dollar short-term borrowings of $212 (Nil in 2012) as at December 31, 2013, that bear interest at a spread over one month London Inter Bank Offered Rate (“LIBOR”). The aggregate maturities of borrowed funds are included in Note 6.

Interest expense for the borrowed funds was $16 for 2013 and 2012.

13.D Senior Financing

On November 8, 2007, a structured entity consolidated by us issued a US$1,000 variable principal floating rate certificate (the “Certificate”) to a financial institution (the “Lender”). At the same time, Sun Life Assurance Company of Canada-U.S. Operations Holdings, Inc. (“U.S. Holdings”), a subsidiary of SLF Inc., entered into an agreement with the Lender, pursuant to which U.S. Holdings will bear the ultimate obligation to repay the outstanding principal amount of the Certificate and be obligated to make quarterly interest payments at three-month LIBOR plus a fixed spread. SLF Inc. has fully guaranteed the obligation of U.S. Holdings. The structured entity issued additional certificates after the initial issuance, totalling to US$515, US$125 of which were issued during 2013. Total collateral posted per the financing agreement was US$24 as at December 31, 2013 (US$36 as at December 31, 2012).

The maximum capacity of this agreement is US $2,500. The agreement expires on November 8, 2037 and the maturity date may be extended annually for an additional one-year period upon the mutual agreement of the parties, provided such date is not beyond November 8, 2067.

The agreement could be cancelled or unwound at the option of U.S. Holdings in whole or in part from time to time, or in whole under certain events. If the agreement is cancelled before November 8, 2015, U.S. Holdings may be required to pay a make-whole amount based on the present value of expected quarterly payments between the cancellation date and November 8, 2015.

For the year ended December 31, 2013, we recorded $14 of interest expense relating to this obligation ($16 in 2012). The fair value of the obligation is $1,390 ($1,010 in 2012). The fair value is determined by discounting the expected future cash flows using a current market interest rate adjusted by SLF Inc.‘s credit spread and is categorized in Level 3 of the fair value hierarchy.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 149

14. Senior Debentures

Senior Debentures

The following Canadian dollar obligations are included in Senior debentures:

	Interest rate	Earliest par call date		Maturity	December 31, 2013	December 31, 2012(9)
SLF Inc. senior unsecured debentures
Series A issued November 23, 2005(1)	4.80%	November 23, 2015	(2)	2035	$600	$600
Series B issued March 13, 2006(3)	4.95%	June 1, 2016	(2)	2036	700	700
Series B issued February 26, 2007(3)	4.95%	June 1, 2016	(2)	2036	251	251
Series D issued June 30, 2009	5.70%	n/a	(4)	2019	300	300
Series E issued August 23, 2011	4.57%	n/a	(4)	2021	298	298
Sun Life Assurance debentures(5)
Issued to Sun Life Capital Trust I (“SLCT I”)
Series B issued June 25, 2002	7.09%	June 30, 2032	(6)	2052	200	200
Issued to Sun Life Capital Trust II (“SLCT II”)
Series C issued November 20, 2009(7)	6.06%	December 31, 2019	(8)	2108	500	500
Total senior debentures					$2,849	$2,849
Fair value					$3,104	$3,106

(1)	From November 23, 2015, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate.
(2)	The relevant debenture may be redeemed, at par, on an interest payment date on or after the date noted, at the option of the issuer.
(3)	From June 1, 2016, interest is payable at 1% over the 90-day Bankers’ Acceptance Rate.
(4)	The relevant debenture may be redeemed, at the option of SLF Inc. at any time, at a redemption price equal to the greater of par and a price based on the yield of a corresponding Government of Canada bond.
(5)	The Sun Life Assurance debentures were issued to SLCT I and SLCT II, which issued innovative capital instruments and used the proceeds to purchase Sun Life Assurance debentures. Further details about SLCT I and SLCT II are described later in this Note.
(6)	This debenture may be redeemed, at the option of the issuer, in whole or in part on any interest payment date or in whole upon the occurrence of a Regulatory Event or Tax Event, as described in the debenture. Prior to June 30, 2032, the redemption price is the greater of par and a price based on the yield of a corresponding Government of Canada bond plus 0.32%; from June 30, 2032, the redemption price is par. Redemption is subject to regulatory approval.
(7)	On December 31, 2019, and every fifth anniversary thereafter (“Interest Reset Date”), the interest rate will reset to an annual rate equal to the five-year Government of Canada bond yield plus 3.60%.
(8)	On or after December 31, 2014, this debenture may be redeemed in whole or in part at the option of the issuer. If redemption occurs on an Interest Reset Date, the redemption price is par; otherwise, it is the greater of par and a price based on the yield of a corresponding Government of Canada bond plus (i) 0.65% if redemption occurs prior to December 31, 2019, or (ii) 1.30% if redemption occurs after December 31, 2019. Also, at the option of the issuer, this debenture may be redeemed in whole at par at any time upon the occurrence of a Regulatory Event or Tax Event (as defined), as described in the debenture. Redemption is subject to regulatory approval.
(9)	Balances have been restated. Refer to Note 2.

Fair value is determined based on quoted market prices for identical or similar instruments. When quoted market prices are not available, fair value is determined from observable market data by dealers that are typically the market makers. The fair value is categorized in Level 2 of the fair value hierarchy.

Interest expense for senior debentures was $151 for 2013 and 2012.

All senior unsecured debentures of SLF Inc. are direct senior unsecured obligations of SLF Inc. and rank equally with other unsecured and unsubordinated indebtedness of SLF Inc.

Innovative Capital Instruments

Innovative capital instruments consist of SLEECS, which were issued by SLCT I and SLCT II, (together “SL Capital Trusts”), established as trusts under the laws of Ontario. SLCT I issued Sun Life ExchangEable Securities – Series B (“SLEECS B”), which are classes of units that represent an undivided beneficial ownership interest in the assets of that trust. SLEECS B are non-voting except in certain limited circumstances. Holders of the SLEECS B are eligible to receive semi-annual non-cumulative fixed cash distributions. SLCT II issued Sun Life ExchangEable Capital Securities – Series 2009-1 (“SLEECS 2009-1”), which are subordinated unsecured debt obligations. Holders of SLEECS 2009-1 are eligible to receive semi-annual interest payments. The proceeds of the issuances of SLEECS B and SLEECS 2009-1 were used by the SL Capital Trusts to purchase senior debentures of Sun Life Assurance. The SL Capital Trusts are not consolidated by us. As a result, the innovative capital instruments are not reported on our Consolidated Financial Statements. However, the senior debentures issued by Sun Life Assurance to the SL Capital Trusts are reported on our Consolidated Financial Statements.

The SLEECS are structured with the intention of achieving Tier 1 regulatory capital treatment for SLF Inc. and Sun Life Assurance and, as such, have features of equity capital. No interest payments or distributions will be paid in cash by the SL Capital Trusts on the SLEECS if Sun Life Assurance fails to declare regular dividends (i) on its Class B Non-Cumulative Preferred Shares Series A, or (ii) on its public preferred shares, if any are outstanding (“Missed Dividend Event”). In the case of the SLEECS 2009-1, if a Missed Dividend Event occurs or if an interest payment is not made in cash on the SLEECS 2009-1 for any reason, including at the election of Sun Life Assurance, holders of the SLEECS 2009-1 will be required to invest interest paid on the SLEECS 2009-1 in non-cumulative perpetual preferred shares of Sun Life Assurance. In the case of the SLEECS B, if a Missed Dividend Event occurs, the net distributable funds of SLCT I will be distributed to Sun Life Assurance as the holder of Special Trust Securities of that trust. If the SL Capital Trusts fail to pay in cash the semi-annual interest payments or distributions on the SLEECS in full for any reason other than a Missed Dividend Event, then, for a specified period of time, Sun Life Assurance will not declare dividends of any kind on any of its public preferred shares, and if no such public preferred shares are outstanding, SLF Inc. will not declare dividends of any kind on any of its preferred shares or common shares.

150 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

Each SLEECS B and each one thousand dollars principal amount of SLEECS 2009-1 will be automatically exchanged for 40 non-cumulative perpetual preferred shares of Sun Life Assurance if any one of the following events occurs: (i) proceedings are commenced or an order is made for the winding-up of Sun Life Assurance; (ii) OSFI takes control of Sun Life Assurance or its assets; (iii) Sun Life Assurance’s Tier 1 capital ratio is less than 75% or its Minimum Continuing Capital and Surplus Requirement (“MCCSR”) ratio is less than 120%; or (iv) OSFI directs Sun Life Assurance to increase its capital or provide additional liquidity and Sun Life Assurance either fails to comply with such direction or elects to have the SLEECS automatically exchanged (“Automatic Exchange Event”). Upon an Automatic Exchange Event, former holders of the SLEECS will cease to have any claim or entitlement to distributions, interest or principal against the issuing SL Capital Trust and will rank as preferred shareholders of Sun Life Assurance in a liquidation of Sun Life Assurance.

According to OSFI guidelines, innovative capital instruments can comprise up to 15% of net Tier 1 capital with an additional 5% eligible for Tier 2B capital. As at December 31, 2013, for regulatory capital purposes of Sun Life Assurance, $696 (2012 – $696) represents Tier 1 capital.

The table below presents additional significant terms and conditions of the SLEECS:

Issuer	Issuance date	Distribution or interest payment dates	Annual yield		Redemption date at the issuer’s option	Conversion date at the holder’s option	Principal Amount
Sun Life Capital Trust(1)(2)(3)(4)
SLEECS B	June 25, 2002	June 30, December 31	7.093%		June 30, 2007	Any time	$200
Sun Life Capital Trust II(1)(2)
SLEECS 2009-1	November 20, 2009	June 30, December 31	5.863%	(5)	December 31, 2014	No conversion option	500
Total							$700

(1)	Subject to the approval of OSFI, (i) the SL Capital Trusts may, in whole or in part, on the redemption date specified above or on any distribution date thereafter, or in the case of SLCT II, on any date thereafter, redeem any outstanding SLEECS without the consent of the holders, and (ii) upon occurrence of a Regulatory Event or a Tax Event, prior to the redemption date specified above, the SL Capital Trusts may redeem all, but not part of, any class of SLEECS without the consent of the holders.
(2)	The SLEECS B may be redeemed for cash equivalent to (i) the greater of the Early Redemption Price or the Redemption Price if the redemption occurs prior to June 30, 2032 or (ii) the Redemption Price if the redemption occurs on or after June 30, 2032. Redemption Price refers to an amount equal to one thousand dollars plus the unpaid distributions, other than unpaid distributions resulting from a Missed Dividend Event, to the redemption date. Early Redemption Price for the SLEECS B refers to the price calculated to provide an annual yield, equal to the yield of a Government of Canada bond issued on the redemption date that has a maturity date of June 30, 2032, plus 32 basis points, plus the unpaid distributions, other than unpaid distributions resulting from a Missed Dividend Event, to the redemption date. The SLEECS 2009-1 may be redeemed for cash equivalent to, on any day that is not an Interest Reset Date, accrued and unpaid interest on the SLEECS 2009-1 plus the greater of par and a price calculated to provide an annual yield equal to the yield of a Government of Canada bond maturing on the next Interest Reset Date plus (i) 0.60% if the redemption date is prior to December 31, 2019 or (ii) 1.20% if the redemption date is any time after December 31, 2019. On an Interest Reset Date, the redemption price is equal to par plus accrued and unpaid interest on the SLEECS 2009-1.
(3)	The non-cumulative perpetual preferred shares of Sun Life Assurance issued upon an Automatic Exchange Event in respect of the SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after December 31, 2032.
(4)	Holders of SLEECS B may exchange, at any time, all or part of their holdings of SLEECS B at a price for each SLEECS of 40 non-cumulative perpetual preferred shares of Sun Life Assurance. SLCT I will have the right, at any time before the exchange is completed, to arrange for a substituted purchaser to purchase SLEECS tendered for surrender to SLCT I so long as the holder of the SLEECS so tendered has not withheld consent to the purchase of its SLEECS. Any non-cumulative perpetual preferred shares issued in respect of an exchange by the holders of SLEECS B will become convertible, at the option of the holder, into a variable number of common shares of SLF Inc. on distribution dates on or after December 31, 2032.
(5)	Holders of SLEECS 2009-1 are eligible to receive semi-annual interest payments at a fixed rate until December 31, 2019. The interest rate on the SLEECS 2009-1 will reset on December 31, 2019 and every fifth anniversary thereafter to equal the five-year Government of Canada bond yield plus 3.40%.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 151

15. Subordinated Debt

The following obligations are included in Subordinated debt as at December 31, and qualify as capital for Canadian regulatory purposes:

	Currency	Interest rate	Earliest par call date(1)	Maturity	2013	2012
Sun Life Assurance:
Issued May 15, 1998(2)	Cdn. dollars	6.30%	–	2028	$150	$150
Issued June 25, 2002(3)	Cdn. dollars	6.15%	June 30, 2012	2022	–	–
Sun Life Financial Inc.:
Issued May 29, 2007(4)	Cdn. dollars	5.40%	May 29, 2037	2042	398	398
Issued January 30, 2008(5)	Cdn. dollars	5.59%	January 30, 2018	2023	399	398
Issued June 26, 2008(6)	Cdn. dollars	5.12%	June 26, 2013	2018	–	350
Issued March 31, 2009(7)	Cdn. dollars	7.90%	March 31, 2014	2019	500	499
Issued March 2, 2012(8)	Cdn. dollars	4.38%	March 2, 2017	2022	797	796
Sun Canada Financial Co.:
Issued December 15, 1995(9)	U.S. dollars	7.25%	n/a	2015	159	149
Total subordinated debt					$2,403	$2,740
Fair value					$2,566	$2,912

(1)	The relevant debenture may be redeemed, at the option of the issuer. Prior to the date noted, the redemption price is the greater of par and a price based on the yield of a corresponding Government of Canada bond; from the date noted, the redemption price is par and redemption may only occur on a scheduled interest payment date. Redemption of all subordinated debentures is subject to regulatory approval. The notes issued by Sun Canada Financial Co. are not redeemable prior to maturity.
(2)	6.30% Debentures, Series 2, due 2028. Issued by The Mutual Life Assurance Company of Canada, which thereafter changed its name to Clarica Life Insurance Company (“Clarica”). Clarica was amalgamated with Sun Life Assurance effective December 31, 2002.
(3)	6.15% Debentures due June 30, 2022 with a principal amount of $800 were redeemed on June 30, 2012.
(4)	Series 2007-1 Subordinated Unsecured 5.40% Fixed/Floating Debentures due 2042. From May 29, 2037, interest is payable at 1.00% over the 90-day Bankers’ Acceptance Rate.
(5)	Series 2008-1 Subordinated Unsecured 5.59% Fixed/Floating Debentures due 2023. From January 30, 2018, interest is payable at 2.10% over the 90-day Bankers’ Acceptance Rate.
(6)	Series 2008-2 Subordinated Unsecured 5.12% Fixed/Floating Debentures due 2018. These debentures were redeemed on June 26, 2013 at a redemption price equal to the principal amount together with accrued and unpaid interest to the redemption date.
(7)	Series 2009-1 Subordinated Unsecured 7.90% Fixed/Floating Debentures due 2019. From March 31, 2014, interest is payable at 7.15% over the 90-day Bankers’ Acceptance Rate.
(8)	Series 2012-1 Subordinated Unsecured 4.38% Fixed/Floating Debentures due 2022. From March 2, 2017, interest is payable at 2.70% over the 90-day Bankers’ Acceptance Rate.
(9)	7.25% Subordinated Notes due December 15, 2015.

Fair value is determined based on quoted market prices for identical or similar instruments. When quoted market prices are not available, fair value is determined from observable market data by dealers that are typically the market makers. The fair value is categorized in Level 2 of the fair value hierarchy.

Interest expense on subordinated debt was $148 and $175 for 2013 and 2012, respectively.

16. Share Capital

The authorized share capital of SLF Inc. consists of the following:

•

An unlimited number of common shares without nominal or par value. Each common share is entitled to one vote at meetings of the shareholders of SLF Inc. There are no pre-emptive, redemption, purchase or conversion rights attached to the common shares.

•

An unlimited number of Class A and Class B non-voting preferred shares, issuable in series. The Board is authorized before issuing the shares, to fix the number, the consideration per share, the designation of, and the rights and restrictions of the Class A and Class B shares of each series, subject to the special rights and restrictions attached to all the Class A and Class B shares. The Board has authorized thirteen series of Class A non-voting preferred shares (“Preferred Shares”), nine of which are outstanding.

The common and preferred shares of SLF Inc. qualify as capital for Canadian regulatory purposes, and are included in Note 22.

Dividends and Restrictions on the Payment of Dividends

Under the provisions of the Insurance Companies Act (Canada), SLF Inc. and Sun Life Assurance are each prohibited from declaring or paying a dividend on any of its shares if there are reasonable grounds for believing that it is, or by paying the dividend would be, in contravention of: (i) the requirement that it maintains adequate capital and adequate and appropriate forms of liquidity; (ii) any regulations under the Insurance Companies Act (Canada) in relation to capital and liquidity; and (iii) any order by which OSFI directs it to increase its capital or provide additional liquidity.

SLF Inc. and Sun Life Assurance have each covenanted that, if a distribution is not paid when due on any outstanding SLEECS issued by the SL Capital Trusts, then (i) Sun Life Assurance will not pay dividends on its public preferred shares, if any are outstanding, and (ii) if Sun Life Assurance does not have any public preferred shares outstanding, then SLF Inc. will not pay dividends on its preferred shares or common shares, in each case, until the 12th month (in the case of the SLEECS issued by SLCT I) or 6th month (in the case of SLEECS issued by SLCT II) following the failure to pay the required distribution in full, unless the required distribution is paid to the holders of SLEECS. Public preferred shares means preferred shares issued by Sun Life Assurance which: (a) have been issued to the public (excluding any preferred shares held beneficially by affiliates of Sun Life Assurance); (b) are listed on a recognized stock

152 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

exchange; and (c) have an aggregate liquidation entitlement of at least $200. As at December 31, 2013, Sun Life Assurance did not have outstanding any shares that qualify as public preferred shares.

The terms of SLF Inc.‘s outstanding preferred shares provide that for so long as Sun Life Assurance is a subsidiary of SLF Inc., no dividends on such preferred shares are to be declared or paid if the MCCSR ratio of Sun Life Assurance is then less than 120%.

The terms of SLF Inc.‘s outstanding preferred shares also restrict our ability to pay dividends on SLF Inc.‘s common shares. Under the terms of SLF Inc.‘s preferred shares, SLF Inc. cannot pay dividends on its common shares without the approval of the holders of the preferred shares unless all dividends on the preferred shares for the last completed period for which dividends are payable have been declared and paid or set apart for payment.

Currently, the above limitations do not restrict the payment of dividends on SLF Inc.‘s preferred or common shares.

The declaration and payment of dividends on SLF Inc.‘s shares are at the sole discretion of the Board of Directors and will be dependent upon our earnings, financial condition and capital requirements. Dividends may be adjusted or eliminated at the discretion of the Board on the basis of these or other considerations.

16.A Common Shares

The changes in common shares issued and outstanding for the years ended December 31 are as follows:

	2013		2012
Common shares (in millions of shares)	Number of shares	Amount	Number of shares	Amount
Balance, January 1	600	$8,008	588	$7,735
Stock options exercised (Note 20)	3	120	1	12
Shares issued under the dividend reinvestment and share purchase plan(1)	6	176	11	261
Balance, December 31	609	$8,304	600	$8,008

(1)	Under SLF Inc.‘s Canadian DRIP, Canadian-resident common and preferred shareholders may choose to have their dividends automatically reinvested in common shares and may also purchase common shares for cash. For dividend reinvestments, SLF Inc. may, at its option, issue common shares from treasury at a discount of up to 5% to the volume weighted average trading price or direct that common shares be purchased for participants through the Toronto Stock Exchange (“TSX”) at the market price. Common shares acquired by participants through optional cash purchases may be issued from treasury or purchased through the TSX at SLF Inc.‘s option, in either case at no discount. The common shares issued from treasury for dividend reinvestments during the first two quarters of 2013 and all of 2012 were issued at a discount of 2% to the volume weighted average trading price on the TSX. The common shares issued in the third and fourth quarters of 2013 for dividend reinvestments were issued with no discount. An insignificant number of common shares were issued from treasury for optional cash purchases at no discount.

16.B Preferred Shares

SLF Inc. did not issue any preferred shares in 2012 and 2013. Further information on the preferred shares outstanding as at December 31, 2013, is as follows:

Class A Preferred shares (in millions of shares)	Issue date	Annual dividend rate	Annual dividend per share	Earliest redemption date(1)	Number of shares	Face amount	Net amount(2)
Series 1	February 25, 2005	4.75%	$1.19	March 31, 2010(3)	16	$400	$394
Series 2	July 15, 2005	4.80%	$1.20	September 30, 2010(3)	13	325	318
Series 3	January 13, 2006	4.45%	$1.11	March 31, 2011(3)	10	250	245
Series 4	October 10, 2006	4.45%	$1.11	December 31, 2011(3)	12	300	293
Series 5	February 2, 2007	4.50%	$1.13	March 31, 2012(3)	10	250	245
Series 6R(4)	May 20, 2009	6.00%	$1.50	June 30, 2014(5)	10	250	246
Series 8R(6)	May 25, 2010	4.35%	$1.09	June 30, 2015(7)	11	280	274
Series 10R(8)	August 12, 2011	3.90%	$0.98	September 30, 2016(9)	8	200	195
Series 12R(10)	November 10, 2011	4.25%	$1.06	December 31, 2016(11)	12	300	293
Total preferred shares					102	$2,555	$2,503

(1)	Redemption of all preferred shares is subject to regulatory approval.
(2)	Net of after-tax issuance costs.
(3)	On or after the earliest redemption date, SLF Inc. may redeem these shares in whole or in part, at a premium that declines from 4% of the par amount to nil over the next following four years.
(4)	On June 30, 2014, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 3.79%. Holders of the Series 6R Shares will have the right, at their option, to convert their Series 6R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 7QR (“Series 7QR Shares”) on June 30, 2014 and every five years thereafter. Holders of Series 7QR Shares will be entitled to receive floating non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 3.79%.
(5)	On June 30, 2014 and June 30 each fifth year thereafter, SLF Inc. may redeem these shares in whole or in part, at par.
(6)	On June 30, 2015, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 1.41%. Holders of the Series 8R Shares will have the right, at their option, to convert their Series 8R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 9QR (“Series 9QR Shares”) on June 30, 2015 and every five years thereafter. Holders of Series 9QR Shares will be entitled to receive floating non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 1.41%.
(7)	On June 30, 2015 and June 30 each fifth year thereafter, SLF Inc. may redeem these shares in whole or in part, at par.
(8)	On September 30, 2016, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 2.17%. Holders of the Series 10R Shares will have the right, at their option, to convert their Series 10R Shares into Class A Non-Cumulative Floating Rate Preferred Shares Series 11QR (“Series 11QR Shares”) on September 30, 2016 every five years thereafter. Holders of Series 11QR Shares will be entitled to receive floating non-cumulative quarterly dividends at an annual rate equal to the then 3-month Government of Canada treasury bill yield plus 2.17%.
(9)	On September 30, 2016 and September 30 each fifth year thereafter, SLF Inc. may redeem these shares in whole or in part, at par.
(10)	On December 31, 2016, and every five years thereafter, the annual dividend rate will reset to an annual rate equal to the 5-year Government of Canada bond yield plus 2.73%. Holders of the Series 12R Shares will have the right, at their option, to convert their Series 12R Shares into Class A Non-Cumulative Floating Rate Preferred shares Series 13QR (“Series 13QR Shares”) on December 31, 2016 and on every five years thereafter. Holders of Series 13QR Shares will be entitled to receive floating non-cumulative quarterly dividends at an annual rate to the then 3-month Government of Canada treasury bill yield plus 2.73%.
(11)	On December 31, 2016 and December 31 each fifth year thereafter, SLF Inc. may redeem these shares in whole or in part, at par.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 153

17. Interests in Other Entities

17.A Subsidiaries

Our principal subsidiaries are Sun Life Assurance and Sun Life Global Investments Inc. Sun Life Assurance holds our insurance operations in Canada, the United States, the United Kingdom, Hong Kong and the Philippines. These insurance operations are operated directly by Sun Life Assurance Company of Canada or through other subsidiaries. Sun Life Global Investments Inc. includes our asset management businesses, including Sun Life Global Investments (Canada) Inc., and Massachusetts Financial Services Company. There is no non-controlling interest in any of our subsidiaries.

We are required to comply with various regulatory capital and solvency requirements in the jurisdictions in which we operate that may restrict our ability to access or use the assets of the group and to pay dividends. Further details on these restrictions are included in Notes 16 and 22.

The most significant structured entity consolidated by us is the entity that issued the senior financing that is described in more detail in Note 13.D. A structured entity is an entity that has been designed so that voting or similar rights are not the dominant factor in deciding who controls the entity, such as when any voting rights relate to administrative tasks only and the relevant activities are directed by means of contractual arrangements.

17.B Joint Ventures and Associates

We have interests in various joint ventures and associates that principally operate in India, Indonesia, China, the Philippines, Vietnam and Malaysia. Our interests in these joint ventures and associates range from 24.99% to 49%. The following table summarizes, in aggregate, the financial information of these joint ventures and associates:

As at December 31,	2013	2012
Carrying amount of interests in joint ventures and associates	$694	$353
Our share of:
Net income (loss)	50	45
Other comprehensive income (loss)	(5)	(5)
Total comprehensive income (loss)	$45	$40

17.C Joint Operations

We invest jointly in investment properties which are co-managed under contractual relationships with the other investors. We share in the revenues and expenses generated by these investment properties in proportion to our investment. The carrying amount of these jointly controlled assets, which is included in Investment properties, is $1,229 as at December 31, 2013 ($1,257 as at December 31, 2012).

17.D Unconsolidated Structured Entities

SLF Inc. and its subsidiaries have interests in various structured entities that are not consolidated by us. We have an interest in a structured entity when we have a contractual or non-contractual involvement that exposes us to variable returns from the performance of the entity. Our interest includes investments held in securities or units issued by these entities and fees earned from management of the assets within these entities.

Information on our interests in unconsolidated structured entities as at December 31, 2013 is as follows:

Type of structured entity	Type of investment held	Statement of financial position line item	Carrying amount	Maximum exposure to loss(1)
Securitization entities – third-party managed	Debt securities	Debt securities	$3,573	$3,573
Securitization entities – company managed	Debt securities	Debt securities	$12	$12
Securitization entities – third-party managed	Short-term securities	Cash, cash equivalents and short-term securities	$792	$792
Investment funds – third-party managed	Investment fund units	Equity securities	$3,426	$3,426
Investment funds – company managed	Investment fund units	Equity securities and Other invested assets	$653	$653

(1)	The maximum exposure to loss is the maximum loss that we could record through comprehensive income as a result of our involvement with these entities.

17.D.i Securitization Entities

Securitization entities are structured entities that are generally financed primarily through the issuance of debt securities that are backed by a pool of assets, such as mortgages or loans.

Third-Party Managed

Our investment in third-party managed securitization entities consist of asset-backed securities, such as commercial mortgage-backed securities, residential mortgage-backed securities, collateralized debt obligations (“CDOs”) and commercial paper. These securities are generally large-issue debt securities designed to transform the cash flows from a specific pool of underlying assets into tranches providing various risk exposures for investment purposes. We do not provide financial or other support with respect to these investments other than our original investment and therefore our maximum exposure to loss on these investments is limited to the

154 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

carrying amount of our investment. We do not have control over these investments since we do not have power to direct the relevant activities of these entities, regardless of the level of our investment.

Company Managed

We provide collateral management services to various securitization entities, primarily CDOs, from which we earn a fee for our services. The financial support provided to these entities is limited to the carrying amount of our investment in these entities. We provide no guarantees or other contingent support to these entities. We have not consolidated these entities since we do not have significant variability from our interests in these entities.

17.D.ii Investment Funds

Investment funds are investment vehicles that consist of a pool of funds collected from several investors for the purpose of investing in securities such as money market instruments, debt securities, equity securities, and other similar assets. Mutual funds in the preceding table include our investments in all investment funds, including exchange-traded funds, some of which are structured entities. For all investment funds, our maximum exposure to loss is equivalent to the carrying amount of our investment in the fund. Investment funds are generally financed through the issuance of fund units.

Third-Party Managed

We hold investments in investment fund units managed by third party asset managers. The fund units are generally large-issue equity securities representing undivided interests in the investment performance of a portfolio of underlying assets managed or tracked to a specific investment mandate for investment purposes. We do not have control over any externally managed investment fund that is a structured entity since we do not have power over the activities of the fund, regardless of the level of our investment in that fund.

Company Managed

We have investments in investment fund units in Company managed investment funds through our asset management subsidiaries. We may have control over Company managed investment funds that are structured entities since we have power over the activities of the fund. We have not consolidated these funds since we do not have significant variability from our interests in these funds. We earn management fees from the management of these investment funds that are commensurate with the services provided and are reported in Fee income. Management fees are generally based on the value of the assets under management. Therefore, the fees earned are impacted by the composition of the assets under management and fluctuations in financial markets. The fee income earned is included in Fund management and other asset based fees in Note 18.

18. Fee Income

Fee income for the years ended December 31 consists of the following:

	2013	2012
Income associated with administration and contract guarantees	$452	$422
Fund management and other asset based fees	2,328	1,806
Commissions	671	542
Service contract fee income	203	193
Other fee income	62	65
Total fee income	$3,716	$3,028

19. Operating Expenses

Operating expenses for the years ended December 31 consist of the following:

	2013	2012
Employee expenses(1)	$2,372	$1,909
Premises and equipment	168	164
Capital asset depreciation (Note 9)	64	62
Service fees	542	493
Amortization of intangibles (Note 10)	59	54
Other expenses	934	825
Total operating expenses	$4,139	$3,507

(1)	See table below for further details.

Employee expenses for the years ended December 31 consist of the following:

	2013	2012
Salaries, bonus, employee benefits	$1,799	$1,579
Share-based payments (Note 20)	542	305
Other personnel costs	31	25
Total employee expenses	$2,372	$1,909

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 155

20. Share-Based Payments

20.A Stock Option Plans

SLF Inc. has granted stock options to certain employees and directors under the Executive Stock Option Plan and the Director Stock Option Plan. These options are granted at the closing price of the common shares on the TSX on the grant date for stock options granted after January 1, 2007, and the closing price of the trading day preceding the grant date for stock options granted before January 1, 2007. The options granted under the stock option plans generally vest over a four-year period under the Executive Stock Option Plan and over a two-year period under the Director Stock Option Plan. All options have a maximum exercise period of 10 years. The maximum numbers of common shares that may be issued under the Executive Stock Option Plan and the Director Stock Option Plan are 29,525,000 shares and 150,000 shares, respectively. Effective April 2, 2003, grants under the Director Stock Option Plan were discontinued.

The activities in the stock option plans for the years ended December 31 are as follows:

	2013		2012
	Number of stock options (thousands)	Weighted average exercise price	Number of stock options (thousands)	Weighted average exercise price
Balance, January 1,	13,216	$31.10	13,195	$32.49
Granted	549	$28.20	2,164	$21.52
Exercised	(3,869)	$24.96	(484)	$19.70
Forfeited	(638)	$39.09	(705)	$34.58
Expired	(32)	$26.56	(954)	$31.47
Balance, December 31,	9,226	$32.99	13,216	$31.10
Exercisable, December 31,	5,912	$36.86	7,955	$34.86

The average share price at the date of exercise of stock options for the year ended December 31, 2013 was $32.98 ($23.88 for 2012).

Compensation expense for stock options was $6 for the year ended December 31, 2013 ($10 for 2012). $5 of this compensation expense is related to the continuing operations ($9 in 2012).

The stock options outstanding as at December 31, 2013 by exercise price, are as follows:

Range of exercise prices	Number of stock options (thousands)	Weighted average remaining contractual life (years)	Weighted average exercise price
$18.00 to $24.00	2,855	7.08	$21.01
$24.01 to $30.00	721	8.66	$27.95
$30.01 to $35.00	2,695	6.50	$30.87
$35.01 to $45.00	667	1.09	$40.62
$45.01 to $53.00	2,288	3.17	$49.79
Total stock options	9,226	5.63	$32.99

The weighted average fair values of the stock options, calculated using the Black-Scholes option-pricing model, granted during the year ended December 31, 2013, was $6.23 ($4.85 for 2012). The Black-Scholes option-pricing model used the following assumptions to determine the fair value of options granted during the years ending December 31:

Weighted average assumptions	2013	2012
Risk-free interest rate	1.5%	1.6%
Expected volatility	34.5%	35.1%
Expected dividend yield	4%	4%
Expected life of the option (in years)	6.3	6.2
Exercise price	$28.20	$21.52

Expected volatility is based on historical volatility of the common shares, implied volatilities from traded options on the common shares and other factors. The expected term of options granted is derived based on historical employee exercise behaviour and employee termination experience. The risk-free rate for periods within the expected term of the option is based on the Canadian government bond yield curve in effect at the time of grant.

156 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

20.B Employee Share Ownership Plan

In Canada, we match eligible employees’ contributions to the Sun Life Financial Employee Stock Plan. Employees may elect to contribute from 1% to 20% of their target annual compensation to the Sun Life Financial Employee Stock Plan. Under this plan the match is provided for employees who have met one year of employment eligibility and is equal to 50% of the employee’s contributions up to 5% of an employee’s annual compensation. The match is further capped by a one thousand five hundred dollar annual maximum. Our contributions vest immediately and are expensed. We recorded an expense of $5 for the year ended December 31, 2013 ($4 for 2012).

20.C Other Share-Based Payment Plans

All other share-based payment plans use notional units that are valued based on the common share price on the TSX. Any fluctuation in the common share price changes the value of the units, which affects our share-based payment compensation expense. Upon redemption of these units, payments are made to the employees with a corresponding reduction in the accrued liability. We use equity swaps and forwards to hedge our exposure to variations in cash flows due to changes in the common share price for all of these plans.

Details of these plans are as follows:

Senior Executives’ Deferred Share Unit (“DSU”) Plan: Under the DSU plan, designated executives may elect to receive all or a portion of their annual incentive award in the form of DSUs. Each DSU is equivalent in value to one common share and earns dividend equivalents in the form of additional DSUs at the same rate as the dividends on common shares. The designated executives must elect to participate in the plan prior to the beginning of the plan year and this election is irrevocable. Awards generally vest immediately; however, participants are not permitted to redeem the DSUs until termination, death or retirement. The value at the time of redemption will be based on the fair value of the common shares immediately before their redemption.

Sun Share Unit (“Sun Shares”) Plan: In December 2010, the Board approved the Sun Share Unit Plan which replaced the Restricted Share Unit (“RSU”) and Performance Share Unit (“PSU”) plans for new awards granted effective in 2011. Under the Sun Share plan, participants are granted units that are equivalent in value to one common share and have a grant price equal to the average of the closing price of a common share on the TSX on the five trading days immediately prior to the date of grant. Participants must hold units for up to 36 months from the date of grant. The units earn dividend equivalents in the form of additional units at the same rate as the dividends on common shares. Units may vest or become payable if we meet specified threshold performance targets. The plan provides for an enhanced payout if we achieve superior levels of performance to motivate participants to achieve a higher return for shareholders (enhanced payout is determined through a multiplier that can be as low as zero or as high as two times the number of units that vest). Payments to participants are based on the number of units earned multiplied by the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date.

RSU Plan: As noted previously, the Sun Share plan has replaced the RSU plan for new awards granted effective in 2011. Under the RSU plan, participants were granted units that are equivalent in value to one common share and have a grant price equal to the average closing price of a common share on the TSX on the five trading days immediately prior to the date of grant. Plan participants generally hold RSUs for 36 months from the date of grant. RSUs earn dividend equivalents in the form of additional RSUs at the same rate as the dividends on common shares. The redemption value is the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date. All of the RSUs outstanding as at the end of 2012 were vested and redeemed in 2013.

PSU Plan/Incentive Share Unit (“ISU”) Plan: As noted previously, the Sun Share plan has replaced the PSU plan for new awards granted effective in 2011. Grants under the ISU plan will continue. Under these arrangements, participants are granted units that are equivalent in value to one common share and have a grant price equal to the average of the closing price of a common share on the TSX on the five trading days immediately prior to the date of grant. Participants must hold units for 36 months (or 40 months in the case of ISUs) from the date of grant. The units earn dividend equivalents in the form of additional units at the same rate as the dividends on common shares. No units will vest or become payable unless we meet our specified threshold performance targets. The plans provide for an enhanced payout if we achieve superior levels of performance to motivate participants to achieve a higher return for shareholders. Payments to participants are based on the number of units vested multiplied by the average closing price of a common share on the TSX on the five trading days immediately prior to the vesting date. All of the PSUs outstanding as at the end of 2012 were vested and redeemed in 2013.

Additional Information for other share-based payment plans: The units outstanding under these plans and the liabilities accrued on the statement of financial position are summarized in the following table:

Number of units (in thousands)	Sun Shares	DSUs	RSUs	PSUs/ISUs	Total
Units outstanding December 31, 2012	4,653	842	1,213	576	7,284
Units outstanding December 31, 2013	6,710	890	–	101	7,701
Liability accrued as at December 31, 2013	$158	$33	$–	$4	$195

Compensation expense and the income tax expense (benefit) for other share-based payment plans for the years ended December 31 are shown in the following table. Since expenses for the DSUs are accrued as part of incentive compensation in the year awarded, the expenses below do not include these accruals. The expenses presented in the following table include increases in the liabilities for Sun Shares, DSUs, RSUs and PSUs due to changes in the fair value of the common shares and the accruals of the Sun Shares, RSU and PSU liabilities over the vesting period, and exclude any adjustment in expenses due to the impact of hedging.

For the years ended December 31,	2013	2012
Compensation expense(1)	$125	$84
Income tax expense (benefit)(2)	$(34)	$(23)

(1)	$120 of the compensation expense in 2013 relates to the continuing operations ($82 in 2012).
(2)	$(33) of the income tax expense (benefit) in 2013 relates to the continuing operations ($(22) in 2012).

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 157

20.D Share-Based Payment Plans of MFS

Share-based payment awards within MFS are based on their own shares. Stock options and restricted shares are settled in shares and restricted stock units are settled in cash. The restricted share awards and stock options vest over a four-year period. The restricted stock units vest over a two-year or four-year period from the grant date and holders are entitled to receive non-forfeitable dividend equivalent payments over the vesting period. Dividends are paid to restricted shareholders and are not forfeited if the award does not ultimately vest.

Although the stock options and restricted shares are settled in shares, all of the awards, including the outstanding shares held by employees, are accounted for as cash-settled share-based payment awards because the parent company has a practice of purchasing the issued shares from employees after a specified holding period. The fair value of options is determined using the Black-Scholes option pricing model, while the fair value of restricted shares, restricted stock units and outstanding shares are estimated using a market consistent share valuation model. The compensation expense recorded each period is impacted by changes in fair value of the awards and shares outstanding as well as the number of new awards granted and the number of issued shares repurchased. The liability accrued related to all MFS related share-based payment plans as at December 31, 2013 was $901. This includes a liability of $833 (US$784) for the stock options, restricted shares and outstanding shares of MFS.

Compensation expense and the income tax expense (benefit) for these awards for the years ended December 31 are shown in the following table:

For the years ended December 31,	2013	2012
Compensation expense	$412	$210
Income tax expense (benefit)	$(82)	$(53)

21. Income Taxes

21.A Deferred Income Taxes

The following represents the deferred tax assets and liabilities in the Consolidated Statements of Financial Position by source of temporary differences:

As at December 31,	2013		2012
	Assets(1)	Liabilities(1)	Assets(1)	Liabilities(1)
Investments	$(764)	$(2)	$(1,153)	$2
Policy liabilities(2)	421	471	858	(1)
Deferred acquisition costs	217	–	220	–
Losses available for carry forward	922	(366)	748	–
Pension and other employee benefits(3)	292	–	353	1
Other	215	19	73	4
Total	$1,303	$122	$1,099	$6
Total net deferred tax asset	$1,181		$1,093

(1)	Our deferred tax assets and deferred tax liabilities are offset when there is legally enforceable right to offset current tax assets against current tax liabilities and when the deferred taxes relate to the same taxable entity and the same taxation authority. Negative amounts reported under Assets are deferred tax liabilities included in a net deferred tax asset position; negative amounts under Liabilities are deferred tax assets included in a net deferred tax liability position.
(2)	Consists of Insurance contract liabilities and Investment contract liabilities net of Reinsurance assets.
(3)	Balances for 2012 have been restated. Refer to Note 2.

The movement in net deferred tax assets for the years ended December 31, are as follows:

	Investments	Policy liabilities(1)	Deferred acquisition costs	Losses available for carry forward	Pension & other employee benefits	Other	Total
As at December 31, 2012	$(1,155)	$859	$220	$748	$352	$69	$1,093
Charged to statement of operations	552	(1,049)	(8)	505	10	54	64
Charged to other comprehensive income	(10)	–	–	3	(76)	13	(70)
Charged to equity, other than other comprehensive income	–	–	–	–	–	–	–
Foreign exchange rate movements	(153)	115	17	33	13	34	59
Adjustments on sale of discontinued operation (Note 3)	4	25	(12)	(1)	(7)	26	35
As at December 31, 2013	$(762)	$(50)	$217	$1,288	$292	$196	$1,181

(1)	Consists of Insurance contract liabilities and Investment contract liabilities net of Reinsurance assets.

158 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

	Investments	Policy liabilities(1)	Deferred acquisition costs	Losses available for carry forward	Pension & other employee benefits(2)	Other	Total
As at December 31, 2011	$(792)	$815	$302	$924	$328	$203	$1,780
Charged to statement of operations	(254)	272	(64)	(133)	47	(18)	(150)
Charged to other comprehensive income	(60)	–	–	(8)	–	3	(65)
Charged to equity, other than other comprehensive income	–	–	–	–	(30)	2	(28)
Foreign exchange rate movements	8	(21)	(7)	(8)	(1)	(9)	(38)
Less: Held for sale	(57)	(207)	(11)	(27)	8	(112)	(406)
As at December 31, 2012	$(1,155)	$859	$220	$748	$352	$69	$1,093

(1)	Consists of Insurance contract liabilities and Investment contract liabilities net of Reinsurance assets.
(2)	Balances have been restated. Refer to Note 2.

We have accumulated tax losses, primarily in Canada, the U.S., and the U.K., totaling $4,512 ($3,303 in 2012). The benefit of these tax losses has been recognized to the extent that it is probable that the benefit will be realized. Unused tax losses for which a deferred tax asset has not been recognized amount to $268 as of December 31, 2013 ($496 in 2012) in the Philippines, Indonesia and the U.K. In addition, we have capital losses of $448 in the U.K. for which a deferred tax asset of $90 has not been recognized.

We will realize the benefit of tax losses carried forward in future years through a reduction in current income taxes as and when the losses are utilized. These tax losses are subject to examination by various tax authorities and could be reduced as a result of the adjustments to tax returns. Furthermore, legislative, business or other changes may limit our ability to utilize these losses.

Included in the deferred tax asset related to losses available for carry forward are tax benefits that have been recognized on losses incurred in either the current or the preceding year. In determining if it is appropriate to recognize these tax benefits we relied on projections of future taxable profits.

The non-capital losses carried forward in Canada expire beginning in 2028. Tax losses carried forward in the U.S. consist of non-capital losses which expire beginning in 2023. The operating and capital losses in the U.K. can be carried forward indefinitely.

We recognize a deferred tax liability on all temporary differences associated with investments in subsidiaries, branches, associates and joint ventures unless we are able to control the timing of the reversal of these differences and it is probable that these differences will not reverse in the foreseeable future. As at December 31, 2013, temporary differences associated with investments in subsidiaries, branches, associates and joint ventures for which a deferred tax liability has not been recognized amount to $3,308 ($3,054 in 2012).

21.B Income Tax Expense

21.B.i.  In our Consolidated Statements of Operations, income tax expense (benefit) for the years ended December 31 has the following components:

	2013	2012
Current income tax expense (benefit):
Current year	$325	$226
Adjustments in respect of prior years, including resolution of tax disputes	22	(44)
Total current income tax expense (benefit)	$347	$182
Deferred income tax expense (benefit):
Origination and reversal of temporary differences	$(39)	$14
Tax expense (benefit) arising from unrecognized tax losses	(25)	(8)
Adjustments in respect of prior years, including resolution of tax disputes	–	22
Total deferred income tax expense (benefit)	$(64)	$28
Total income tax expense (benefit)	$283	$210

21.B.ii  Income tax benefit (expense) recognized directly in equity for the years ended December 31:

	2013	2012
Recognized in other comprehensive income:
Current income tax benefit (expense)	$2	$(4)
Deferred income tax benefit (expense)	(70)	(65)
Total recognized in other comprehensive income	$(68)	$(69)
Recognized in equity, other than other comprehensive income:
Current income tax benefit (expense)	–	29
Deferred income tax benefit (expense)	–	(28)
Total income tax benefit (expense) recorded in equity, including tax benefit (expense) recorded in other comprehensive income	$(68)	$(68)

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 159

21.B.iii  Our effective income tax rate differs from the combined Canadian federal and provincial statutory income tax rate as follows:

For the years ended December 31,	2013		2012
		%		%
Total net income (loss)	$1,809		$1,501
Add: Income tax expense (benefit)	283		210
Total net income (loss) before income taxes	$2,092		$1,711

Taxes at the combined Canadian federal and provincial statutory income tax rate	$554	26.5	$453	26.5
Increase (decrease) in rate resulting from:
Higher (lower) effective rates on income subject to taxation in foreign jurisdictions	(132)	(6.3)	(9)	(0.5)
Tax (benefit) cost of unrecognized tax losses	(25)	(1.2)	(8)	(0.5)
Tax exempt investment income	(164)	(7.8)	(200)	(11.7)
Tax rate and other legislative changes	14	0.7	3	0.2
Adjustments in respect of prior years, including resolution of tax disputes	22	1.1	(22)	(1.3)
Other	14	0.5	(7)	(0.4)
Total tax expense (benefit) and effective income tax rate	$283	13.5	$210	12.3

Our statutory income tax rate in Canada is 26.5% (26.5% in 2012). Statutory tax rates in other jurisdictions in which we conduct business range from 0% to 35% which creates a tax rate differential and corresponding tax provision difference compared to the Canadian federal and provincial statutory rate when applied to foreign income not subject to tax in Canada. These differences are reported in the line Higher (lower) effective rates on income subject to taxation in foreign jurisdictions.

In 2013, line Higher (lower) effective rates on income subject to taxation in foreign jurisdictions includes a tax benefit of $79 related to profits arising in lower tax jurisdictions as a result of restructuring of internal reinsurance arrangements during the fourth quarter.

The benefits reported in the line Tax (benefit) cost of unrecognized tax losses in both 2013 and 2012 reflect the recognition of previously unrecognized U.K. tax losses.

Our benefit of lower taxes on investment income of $164 in 2013 is lower than the benefit of $200 reported in 2012 mostly as a result of appreciation of real estate properties classified as investment properties in Canada reported in 2012. The fair value gains over original cost on real estate are considered capital in nature and taxed at lower income tax rates in Canada. As a result of the appreciation of these properties our income tax expense included a tax benefit of $13 in 2013 ($44 in 2012).

In July 2013, the U.K. government enacted corporate income tax rate reductions from 23% in 2013 to 21% effective April 1, 2014 and 20% effective April 1, 2015. In 2012, the U.K. government enacted legislation reducing the statutory corporate income tax rate to 24% effective April 1, 2012 and 23% effective April 1, 2013. In addition, in 2012 a new tax regime for life companies, effective January 1, 2013, was enacted in the United Kingdom. The net impact of these enactments is reflected in the line Tax rate and other legislative changes.

In 2013, the line Adjustments in respect of prior years includes tax provision adjustments in SLF U.S. and U.K. business. In 2012, this line reflected successful resolution of tax audits in Canada.

The line Other in 2013 includes a provision of $21 with respect to withholding taxes on distributions from foreign subsidiaries.

22. Capital Management

Our capital base is structured to exceed minimum regulatory and internal capital targets and maintain strong credit and financial strength ratings while maintaining a capital efficient structure. We strive to achieve an optimal capital structure by balancing the use of debt and equity financing. Capital is managed both on a consolidated basis under principles that consider all the risks associated with the business as well as at the business group level under the principles appropriate to the jurisdiction in which each operates. We manage the capital for all of our international subsidiaries on a local statutory basis in a manner commensurate with their individual risk profiles.

The Board of Directors of SLF Inc. is responsible for the annual review and approval of the Company’s capital plan and SLF Inc.‘s capital risk policy. Management oversight of our capital programs and position is provided by the Company’s Executive Risk Committee, the membership of which includes senior management from the finance, actuarial and risk management functions.

We engage in a capital planning process annually in which capital deployment options, fundraising and dividend recommendations are presented to the Risk Review Committee of the Board of Directors. Capital reviews are regularly conducted which consider the potential impacts under various business, interest rate and equity market scenarios. Relevant components of these capital reviews, including dividend recommendations, are presented to the Risk Review Committee on a quarterly basis. The Board of Directors is responsible for the approval of the dividend recommendations.

The capital risk policy is designed to ensure that adequate capital is maintained to provide the flexibility necessary to take advantage of growth opportunities, to support the risks associated with our businesses and to optimize return to our shareholders. This policy is also intended to provide an appropriate level of risk management over capital adequacy risk, which is defined as the risk that capital is not or will not be sufficient to withstand adverse economic conditions, to maintain financial strength or to allow us and our subsidiaries to support ongoing operations and to take advantage of opportunities for expansion.

160 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

OSFI has established Guideline A-2 – Capital Regime for Regulated Insurance Holding Companies and Non-Operating Life Companies, which sets out the framework within which OSFI will assess whether regulated non-operating life companies, and insurance holding companies (collectively, “Insurance Holding Companies”) are maintaining adequate capital. Under this guideline SLF Inc. is expected to manage its capital in a manner commensurate with its risk profile and control environments. OSFI may intervene and assume control of an insurance holding company or a Canadian life insurance company if it deems the amount of available capital insufficient. Capital requirements may be adjusted by OSFI in the future, as experience develops or the risk profile of Canadian life insurers changes or to reflect other risks. SLF Inc. exceeded levels that would require regulatory or corrective action as at December 31, 2013 and December 31, 2012.

The Company’s regulated subsidiaries must comply with the capital adequacy requirements imposed in the jurisdictions in which they operate. In all jurisdictions, the payment of dividends from our subsidiaries is subject to maintaining capital levels exceeding regulatory targets as well as receiving regulatory approval. We maintained capital levels above minimum local requirements as at December 31, 2013 and December 31, 2012.

Our principal operating life insurance subsidiary in Canada, Sun Life Assurance, is subject to the MCCSR capital rules. We expect to maintain an MCCSR ratio for Sun Life Assurance at or above 200%. With an MCCSR ratio of 219% as at December 31, 2013, Sun Life Assurance’s capital ratio is well above OSFI’s supervisory target ratio of 150% and regulatory minimum ratio of 120%. In the U.S., Sun Life Assurance operates through a branch which is subject to U.S. regulatory supervision and it exceeded the levels under which regulatory action would be required as at December 31, 2013 and December 31, 2012. We sold an insurance subsidiary in the United States, Sun Life (U.S.), to Delaware Life Holdings LLC effective August 1, 2013. In the U.S. we use captive reinsurance arrangements to provide efficient financing of U.S. statutory reserve requirements in excess of those required under IFRS. Under one such arrangement, the funding of these reserve requirements is supported by a guarantee from SLF Inc.

As of January 1, 2013, Sun Life Assurance elected the phase-in of the impact on available capital of adopting the revisions to IAS 19 Employee Benefits, relating to cumulative changes in liabilities for defined benefit plans, as per OFSI’s 2013 MCCSR Guideline. Sun Life Assurance is phasing in a reduction of approximately $155 to its available capital on a straight-line basis over eight quarters, ending in the fourth quarter of 2014. Any quarterly changes in the liabilities for defined benefit plans impacting available capital for Sun Life Assurance will be phased in over twelve quarters.

The 2013 MCCSR Guideline reduced the lapse risk capital requirement, effective January 1, 2013. The reduced requirement was immediately implemented with no transition. This regulatory rule change increased the MCCSR ratio for Sun Life Assurance by three percentage points.

Our capital base consists mainly of common shareholders’ equity, participating policyholders’ equity, preferred shareholders’ equity and certain other capital securities that qualify as regulatory capital. For regulatory reporting purposes, there are further adjustments including goodwill, non-life investments, and others as prescribed by OSFI to the total capital figure presented in the table below.

As at December 31,	2013	2012
Equity:
Participating policyholders’ equity	$127	128
Preferred shareholders’ equity	2,503	2,503
Common shareholders’ equity(1)	14,724	13,915
Total equity included in capital	17,354	16,546
Less: Unrealized gains (losses) on available-for-sale debt securities and cash flow hedges	181	528
Equity after adjustments	17,173	16,018
Other capital securities:
Subordinated debt	2,403	2,740
Innovative capital instruments(2)	696	696
Total capital	$20,272	$19,454

(1)	2012 balances have been restated. Refer to Note 2.
(2)	Innovative capital instruments are SLEECS issued by the SL Capital Trusts (Note 14). The SL Capital Trusts are not consolidated by us.

The significant changes in capital are included in the notes on Senior Debentures, Subordinated Debt and Share Capital.

23. Segregated Funds

We have segregated fund products, including variable annuities and unit-linked products, within Canada, the U.S., the U.K. and Asia. Under these contracts, the benefit amount is contractually linked to the fair value of the investments in the particular segregated fund. Policyholders can select from a variety of categories of segregated fund investments. Although the underlying assets are registered in our name and the segregated fund contract holder has no direct access to the specific assets, the contractual arrangements are such that the segregated fund policyholder bears the risk and rewards of the funds’ investment performance. Therefore, net realized gains and losses, other net investment income earned and expenses incurred on the segregated funds are attributable to policyholders and not to us. However, certain contracts include guarantees from us. We are exposed to equity market risk and interest rate risk as a result of these guarantees. Further details on these guarantees and our risk management activities related to these guarantees are included in the Risk Management section of the MD&A.

We derive fee income from segregated funds. Market value movements in the investments held for segregated fund holders impact the management fees earned on these funds.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 161

The segregated fund types offered, by percentage of total investments for account of segregated fund holders, from our continuing operations only, have been in the following ranges at January 1, 2013 and December 31, 2013:

Type of fund	%
Money market	5-10
Fixed income	10-15
Balanced	35-40
Equity	40-45

Money market funds include investments that have a term to maturity of less than one year. Fixed income funds are funds that invest primarily in investment grade fixed income securities and where less than 25% can be invested in diversified equities or high-yield bonds. Balanced funds are a combination of fixed income securities with a larger equity component. The fixed income component is greater than 25% of the portfolio. Equity consists primarily of broad-based diversified funds that invest in a well-diversified mix of Canadian, U.S. or global equities. Other funds in this category include low volatility funds, intermediate volatility funds and high volatility funds.

23.A Investments for Account of Segregated Fund Holders

The carrying value of investments held for segregated fund holders are as follows:

As at December 31,	2013	2012
Segregated and mutual fund units	$61,967	$53,363	(1)
Equity securities	10,063	8,060	(1)
Debt securities	3,219	2,797
Cash, cash equivalents and short-term securities	711	558
Investment properties	313	276
Mortgages	16	18
Other assets	107	100
Total assets	$76,396	$65,172
Less: Liabilities arising from investing activities	$255	$185
Total investments for account of segregated fund holders	$76,141	$64,987

(1)	Certain security classifications have been reclassified to be consistent with the 2013 classification of these securities.

23.B Insurance Contracts and Investment Contracts for Account of Segregated Fund Holders

Changes in insurance contracts and investment contracts for account of segregated fund holders are as follows:

	Insurance contracts		Investment contracts
For the years ended December 31,	2013	2012	2013	2012
Balance as at January 1	$59,025	$82,650	$5,962	$5,533
Additions to segregated funds:
Deposits	8,334	7,163	136	164
Net transfers (to) from general funds	(19)	189	–	–
Net realized and unrealized gains (losses)	6,821	5,134	852	574
Other investment income	2,251	2,366	173	174
Total additions	$17,387	$14,852	$1,161	$912
Deductions from segregated funds:
Payments to policyholders and their beneficiaries	7,127	8,697	521	493
Management fees	694	1,130	73	62
Taxes and other expenses	125	266	16	12
Foreign exchange rate movements	(622)	716	(540)	(84)
Total deductions	$7,324	$10,809	$70	$483
Net additions (deductions)	$10,063	$4,043	$1,091	$429
Less: Held for sale (Note 3)	$–	$27,668	$–	$–
Balance as at December 31	$69,088	$59,025	$7,053	$5,962

162 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

24. Commitments, Guarantees and Contingencies

24.A Lease Commitments

We lease offices and certain equipment. These are operating leases with rents charged to operations in the year to which they relate. Total future rental payments for the remainder of these leases total $401. The future rental payments by year of payment are included in Note 6.

24.B Contractual Commitments

In the normal course of business, various contractual commitments are outstanding, which are not reflected in our Consolidated Financial Statements. In addition to loan commitments for debt securities and mortgages included in Note 6.A.i, we have equity, investment property, and property and equipment commitments. As at December 31, 2013, we had a total of $1,221 of contractual commitments outstanding. The expected maturities of these commitments are included in Note 6.

24.C Letters of Credit

We issue commercial letters of credit in the normal course of business. As at December 31, 2013, we had credit facilities of $733 available for the issuance of Letters of Credit ($1,688 as at December 31, 2012), from which a total of $170 in letters of credit were outstanding ($640 as at December 31, 2012) of which none relate to internal reinsurance arrangements ($377 as at December 31, 2012).

24.D Indemnities and Guarantees

In the normal course of our business, we have entered into agreements that include indemnities in favour of third parties, such as confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements, leasing contracts, trade-mark licensing agreements, underwriting and agency agreements, information technology agreements, distribution agreements, financing agreements, the sale of equity interests and service agreements. These agreements may require us to compensate the counterparties for damages, losses or costs incurred by the counterparties as a result of breaches in representation, changes in regulations (including tax matters) or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. We have also agreed to indemnify our directors and certain of our officers and employees in accordance with our by-laws. These indemnification provisions will vary based upon the nature and terms of the agreements. In many cases, these indemnification provisions do not contain limits on our liability, and the occurrence of contingent events that will trigger payment under these indemnities is difficult to predict. As a result, we cannot estimate our potential liability under these indemnities. We believe that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, we have not made any significant payment under such indemnification provisions. In certain cases, we have recourse against third parties with respect to the aforesaid indemnities, and we also maintain insurance policies that may provide coverage against certain of these claims.

In the normal course of our business, we have entered into purchase and sale agreements that include indemnities in favour of third parties. These agreements may require us to compensate the counterparties for damages, losses, or costs incurred by the counterparties as a result of breaches in representation. As at December 31, 2013, we are not aware of any breach in representation. As such, it is unlikely that any payment would be required under these indemnities as a result of a breach in representation.

Guarantees made by us that can be quantified are included in Note 6.A.i.

24.E Guarantees of Sun Life Assurance Preferred Shares and Subordinated Debentures

SLF Inc. has provided a guarantee of the following subordinated debentures issued by Sun Life Assurance: the $150 of 6.30% subordinated debentures due 2028, and the $800 of 6.15% subordinated debentures due 2022. Claims under this guarantee will rank equally with all other subordinated indebtedness of SLF Inc. SLF Inc. has also provided a subordinated guarantee of the preferred shares issued by Sun Life Assurance from time to time, other than such preferred shares which are held by SLF Inc. and its affiliates. Sun Life Assurance has no outstanding preferred shares subject to the guarantee. As a result of these guarantees, Sun Life Assurance is entitled to rely on exemptive relief from most continuous disclosure and the certification requirements of Canadian securities laws.

The following tables set forth certain consolidating summary financial information for SLF Inc. and Sun Life Assurance (Consolidated):

Results for the years ended	SLF Inc. (unconsolidated)	Sun Life Assurance (consolidated)	Other subsidiaries of SLF Inc. (combined)	Consolidation adjustment	SLF Inc. (consolidated)
December 31, 2013
Revenue	$325	$7,690	$6,414	$(555)	$13,874
Shareholders’ net income (loss) from continuing operations	$1,085	$1,272	$474	$(1,017)	$1,814
Shareholders’ net income (loss) from discontinued operation	$–	$–	$(713)	$(41)	$(754)

December 31, 2012
Revenue	$482	$15,497	$2,851	$(1,271)	$17,559
Shareholders’ net income (loss) from continuing operations	$1,672	$1,351	$(52)	$(1,477)	$1,494
Shareholders’ net income (loss) from discontinued operation	$–	$–	$180	$–	$180

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 163

Assets as at	SLF Inc. (unconsolidated)	Sun Life Assurance (consolidated)	Other subsidiaries of SLF Inc. (combined)	Consolidation adjustment	SLF Inc. (consolidated)
December 31, 2013
Invested assets	$20,187	$101,221	$6,163	$(17,928)	$109,643
Total other general fund assets	7,018	14,609	17,773	(25,653)	13,747
Investments for account of segregated fund holders	–	76,096	45	–	76,141
Insurance contract liabilities	–	89,128	3,921	(4,146)	88,903
Investment contract liabilities	–	2,602	–	–	2,602
Total other general fund liabilities	$9,964	$11,204	$17,382	$(24,019)	$14,531

December 31, 2012
Invested assets(1)	$18,658	$99,454	$5,725	$(18,167)	$105,670
Total other general fund assets(1)	8,239	13,455	33,081	(27,274)	27,501
Investments for account of segregated fund holders	–	65,177	27,478	–	92,655
Insurance contract liabilities	–	89,160	682	(2,567)	87,275
Investment contract liabilities	–	2,303	–	–	2,303
Total other general fund liabilities(1)	$10,287	$9,799	$34,449	$(27,488)	$27,047

(1)	Balances have been restated. Refer to Note 2.

24.F Legal and Regulatory Proceedings

We are regularly involved in legal actions, both as a defendant and as a plaintiff. In addition, government and regulatory bodies in Canada, the U.S., the U.K. and Asia, including federal, provincial and state securities and insurance regulators and government authorities, from time to time, make inquiries and require the production of information or conduct examinations or investigations concerning our compliance with insurance, securities and other laws. Management does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

25. Related Party Transactions

SLF Inc. and its subsidiaries and joint ventures and associates transact business worldwide. All transactions between SLF Inc. and its subsidiaries have been eliminated on consolidation. Joint ventures and associates, which are also related parties, are disclosed in Note 17. Transactions between the Company and related parties are executed and priced on an arm’s-length basis in a manner similar to transactions with third parties.

25.A Transactions with Key Management Personnel, Remuneration and Other Compensation

Key management personnel refers to the executive team and Board of Directors of SLF Inc. These individuals have the authority and responsibility for planning, directing and controlling the activities of the Company. The aggregate compensation to the executive team and directors are as follows:

For the years ended December 31,	2013		2012
	Executive team	Directors	Executive team	Directors
Number of individuals	11	14	12	14
Base salary and annual incentive compensation	$16	$–	$14	$–
Additional short-term benefits and other	$1	$1	$1	$1
Share-based long-term incentive compensation	$15	$1	$18	$1
Value of pension and post-retirement benefits	$2	$–	$2	$–
Severance	$–	$–	$2	$–

25.B Indebtedness of Directors, Executive Officers and Employees

The following sets out the aggregate indebtedness outstanding to the Company incurred by all its executive officers, directors and employees, and former executive officers, directors and employees.

As at December 31,	2013	2012
Indebtedness	$4	$3

25.C Other Related Party Transactions

We provide investment management services for our pension plans. The services are provided on substantially the same terms as for comparable transactions with third parties.

164 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

26. Pension Plans and Other Post-Retirement Benefits

We sponsor non-contributory defined benefit pension plans for eligible qualifying employees. The significant defined benefit plans are located in Canada, the U.S. and the U.K. The defined benefit pension plans offer benefits based on length of service and final average earnings and certain plans offer some indexation of benefits. The specific features of these plans vary in accordance with the employee group and countries in which employees are located. In addition, we maintain supplementary non-contributory pension arrangements for eligible employees, primarily for benefits which do not qualify for funding under the various registered pension plans. On January 1, 2009, the Canadian defined benefit plan was closed to new employees. Canadian employees hired before January 1, 2009 continue to participate in the previous plan, which includes both defined benefit and defined contribution components, while new hires since then are eligible to join a defined contribution plan. As a result, all of our significant defined benefit plans worldwide are closed to new hires, with new hires participating in defined contribution plans (one small defined benefit plan in the Philippines remains open to new hires).

Our funding policy for defined benefit pension plans is to make at least the minimum annual contributions required by regulations in the countries in which the plans are offered. Our U.K. pension scheme is governed by pension trustees. In other countries in which we operate, the pension arrangements are governed by local pension committees. Significant plan changes require the approval of the Board of Directors of the appropriate subsidiary of SLF Inc.

We also established defined contribution pension plans for eligible qualifying employees. Our contributions to these defined contribution pension plans are subject to certain vesting requirements. Generally, our contributions are a set percentage of employees’ annual income and matched against employee contributions.

In addition to our pension plans, in Canada and the U.S., we provide certain post-retirement health care and life insurance benefits to eligible qualifying employees and to their dependants upon meeting certain requirements. Eligible retirees may be required to pay a portion of the premiums for these benefits and, in general, deductible amounts and co-insurance percentages apply to benefit payments. In Canada, post-retirement health care and life insurance benefits are provided for eligible employees who retired before December 31, 2012; eligible employees who retire between January 1, 2012 and December 31, 2015 will receive an annual health care spending account allocation and life insurance, and will have access to voluntary retiree-paid health care coverage; eligible employees who retire after December 31, 2015 will have access to voluntary retiree-paid health care coverage. These post-retirement benefits are not pre-funded.

26.A Risks Associated with Employee Defined Benefit Plans

With the closure of the Canadian defined benefit plan to new entrants effective January 1, 2009, the volatility associated with future service accruals for active members has been limited and will decline over time. There are no active members remaining in the U.K. defined benefit plan, and the U.S. defined benefit plan has fewer than 50 grandfathered active members accruing future service benefits.

The major risks remaining for past service obligations are increase in liabilities due to a decline in discount rates, adverse asset returns and greater life expectancy than assumed.

We have implemented a plan to de-risk our defined benefit pension plans enterprise-wide by systematically shifting the pension asset mix towards liability matching investments over the next few years. The target for our significant plans is to have at least 90% of plan assets in liability matching investments to minimize volatility in funded status.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 165

26.B Defined Benefit Pension and Other Post-Retirement Benefit Plans

The following tables set forth the status of the defined benefit pension and other post-retirement benefit plans:

	2013			2012(1)
	Pension	Other post- retirement	Total	Pension	Other post- retirement	Total
Change in defined benefit obligations:
Benefit obligation, January 1	$2,687	$279	$2,966	$2,611	$276	$2,887
Current service cost	36	5	41	35	5	40
Interest cost	114	12	126	118	9	127
Actuarial losses (gains)	(119)	(25)	(144)	85	2	87
Benefits paid	(128)	(12)	(140)	(147)	(11)	(158)
Curtailment losses (gains)	–	(3)	(3)	(15)	–	(15)
Plan amendments	(2)	–	(2)	–	–	–
Termination benefits	1	2	3	–	–	–
Foreign exchange rate movement	83	4	87	–	(2)	(2)
Defined benefit obligation, December 31	$2,672	$262	$2,934	$2,687	$279	$2,966
Change in plan assets:
Fair value of plan assets, January 1	$2,283	$–	$2,283	$2,152	$–	$2,152
Administrative expense	(1)	–	(1)	(2)	–	(2)
Interest income on plan assets	97		97	107	–	107
Return on plan assets (excluding amounts included in net interest expense)	75	–	75	89	–	89
Employer contributions	175	12	187	80	11	91
Benefits paid	(128)	(12)	(140)	(147)	(11)	(158)
Foreign exchange rate movement	82	–	82	4	–	4
Fair value of plan assets, December 31	$2,583	$–	$2,583	$2,283	$–	$2,283
Amounts recognized on Statement of Financial Position:
Fair value of plan assets	$2,583	$–	$2,583	$2,283	$–	$2,283
Defined benefit (obligation)	(2,672)	(262)	(2,934)	(2,687)	(279)	(2,966)
Net recognized (liability) asset, December 31	$(89)	$(262)	$(351)	$(404)	$(279)	$(683)
Components of net benefit expense recognized:
Current service cost	$36	$5	$41	$35	$5	$40
Administrative expense	1	–	1	2	–	2
Net interest (income)	17	12	29	11	9	20
Curtailment losses (gain)	–	(3)	(3)	(15)	–	(15)
Plan amendments	(2)	–	(2)	–	–	–
Termination benefits	1	2	3	–	–	–
Other long-term employee benefit losses (gain)	–	(1)	(1)	–	(1)	(1)
Net benefit expense	$53	$15	$68	$33	$13	$46
Remeasurement of net defined benefit liability:
Return on plan assets (excluding amounts included in net interest expense)	$75	$–	$75	$89	$–	$89
Actuarial gains (losses) arising from changes in demographic assumptions	(107)	(10)	(117)	23	–	23
Actuarial gains (losses) arising from changes in financial assumptions	236	35	271	(98)	(6)	(104)
Actuarial gains (losses) arising from experience adjustments	(10)	–	(10)	(10)	4	(6)
Foreign exchange rate movement	1	(4)	(3)	(4)	2	(2)
Components of defined benefit costs recognized in other comprehensive income	$195	$21	$216	$–	$–	$–

(1)	Balances have been restated. Refer to Note 2.

166 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

26.C Principal Assumptions for Significant Plans

	2013			2012
	Canada %	U.K. %	U.S. %	Canada %	U.K. %	U.S. %
To determine benefit obligation at end of year:
Discount rate for pension plans	4.90	4.40	5.10	4.20	4.40	4.20
Discount rate for other post-employment benefits	4.50-4.90	n/a	5.10	3.50-4.20	n/a	4.20
Rate of compensation increase	3.00	n/a	3.50	3.00	n/a	3.50
Pension increases	0.00-0.25	3.60	n/a	0.00-0.25	3.40	n/a
Deferred pension increases	0.00-0.20	2.60	n/a	0.00-0.20	2.70	n/a
Initial health care trend rate	5.50	n/a	8.50	7.50	n/a	8.50
Ultimate health care trend rate	4.50	n/a	5.00	4.50	n/a	5.00
Year ultimate health care trend rate reached	2030	n/a	2020	2030	n/a	2020
Average duration of pension obligation	16.1	19.9	14.7	16.0	20.1	16.7

Discount Rate, Return on Plan Assets and Rate of Compensation Increase

The major economic assumptions which are used in determining the actuarial present value of the accrued benefit obligations vary by country.

The discount rate assumption used in each country is based on the market yields, as of December 31, of corporate AA bonds that match the expected timing of benefit payments. The expected return on assets assumption for pension cost purposes is the weighted average of expected long-term asset return assumptions by asset class, and is selected from a range of possible future asset returns. Heath care cost calculations are based on long-term trend assumptions which may differ from actual results.

26.D Sensitivity of Key Assumptions

The following table provides the potential impact of changes in key assumptions of the benefit obligations, plan assets and expense for pension and post-retirement benefits as at December 31, 2013. These sensitivities are hypothetical and should be used with caution. The impact of changes in each key assumption may result in greater than proportional changes in sensitivities.

	Pension				Other post-retirement
	Obligation	Assets	Deficit	Expense	Obligation	Expense
Interest/discount rate sensitivity:(1)
1% decrease	$449	$278	$171	$13	$33	$–
1% increase	$(374)	$(230)	$(144)	$(14)	$(28)	$–
Rate of compensation increase assumption:
1% decrease	$(50)	n/a	$(50)	$(5)	n/a	n/a
1% increase	$52	n/a	$52	$5	n/a	n/a
Health care trend rate assumption:
1% decrease	n/a	n/a	n/a	n/a	$(16)	$(1)
1% increase	n/a	n/a	n/a	n/a	$19	$1
Equity market shock:(2)
10% decrease	n/a	$(66)	$66	$3	n/a	n/a
10% increase	n/a	$66	$(66)	$(3)	n/a	n/a

(1)	Represents a parallel shift in interest rates across the entire yield curve, resulting in a change in the discount rate assumption.
(2)	Represents a one-time shock to all equity values.

26.E Fair Value of Plan Assets

Composition of fair value of plan assets, December 31:

	2013	2012
Equity investments	26%	41%
Fixed income investments	70%	51%
Real estate investments	4%	4%
Other	–%	4%
Total composition of fair value of plan assets	100%	100%

The fair value of our equity investments and less than 2% of our fixed income investments are determined based on valuation techniques consistent with Level 1 of the fair value hierarchy for 2013 and 2012.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 167

Target allocation of plan assets, December 31:

	2013	2012
Equity investments	26%	44%
Fixed income investments	70%	48%
Real estate investments	4%	4%
Other	–%	4%
Total	100%	100%

The assets of the defined benefit pension plans are primarily held in trust for plan members, and are managed within the provisions of the plans’ investment policies and procedures. Diversification of the investments is used to minimize credit, market and foreign currency risks. Due to the long-term nature of the pension obligations and related cash flows, asset mix decisions are based on long-term market outlooks within the specified policy ranges. The long-term investment objectives of the defined benefit pension plans are to exceed the real rate of investment return assumed in the actuarial valuation of plan liabilities. Over shorter periods, the objective of the defined benefit pension plans is to exceed the market benchmarks of a well-diversified portfolio. Liquidity is managed with consideration to the cash flow requirements of the liabilities.

26.F Future Cash Flows

The following tables set forth the expected contributions and expected future benefit payments of the defined benefit pension and other post-retirement benefit plans:

	Pension	Post-retirement	Total
Expected contributions for the next 12 months	$79	$14	$93

Expected Future Benefit Payments

	2014	2015	2016	2017	2018	2019 to 2023
Pension	$122	$122	$127	$131	$132	$745
Post-retirement	14	15	15	16	16	83
Total	$136	$137	$142	$147	$148	$828

26.G Defined Contribution Plans

We expensed $59 in 2013 ($54 for 2012) with respect to defined contribution plans.

168 Sun Life Financial Inc. Annual Report 2013	Notes to Consolidated Financial Statements

27. Earnings (Loss) Per Share

Details of the calculation of the net income (loss) and the weighted average number of shares used in the earnings per share computations are as follows:

For the years ended December 31,	2013	2012
Basic EPS:
Common shareholders’ net income (loss) from continuing operations	$1,696	$1,374
Common shareholders’ net income (loss) from discontinued operation	$(754)	$180
Weighted average number of common shares outstanding (in millions)	604	593
Basic EPS:
Continuing operations	$2.81	$2.32
Discontinued operation	$(1.25)	$0.30
Total	$1.56	$2.62
Diluted EPS:
Common shareholders’ net income (loss) from continuing operations	$1,696	$1,374
Add: increase in income due to convertible instruments(1)	10	10
Common shareholders’ net income (loss) from continuing operations on a diluted basis	$1,706	$1,384
Common shareholders’ net income (loss) from discontinued operation	$(754)	$180
Weighted average number of common shares outstanding (in millions)	604	593
Add: dilutive impact of stock options(2) (in millions)	2	–
Add: dilutive impact of convertible instruments(1) (in millions)	8	11
Weighted average number of common shares outstanding on a diluted basis (in millions)	614	604
Diluted EPS:
Continuing operations	$2.78	$2.29
Discontinued operation	$(1.23)	$0.30
Total	$1.55	$2.59

(1)	The convertible instruments are the SLEECS B issued by SLCT I.
(2)	The number of stock options that have not been included in the weighted average number of common shares used in the calculation of diluted EPS because these stock options were anti-dilutive amounted to 5 million for the year ended December 31, 2013 (11 million for the year ended December 31, 2012).

28. Subsequent Event

On February 12, 2014, SLF Inc. announced its intention to redeem all of the outstanding $500 principal amount of Series 2009-1 Subordinated Unsecured 7.90% Fixed/Floating Debentures due 2019 (the “Debentures”). The Debentures are redeemable at SLF Inc.’s option on March 31, 2014 (the “Redemption Date”) at a redemption price per Debenture equal to the principal amount together with accrued and unpaid interest to the Redemption Date.

Notes to Consolidated Financial Statements	Sun Life Financial Inc. Annual Report 2013 169

Appointed Actuary’s Report

THE SHAREHOLDERS AND DIRECTORS OF SUN LIFE FINANCIAL INC.

I have valued the policy liabilities and reinsurance recoverables of Sun Life Financial Inc. and its subsidiaries for its Consolidated Statements of Financial Position at December 31, 2013 and December 31, 2012 and their change in the Consolidated Statements of Operations for the year ended December 31, 2013 in accordance with accepted actuarial practice in Canada, including selection of appropriate assumptions and methods.

In my opinion, the amount of policy liabilities net of reinsurance recoverables makes appropriate provision for all policy obligations and the Consolidated Financial Statements fairly present the results of the valuation.

Larry Madge

Fellow, Canadian Institute of Actuaries

Toronto, Canada

February 12, 2014

170 Sun Life Financial Inc. Annual Report 2013	Appointed Actuary’s Report

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Sun Life Financial Inc.

We have audited the accompanying consolidated financial statements of Sun Life Financial Inc. and subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2013 and December 31, 2012, and the consolidated statements of operations, consolidated statements of comprehensive income (loss), consolidated statements of changes in equity, and consolidated statements of cash flows for each of the years in the two-year period ended December 31, 2013, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Sun Life Financial Inc. and subsidiaries as at December 31, 2013 and December 31, 2012, and their financial performance and their cash flows for each of the years in the two-year period ended December 31, 2013 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Other Matter

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 12, 2014 expressed an unqualified opinion on the Company’s internal control over financial reporting.

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

February 12, 2014

Report of Independent Registered Chartered Accountants	Sun Life Financial Inc. Annual Report 2013 171

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Sun Life Financial Inc.

We have audited the internal control over financial reporting of Sun Life Financial Inc. and subsidiaries (the “Company”) as of December 31, 2013, based on the criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s report on Internal Controls over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2013 of the Company and our report dated February 12, 2014 expressed an unqualified opinion on those financial statements.

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

February 12, 2014

172 Sun Life Financial Inc. Annual Report 2013	Report of Independent Registered Chartered Accountants